As filed with the Securities and Exchange Commission on November 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Farmers National Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	6022	34-1371693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20 South Broad Street Canfield Ohio 44406 (330) 533-3341 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Kevin J. Helmick

President and Chief Executive Officer

Farmers National Banc Corp.

20 South Broad Street

Canfield, Ohio 44406

(330) 533-3341

(Name, address, including zip

code, and telephone number, including

area code, of agent for service)

With Copies to:

J. Bret Treier, Esq. Vorys, Sater, Seymour and Pease LLP 50 S. Main Street Suite 1200 Akron, Ohio 44308 (330) 208-1015	J. Brennan Ryan, Esq. Nelson Mullins Riley & Scarborough LLP 201 17th Street NW, Suite 1700 Atlanta, Georgia 30363 (404) 322-6000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger of Middlefield Banc Corp. with and into Farmers National Banc Corp.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which such offer or solicitation would be unlawful.

PRELIMINARY — SUBJECT TO COMPLETION — DATED NOVEMBER 24, 2025

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

The board of directors of Farmers National Banc Corp. (“Farmers”) and the board of directors of Middlefield Banc Corp. (“Middlefield”) have agreed to a merger of the two companies (the “Merger”) under the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of October 22, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and between Farmers and Middlefield. At the effective time of the Merger, Middlefield will merge with and into Farmers, with Farmers continuing as the surviving entity. Immediately following the Merger, The Middlefield Banking Company, Middlefield’s wholly-owned bank subsidiary, will merge with and into The Farmers National Bank of Canfield, Farmers’ wholly-owned national bank subsidiary (the “Bank Merger”), with The Farmers National Bank of Canfield surviving the Bank Merger.

If the Merger is completed, each common share, without par value, of Middlefield outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 2.6 common shares, without par value, of Farmers (the “Merger Consideration” or the “Exchange Ratio”).

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of Middlefield common shares who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Middlefield common shares owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled (rounded to the nearest thousandth when expressed in decimal form), multiplied by the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by The NASDAQ Capital Market (“Nasdaq”) for the five consecutive full trading days ending on the day preceding the closing date.

The number of Farmers common shares that Middlefield shareholders will receive as Merger Consideration for each Middlefield common share is fixed. The market value of those Farmers common shares will fluctuate with the market price of Farmers common shares and will not be known at the time that either the Farmers shareholders or the Middlefield shareholders vote at their respective special meetings described in this joint proxy statement/prospectus. Based on the closing price of Farmers common shares of $13.93 on Nasdaq on October 21, 2025, the last full trading day immediately prior to the public announcement of the Merger Agreement, the value of the per share Merger Consideration payable to Middlefield shareholders was approximately $36.22. Based on the closing price of $[●] for Farmers common shares on [●], 2025, the last practicable trading day before the date of this joint proxy statement/prospectus, the value of the per share Merger Consideration payable to Middlefield shareholders was approximately $[●]. We urge you to obtain current market quotations for Farmers common shares (Nasdaq trading symbol “FMNB”) and Middlefield common shares (Nasdaq trading symbol “MBCN”). Based on the Exchange Ratio and the number of Middlefield common shares outstanding as of [●], 2025 and the number of outstanding awards under various equity plans of Middlefield as of [●], 2025, the estimated maximum number of Farmers common shares issuable in the Merger is expected to be approximately [●] shares.

Farmers and Middlefield will each hold a special meeting of their shareholders in connection with the Merger. Farmers’ special meeting will be held virtually, on [●], 2026, at [●] Eastern Time by visiting [●]. At the Farmers special meeting, Farmers shareholders will be asked to vote to: (1) adopt the Merger Agreement; (2) approve an amendment to Farmers’ articles of incorporation, as amended (the “Farmers Articles”), to increase the number of authorized common shares from 50,000,000 to 75,000,000 shares; (3) approve the issuance of Farmers common shares in connection with the Merger as contemplated by the Merger Agreement; and (4) approve the adjournment of the Farmers special meeting, if necessary, to solicit additional proxies.

The Middlefield special meeting will be held virtually, on [●], 2026, at [●] Eastern Time by visiting [●]. At the Middlefield special meeting, Middlefield shareholders will be asked to vote to: (1) adopt the Merger Agreement; (2) approve, on a non-binding advisory basis, the merger-related consideration to be received by the named executive officers of Middlefield in connection with the Merger; and (3) approve the adjournment of the Middlefield special meeting, if necessary, to solicit additional proxies.

Your vote is very important. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by voting over the Internet or by telephone in accordance with the instructions on the proxy card. If you virtually attend the Farmers or Middlefield special meetings and vote live during such meeting, your vote by ballot will revoke any proxy previously submitted. We cannot complete the Merger unless Middlefield’s shareholders adopt the Merger Agreement and Farmers’ shareholders adopt the Merger Agreement, approve the increase in Farmers common shares and approve the issuance of common shares in the Merger.

The accompanying joint proxy statement/prospectus provides you with information about Middlefield, Farmers, the proposed Merger, the documents related to the Merger and the separate special meetings of Farmers shareholders and Middlefield shareholders. We encourage you to carefully and thoughtfully read this entire document, including all of its annexes, and we especially encourage you to read the section entitled “Risk Factors” beginning on page 31. You also can obtain information about Farmers and Middlefield from publicly available documents filed with the Securities and Exchange Commission.

The Farmers board of directors recommends that Farmers shareholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to amend the Farmers Articles to increase the number of authorized Farmers common shares from 50,000,000 to 75,000,000 shares, “FOR” the proposal to approve the issuance of Farmers common shares in connection with the Merger, and FOR” the proposal to adjourn the Farmers special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the proposals at the scheduled time of the Farmers special meeting.

The Middlefield board of directors recommends that Middlefield shareholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve on an advisory basis, the merger-related consideration to be received by the named executive officers of Middlefield in connection with the Merger, and “FOR” the proposal to adjourn the Middlefield special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger at the scheduled time of the Middlefield special meeting.

We strongly support this combination of our companies and look forward to the successful completion of the Merger.

Kevin J. Helmick President and Chief Executive Officer Farmers National Banc Corp.	Ronald L. Zimmerly, Jr. President and Chief Executive Officer Middlefield Banc Corp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities Farmers is offering through this joint proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document incorporates important business and financial information about Farmers and Middlefield that is not included in or delivered with this document. This information is available without charge upon written or oral request at the applicable company’s address and telephone number listed on page [●]. In order to ensure timely delivery, you must request Farmers information no later than five business days prior to the date of the Farmers special meeting, or [●], 2026, and you must request Middlefield information no later than five business days prior to the date of the Middlefield special meeting, or [●], 2026. Please see “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●] for instructions to request this and certain other information regarding Farmers and Middlefield.

This joint proxy statement/prospectus is dated [●], 2025 and is first being mailed to Farmers shareholders and Middlefield shareholders on or about [●], 2025.

20 South Broad Street

Canfield, OH 44406

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on [●], 2026

Notice is hereby given that a special meeting of the shareholders of Farmers National Banc Corp. (“Farmers”), an Ohio corporation, will be held virtually, on [●] 2026, at [●] Eastern Time by visiting [●], to consider and vote upon the following matters described in the accompanying joint proxy statement/prospectus:

1.

A proposal to adopt the Agreement and Plan of Merger, dated as of October 22, 2025 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and between Farmers and Middlefield Banc Corp., an Ohio corporation (“Middlefield”), which provides for, among other things, the merger of Middlefield with and into Farmers, with Farmers as the surviving entity (the “Merger”), as more fully described in the attached joint proxy statement/prospectus.

2.

A proposal to amend Farmers’ articles of incorporation, as amended (the “Farmers Articles”), to increase the number of authorized common shares of Farmers capital stock from 50,000,000 to 75,000,000 shares.

3.	A proposal to approve the issuance of Farmers common shares, no par value, pursuant to the Merger Agreement in connection with the Merger.

4.

A proposal to approve the adjournment of the Farmers special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Farmers special meeting to approve all of the proposals presented at the special meeting.

The Merger Agreement is more completely described in the accompanying joint proxy statement/prospectus, and a copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus. Please review these materials carefully and consider fully the information set forth therein.

Only holders of record of Farmers common shares at the close of business on [●], 2025 will be entitled to notice of, and to vote at, the Farmers special meeting and any adjournment thereof. Provided that a quorum is present for the Farmers special meeting, adoption of the Merger Agreement and approval of the amendment to Farmers Articles to increase the authorized shares each requires the affirmative vote of the holders of at least two-thirds of the outstanding Farmers common shares. Approval of the proposal to issue Farmers common shares and to adjourn the Farmers special meeting, if necessary, each requires the affirmative vote of a majority of the Farmers common shares represented, in person or by proxy, at the Farmers special meeting, whether or not a quorum is present.

The Farmers board of directors has carefully considered the terms of the Merger Agreement, has approved the Merger Agreement and believes that the Merger is in the best interests of Farmers and its shareholders. The Farmers board of directors recommends that Farmers’ shareholders vote “FOR” adoption of the Merger Agreement, “FOR” the amendment of the Farmers Articles to increase the number of authorized common shares from 50,000,000 to 75,000,000, “FOR” approval of the issuance of Farmers common shares in connection with the Merger, and “FOR” the adjournment of the Farmers special meeting if necessary to solicit additional proxies in favor of the adoption of these proposals.

In considering the recommendation of the board of directors of Farmers, you should be aware that each of the directors of Farmers have entered into a voting agreement with Middlefield in which such individual has agreed to vote his or her Farmers common shares in favor of adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement.

Your vote is important. Whether or not you plan to attend the Farmers special meeting virtually, we urge you to read the accompanying joint proxy statement/prospectus carefully and to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card, so that your shares may be represented and voted at the Farmers special meeting. This will assure your representation at the Farmers special meeting and may avoid the cost of additional communications. This will not prevent you from voting during the Farmers special meeting. You may revoke your proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Farmers a written revocation bearing a later date, by submitting a later-dated proxy by telephone or the Internet before the vote at the Farmers special meeting, or by virtually attending and voting during the Farmers special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the Farmers special meeting, the Merger, the documents related to the Merger, and other related matters. We urge you to read the enclosed joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

By Order of the Board of Directors

Troy Adair

Senior Executive Vice President, Chief Financial Officer and Secretary

Canfield, Ohio

[●], 2025

YOUR VOTE IS VERY IMPORTANT

TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE OR INTERNET PRIOR TO THE FARMERS SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE FARMERS SPECIAL MEETING.

15985 East High Street

P.O. Box 35

Middlefield, Ohio 44062

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [●], 2026

Notice is hereby given that a special meeting of the shareholders of Middlefield Banc Corp. (“Middlefield”), an Ohio corporation, will be held virtually on [●] 2026, at [●] Eastern Time by visiting [●], to consider and vote upon the following proposals described in the accompanying joint proxy statement/prospectus:

1.

A proposal to adopt the Agreement and Plan of Merger, dated as of October 22, 2025 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and between Farmers National Banc Corp. (“Farmers”) and Middlefield providing for the merger of Middlefield with and into Farmers, with Farmers as the surviving entity (the “Merger”), as more fully described in the attached joint proxy statement/prospectus.

2.	A proposal to approve, on an advisory (non-binding) basis, the merger-related consideration to be received by the named executive officers of Middlefield in connection with the Merger.

3.

A proposal to approve the adjournment of the Middlefield special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Middlefield special meeting to adopt the Merger Agreement.

Only holders of record of Middlefield common shares at the close of business on [●], 2025 will be entitled to notice of, and to vote at, the Middlefield special meeting and any adjournment thereof. Provided that a quorum is present for the Middlefield special meeting, adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Middlefield common shares. Approval of the proposal to approve, on an advisory basis, certain merger-related consideration requires the affirmative vote of a majority of the votes cast by Middlefield shareholders, assuming a quorum is present, at the Middlefield special meeting. Approval of the proposal to adjourn the Middlefield special meeting, if necessary, requires the affirmative vote of a majority of the Middlefield common shares represented, in person or by proxy, at the Middlefield special meeting, whether or not a quorum is present.

The Middlefield board of directors has carefully considered the terms of the Merger Agreement and believes that the Merger Agreement and the Merger are advisable and in the best interests of Middlefield and its shareholders. The Middlefield board of directors has approved the Merger Agreement and recommends that Middlefield shareholders vote: “FOR” the adoption of the Merger Agreement; “FOR” the approval of the merger-related consideration; and “FOR” the adjournment of the Middlefield special meeting if necessary to solicit additional proxies in favor of the adoption of the Merger Agreement. In considering the recommendation of the board of directors of Middlefield, you should be aware that certain directors and executive officers of Middlefield will have interests in the Merger that may be different from, or in addition to, the interests of Middlefield shareholders generally. See the section of the accompanying joint proxy statement/prospectus entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page [●]. In addition, certain of the directors of Middlefield have entered into voting agreements with Farmers in which the directors have each agreed to vote his or her Middlefield common shares in favor of adoption of the Merger Agreement.

Your vote is very important. Whether or not you plan to virtually attend the Middlefield special meeting, we urge you to read the accompanying joint proxy statement/prospectus carefully and to submit a proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) marking, signing, dating and returning the enclosed proxy card, so that your shares may be represented and voted at the Middlefield special meeting. This will assure your representation at the Middlefield special meeting and may avoid the cost of additional communications. This will not prevent you from voting live at the Middlefield special meeting. You may revoke your proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Middlefield a written revocation bearing a later date, by submitting a later-dated proxy by telephone or the Internet before the vote at the Middlefield special meeting, or by virtually attending and voting live at the Middlefield special meeting. If you fail to submit a proxy or to attend the Middlefield special meeting or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your Middlefield common shares will not be counted for purposes of determining whether a quorum is present at the Middlefield special meeting and will have the same effect as a vote AGAINST the Merger Agreement.

The enclosed joint proxy statement/prospectus provides a detailed description of the Middlefield special meeting, the Merger, the documents related to the Merger, and other related matters. We urge you to read the enclosed joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

By Order of the Board of Directors,

William J. Skidmore

Chairman of the Board

Middlefield, Ohio

[●], 2025

YOUR VOTE IS VERY IMPORTANT

TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE OR INTERNET PRIOR TO THE MIDDLEFIELD SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE MIDDLEFIELD SPECIAL MEETING.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Farmers National Banc Corp. (“Farmers”) and Middlefield Banc Corp. (“Middlefield”) that is not included in or delivered with this document. You should refer to “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●] for a description of the documents incorporated by reference into this joint proxy statement/prospectus. You can obtain documents related to Farmers and Middlefield that are incorporated by reference into this document through the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, through Farmers’ website at https://www.farmersbankgroup.com and through Middlefield’s website at www.middlefieldbank.bank. Please note that the Internet website addresses of Farmers and Middlefield are provided as inactive textual references only. The information provided on the respective Internet websites of Farmers and Middlefield, other than copies of the documents that have been filed with the SEC and are specifically incorporated by reference into this joint proxy statement/prospectus by reference, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference. You also may obtain copies of these documents, including documents incorporated by reference into this joint proxy statement/prospectus, without charge by requesting them in writing or by telephone from the appropriate company or company’s proxy solicitor:

If you are a Farmers shareholder:

Farmers’ Proxy Solicitor:

Alliance Advisors

The Overlook Corporate Center

150 Clove Road, Suite 400

Little Falls, NJ 07424

1-855-206-1454

Or

Farmers National Banc Corp.

Attn: Troy Adair, Corporate Secretary

20 South Broad Street

Canfield, Ohio 44406

(330) 533-3341

If you are a Middlefield shareholder:

Middlefield’s Proxy Solicitor:

Alliance Advisors

The Overlook Corporate Center

150 Clove Road, Suite 400

Little Falls, NJ 07424

1-855-206-1476

Or

Middlefield Banc Corp.

Attn: Ms. Julie E. Shaw, Secretary

15985 East High Street

Middlefield, Ohio 44062

(440) 632-3203

In order to ensure timely delivery, you must request Farmers information no later than five business days prior to the date of the Farmers special meeting, or [●], 2026, and you must request Middlefield information no later than five business days prior to the date of the Middlefield special meeting, or [●], 2026. You will not be charged for any of these documents that you request. For further information about Farmers and Middlefield, please see “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●].

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus serves two purposes – it is a proxy statement being used by the Farmers board of directors and the Middlefield board of directors to solicit proxies for use at their respective special meetings, and it is also the prospectus of Farmers regarding the issuance of Farmers common shares to Middlefield shareholders if the Merger is completed. This joint proxy statement/prospectus provides you with detailed information about the proposed Merger. We encourage you to read this entire joint proxy statement/prospectus carefully. Farmers has filed a registration statement on Form S-4 with the SEC, and this joint proxy statement/prospectus is the prospectus filed as part of that registration statement. This joint proxy statement/prospectus does not contain all of the information in the registration statement, nor does it include all of the exhibits to that registration statement. Please see “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●].

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2025.

You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date hereof. You should not assume that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date of that document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently-filed document that also is or is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Neither the mailing of this joint proxy statement/prospectus to the Farmers shareholders or the Middlefield shareholders nor the taking of any actions contemplated hereby by Farmers or Middlefield at any time will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Middlefield has been provided by Middlefield, and information contained in this document regarding Farmers has been provided by Farmers.

-i-

ANNEX A – Agreement and Plan of Merger
ANNEX B – Opinion of Janney & Associates, Inc.
ANNEX C – Opinion of Raymond James & Associates, Inc.
ANNEX D – Certificate of Amendment to Farmers Articles of Incorporation

-ii-

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Farmers or a shareholder of Middlefield, may have regarding the Merger and the other matters being considered at the applicable special meetings described in this joint proxy statement/prospectus and the answers to those questions. Farmers and Middlefield urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q:	Why have I received this joint proxy statement/prospectus?

A:

Farmers and Middlefield entered into an Agreement and Plan of Merger, dated as of October 22, 2025 (as it may be amended from time to time, the “Merger Agreement”), providing for Middlefield to be merged with and into Farmers (the “Merger”), with Farmers continuing as the surviving corporation. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

This joint proxy statement/prospectus constitutes a proxy statement of Farmers and Middlefield and a prospectus of Farmers. It is a proxy statement because the boards of directors of Farmers and Middlefield are soliciting proxies from their respective shareholders. It is a prospectus because Farmers will issue Farmers common shares in exchange for Middlefield common shares in the Merger. This document contains important information about the Merger and the respective special meetings of Farmers’ shareholders and Middlefield’s shareholders. You should read this document carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending your applicable special meeting.

In order to complete the Merger, Farmers shareholders must vote to adopt the Merger Agreement, to increase Farmers authorized common shares, and to approve the issuance of Farmers common shares pursuant to the Merger Agreement in connection with the Merger, and Middlefield shareholders must vote to adopt the Merger Agreement. IF FARMERS SHAREHOLDERS FAIL TO APPROVE ANY OF THE PROPOSALS REGARDING THE MERGER AGREEMENT, THE INCREASE IN AUTHORIZED COMMON SHARES OR THE ISSUANCE OF FARMERS COMMON SHARES PURSUANT TO THE MERGER AGREEMENT IN CONNECTION WITH THE MERGER, THE MERGER WILL NOT BE COMPLETED. SIMILARLY, IF MIDDLEFIELD SHAREHOLDERS FAIL TO ADOPT THE MERGER AGREEMENT, THE MERGER WILL NOT BE COMPLETED.

Q:	What will happen in the Merger?

A:

In the Merger, Middlefield will merge with and into Farmers, with Farmers continuing as the surviving corporation. Immediately following the Merger, The Middlefield Banking Company (“Middlefield Bank”), Middlefield’s wholly-owned bank subsidiary, will merge with and into The Farmers National Bank of Canfield (“Farmers Bank”), Farmers’ wholly-owned bank subsidiary (the “Bank Merger”), with Farmers Bank surviving the Bank Merger. Each Middlefield common share issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 2.6 common shares of Farmers. Farmers shareholders will continue to own their existing common shares. Farmers will not issue any fractional common shares in connection with the Merger. Instead, each Middlefield common shareholder who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Middlefield common shares owned by such holder) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled (rounded to the nearest thousandth when expressed in decimal form) multiplied by the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by The NASDAQ Capital Market (“Nasdaq”) for the five consecutive full trading days ending on the day preceding the closing date of the Merger.

Q:	What matters are to be voted on at the Farmers special meeting?

A:	At the Farmers special meeting, Farmers shareholders as of the close of business on [ ● ], 2025 will be asked to consider and vote upon:

1.	A proposal to adopt the Merger Agreement (the “Farmers Merger Proposal”);

2.

A proposal to amend Farmers’ articles of incorporation (the “Farmers Articles”) to increase the number of authorized common shares from 50,000,000 to 75,000,000 shares (the “Farmers Authorized Share Increase Proposal”);

3.	A proposal to approve the issuance of Farmers common shares pursuant to the Merger Agreement in connection with the Merger (the “Farmers Share Issuance Proposal”); and

4.

A proposal to approve the adjournment of the Farmers special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Farmers special meeting to approve each of the proposals noted above (the “Farmers Adjournment Proposal”).

Approval of each of the Farmers Merger Proposal, Farmers Authorized Share Increase Proposal and the Farmers Share Issuance Proposal is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of each. The approval of the Farmers Adjournment Proposal is not a condition to the completion of the Merger.

Q:	What matters are to be voted on at the Middlefield special meeting?

A:	At the Middlefield special meeting, Middlefield shareholders as of the close of business on [ ● ], 2025 will be asked to consider and vote upon:

1.	A proposal to adopt the Merger Agreement (the “Middlefield Merger Proposal”);

2.

A proposal to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of Middlefield in connection with the Merger (the “Middlefield Merger-Related Compensation Proposal”); and

3.

A proposal to approve the adjournment of the Middlefield special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Middlefield special meeting to approve the Middlefield Merger Proposal (the “Middlefield Adjournment Proposal”).

Approval of the Middlefield Merger Proposal is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of the Middlefield Merger Proposal. Neither the approval of the Middlefield Merger-Related Compensation Proposal nor the approval of the Middlefield Adjournment Proposal is a condition to the Merger.

Q:	What do the respective Farmers and the Middlefield boards of directors recommend?

A:

Farmers. The Farmers board of directors has determined that the Merger Agreement and the Merger are in the best interests of Farmers and Farmers’ shareholders and recommends that Farmers shareholders vote:

•	“FOR” approval of the Farmers Merger Proposal;

•	“FOR” approval of the Farmers Authorized Share Increase Proposal;

•	“FOR” approval of the Farmers Share Issuance Proposal; and

•	“FOR” approval of the Farmers Adjournment Proposal.

In making these recommendations, Farmers’ board of directors considered the factors described under “The Merger — Farmers’ Reasons for the Merger and Recommendation of the Farmers Board of Directors” beginning on page [●] and “Farmers Proposals—Farmers Authorized Share Increase Proposal” beginning on page [●].

Middlefield. The Middlefield board of directors has determined that the Merger Agreement and the Merger are in the best interests of Middlefield and Middlefield’s shareholders and recommends that Middlefield shareholders vote:

•	“FOR” approval of the Middlefield Merger Proposal;

•	“FOR” approval of the Middlefield Merger-Related Compensation Proposal; and

•	“FOR” approval of the Middlefield Adjournment Proposal.

In making these recommendations, the Middlefield board of directors considered the factors described under “The Merger — Middlefield’s Reasons for the Merger and Recommendation of the Middlefield Board of Directors” beginning on page [●].

Q:	When and where will the special meetings be held?

A:	Farmers. The Farmers special meeting will be held virtually at [●], on [●] 2026, at [●] Eastern Time.

Middlefield. The Middlefield special meeting will be held virtually at [●], on [●] 2026, at [●] Eastern Time.

Q:	Who can vote at the special meetings?

A:

Farmers Special Meeting. Holders of record at the close of business on [●] 2025 (the “Farmers Record Date”) of Farmers common shares will be entitled to notice of and to vote at the Farmers special meeting.

Middlefield Special Meeting. Holders of record of Middlefield common shares at the close of business on [●] 2025 (the “Middlefield Record Date”) will be entitled to notice of and to vote at the Middlefield special meeting.

Q:	What if I hold shares in both Farmers and Middlefield?

A:

If you hold both Farmers common shares and Middlefield common shares, you will receive separate packages of proxy materials. A vote cast as a Farmers shareholder will not count as a vote cast as a Middlefield shareholder, and a vote cast as a Middlefield shareholder will not count as a vote cast as a Farmers shareholder. Therefore, please submit separate proxies for your Farmers common shares and your Middlefield common shares.

Q:	When do you expect to complete the Merger?

A:

We anticipate that we will obtain all necessary regulatory approvals, and be able to consummate the Merger, in the first quarter of 2026. However, we cannot assure you when or if the Merger will occur. We must first obtain the requisite approvals of Farmers shareholders and Middlefield shareholders at their respective special meetings, and Farmers and Middlefield also must obtain the requisite regulatory approvals, to complete the Merger.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed, holders of Middlefield common shares will not receive any consideration for their shares in connection with the Merger. Instead, Middlefield will remain an independent public company, and its common shares will continue to be listed and traded on Nasdaq.

Q:	How do I vote?

A:

Farmers Shareholders. If you are a shareholder of record of Farmers as of the Farmers Record Date, you may vote (i) via the Internet at www.voteproxy.com by following the instructions contained on that website,

(ii) by telephone at [ ● ], (iii) by completing and signing the enclosed proxy card and returning it promptly in the enclosed, postage prepaid, addressed envelope, or (iv) by virtually attending the virtual special meeting and voting during the meeting. Proxies properly executed and delivered by shareholders (via the Internet, telephone or by mail as described above) and timely received by Farmers will be voted at the special meeting in accordance with the instructions contained therein. If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return a proxy by mail (unless you are revoking your previous proxy).

Middlefield Shareholders. If you are a shareholder of record of Middlefield as of the Middlefield Record Date, you may vote (i) via the Internet at www.voteproxy.com by following the instructions contained on that website, (ii) by telephone at [ ● ], (iii) by completing and signing the enclosed proxy card and returning it promptly in the enclosed, postage prepaid, addressed envelope, or (iv) by virtually attending the virtual special meeting and voting during the meeting. Proxies properly executed and delivered by shareholders (via the Internet, telephone or by mail as described above) and timely received by Farmers will be voted at the special meeting in accordance with the instructions contained therein. If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return a proxy by mail (unless you are revoking your previous proxy).

Q:	My shares are held in my broker’s, bank’s or other nominee’s name (also known as “street name”). How do I vote those shares?

A:

A copy of this joint proxy statement/prospectus was sent to you by your broker, bank or other nominee. The broker, bank or other nominee will request instructions from you as to how you want your shares to be voted and will vote your shares according to your instructions (unless you have made other arrangements in this regard with a bank or other non-broker nominee).

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote those shares for me?

A:

Generally not. If you hold your shares in a brokerage account, your broker will not vote your shares unless you provide your broker with instructions on how to vote your “street name” shares. Under the rules of the various national and regional securities exchanges that govern brokers, when the beneficial holder of shares held in street name does not provide voting instructions, brokers have the discretion to vote those shares only on certain limited, uncontested “routine matters.”

Matters such as the Farmers Authorized Share Increase Proposal are typically considered to be routine matters on which brokers will have the discretion to vote your Farmers common shares if you do not provide your broker with instructions. Matters such as the Farmers Merger Proposal, the Farmers Share Issuance Proposal, the Farmers Adjournment Proposal, the Middlefield Merger Proposal, the Middlefield Merger-Related Compensation Proposal and the Middlefield Adjournment Proposal are typically considered to be non-routine matters, so brokers holding shares in street name will not be permitted to exercise voting discretion on any of those proposals. Therefore, if a beneficial holder of Farmers common shares or Middlefield common shares, as applicable, does not give their broker any voting instructions, the holder’s common shares may not be voted on any proposals considered non-routine.

Q:	How do I vote if I own shares through the Farmers 401(k) Plan?

A:

If you participate in the Farmers National Bank 401(k) Retirement Savings Plan (the “Farmers 401(k) Plan”), you are entitled to instruct the trustee of the Farmers 401(k) Plan, confidentially, as to how to vote those shares pursuant to the instructions provided to plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by 11:59 p.m. Eastern Time on [ ● ], 2026. If you do not send instructions, your instructions are not timely received, or your instructions are not properly completed, the shares credited to your account in the Farmers 401(k) Plan will be voted by the trustee in the same proportion that it votes shares in the Farmers 401(k) Plan for which it did receive timely instructions. You also may revoke previously given voting instructions by 11:59 p.m. Eastern Time on [ ● ], 2026 by filing with the trustee either a written notice of revocation or a properly completed and signed instruction bearing a later date.

Q:	What vote of Farmers shareholders is required to approve each proposal?

A:

To be approved, each of the Farmers Merger Proposal and the Farmers Authorized Share Increase Proposal requires the affirmative vote of holders of at least two-thirds of the outstanding Farmers common shares.

To be approved, each of the Farmers Share Issuance Proposal and the Farmers Adjournment Proposal requires the affirmative vote of a majority of the votes represented, in person or by proxy, at the Middlefield special meeting, whether or not a quorum is present.

As of the Farmers Record Date, there were [ ● ] Farmers common shares outstanding and entitled to vote at the Farmers special meeting. Certain of the directors of Middlefield have entered into a voting agreement with Farmers in which he or she has agreed to vote his or her Farmers common shares in favor of the Farmers Merger Proposal and the other transactions contemplated by the Merger Agreement. As of the Farmers Record Date, approximately [ ● ] shares, or approximately [ ● ]% of the outstanding Farmers common shares were subject to these voting agreements.

Q:	What vote of Middlefield shareholders is required to approve each proposal?

A:

To be approved, the Middlefield Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding Middlefield common shares, assuming a quorum is present. Approval of the Middlefield Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast by Middlefield shareholders, assuming a quorum is present. Approval of the Middlefield Adjournment Proposal requires the affirmative vote of a majority of the of the Middlefield common shares represented, in person or by proxy, at the Middlefield special meeting, whether or not a quorum is present.

As of the Middlefield Record Date, there were [ ● ] Middlefield common shares outstanding and entitled to vote at the Middlefield special meeting. Certain of the directors of Middlefield have entered into a voting agreement with Farmers in which he or she has agreed to vote his or her Middlefield common shares in favor of the Middlefield Merger Proposal. As of the Middlefield Record Date, approximately [ ● ] shares, or approximately [ ● ]% of the outstanding Middlefield common shares, were subject to these voting agreements.

Q:	What is a quorum?

A:

In order for business to be conducted at the Farmers special meeting or the Middlefield special meeting, a quorum must be present. Shares that are voted and shares abstaining from voting are treated as being present at the special meetings for purposes of determining whether a quorum is present.

The quorum requirement for holding and transacting business at the Farmers special meeting and the Middlefield special meeting requires the presence, either in person or by proxy, of at least a majority of the votes entitled to be cast at such special meeting.

Q:	What will happen if I abstain from voting or if I fail to vote?

A:	Farmers Shareholders.

Abstentions. If you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Farmers special meeting. Abstentions will have the effect of a vote AGAINST the Farmers Merger Proposal and Farmers Authorized Share Increase Proposal, but will have no effect on the outcome of the other two proposals, assuming a quorum is present.

Failure to Vote. If you do not vote your Farmers common shares, your shares will not be counted toward a quorum at the Farmers special meeting and will have the effect of a vote AGAINST the Farmers Merger Proposal and the Farmers Authorized Share Increase Proposal, but will have no effect on the outcome of the other two proposals, assuming a quorum is present.

Middlefield Shareholders.

Abstentions. If you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Middlefield special meeting. Abstentions will have the effect of a vote AGAINST the Middlefield Merger Proposal and the Middlefield Adjournment Proposal, but will have no effect on the outcome of the Middlefield Merger-Related Compensation Proposal, assuming a quorum is present.

Failure to Vote. If you do not vote your Middlefield common shares, your shares will not be counted toward a quorum at the Middlefield special meeting and will have the effect of a vote AGAINST the Middlefield Merger Proposal, but will have no effect on the outcome of the Middlefield Merger-Related Compensation Proposal, assuming a quorum is present, or the Middlefield Adjournment Proposal.

Q:	What happens if I return my signed proxy card without indicating how to vote?

A:	If you are a Farmers shareholder and you return a signed proxy card without indicating how to vote on any particular proposal, the Farmers shares represented by your proxy will be voted:

•	“FOR” approval of the Farmers Merger Proposal;

•	“FOR” approval of the Farmers Authorized Share Increase Proposal;

•	“FOR” approval of the Farmers Share Issuance Proposal; and

•	“FOR” approval of the Farmers Adjournment Proposal.

If you are a Middlefield shareholder and you return a signed proxy card without indicating how to vote on any particular proposal, the Middlefield shares represented by your proxy will be voted:

•	“FOR” approval of the Middlefield Merger Proposal;

•	“FOR” approval of the Middlefield Merger-Related Compensation Proposal; and

•	“FOR” approval of Middlefield Adjournment Proposal.

Q:	Can I change my vote after I have delivered my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at your special meeting. You can do this in any of the three following ways:

•

by sending a written notice to the secretary of Farmers or the secretary of Middlefield, as the case may be, in time to be received before the applicable Farmers or Middlefield special meeting, stating that you would like to revoke your proxy;

•

by completing, signing and dating another proxy card bearing a later date and returning it by mail in time to be received before the applicable Farmers or Middlefield special meeting; or you can change your vote by submitting a new, valid proxy by Internet or telephone, with a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by virtually attending the Farmers or Middlefield special meeting and voting live, as applicable.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Will Farmers shareholders or Middlefield shareholders have dissenters’ rights?

A:

No. If you are a Farmers shareholder who objects to the Merger, you may vote against approval of the Farmers Merger Proposal. If you are a Middlefield shareholder who objects to the Merger, you may vote against approval of the Middlefield Merger Proposal. However, under Ohio law, neither Farmers shareholders nor Middlefield shareholders will be entitled to dissenters’ rights in connection with the Merger. Accordingly, neither the shareholders of Farmers nor the shareholders of Middlefield have the right to demand the fair value of their common shares in connection with the Merger.

Q:	What happens if I transfer my Farmers common shares before the Farmers special meeting?

A:

The Farmers Record Date is earlier than the date of the Farmers special meeting and the date that the Merger is expected to be completed. If you transfer your Farmers common shares after the Farmers Record Date, but before the Farmers special meeting, you will retain your right to vote at the Farmers special meeting.

Q:	What happens if I transfer my Middlefield common shares before the Middlefield special meeting?

A:

The Middlefield Record Date is earlier than the date of the Middlefield special meeting and the date that the Merger is expected to be completed. If you transfer your Middlefield common shares after the Middlefield Record Date, but before the Middlefield special meeting, you will retain your right to vote at the Middlefield special meeting. However, you will have transferred the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your Middlefield common shares through the effective time of the Merger.

Q:	Should I send in my Middlefield stock certificates now?

A:	No. You should not send in your Middlefield stock certificates until you receive transmittal materials after the Merger is completed.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Each of Farmers and Middlefield has engaged a professional proxy solicitation firm, Alliance Advisors (“Alliance”), to assist in soliciting proxies for use at their respective special meetings. Farmers will pay Alliance a fee of $30,000 and will reimburse Alliance for its out-of-pocket expenses. Middlefield will pay Alliance a fee of $37,500 and will reimburse Alliance for its out-of-pocket expenses.

Each of Farmers’ and Middlefield’s directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies but may be reimbursed for their reasonable out-of-pocket expenses that they incur. Farmers and Middlefield also may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Farmers common shares and Middlefield common shares, as the case may be, for their expenses in forwarding soliciting materials to beneficial owners of the Farmers common shares and Middlefield common shares and in obtaining voting instructions from those owners.

Q:	What are the material U.S. federal income tax consequences of the Merger to Middlefield shareholders?

A:

It is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The completion of the Merger is conditioned on receipt by Middlefield of a tax opinion from its legal counsel, Nelson Mullins Riley & Scarborough LLP, and receipt by Farmers of a tax opinion from its legal counsel, Vorys, Sater, Seymour and Pease LLP, each dated as of the closing date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, neither Middlefield nor Farmers has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization or as to any other aspect of the Merger Agreement or the transactions contemplated by it.

If the Merger qualifies as a reorganization, a U.S. holder of Middlefield common shares generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s Middlefield common shares for Farmers common shares in the Merger, except with respect to cash received in lieu of a fractional share of Farmers common shares. Please carefully review the information set forth in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a description of the material U.S. federal income tax consequences of the Merger.

The consequences of the Merger to each Middlefield shareholder depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine the tax consequences of the Merger to you.

Q:	Are there any risks that I should consider in deciding how to vote at the Farmers special meeting or the Middlefield special meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the “Risk Factors” section beginning on page [●]. You also should read and carefully consider the risk factors of Farmers and Middlefield contained in the documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●].

Q:	Who can help answer any other questions that I might have?

A:	If you want additional copies of this document, or if you want to ask any questions about the Merger, you should contact

If you are a Farmers shareholder:

Farmers’ Proxy Solicitor:

Alliance Advisors

The Overlook Corporate Center

150 Clove Road, Suite 400

Little Falls, NJ 07424

1-855-206-1454

Or

Farmers National Banc Corp.

Attn: Troy Adair, Corporate Secretary

20 South Broad Street

Canfield, Ohio 44406

(330) 533-3341

If you are a Middlefield shareholder:

Middlefield’s Proxy Solicitor:

Alliance Advisors

The Overlook Corporate Center

150 Clove Road, Suite 400

Little Falls, NJ 07424

1-855-206-1476

Or

Middlefield Banc Corp.

Attn: Ms. Julie E. Shaw, Secretary

15985 East High Street

Middlefield, Ohio 44062

(440) 632-3203

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To fully understand the Merger and for a more complete description of the terms of the Merger, you should carefully read this entire document, including the annexes, and the documents we refer you to under the caption “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●]. This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, earnings outlook, business and prospects of Farmers, Middlefield and the potential combined company, as well as statements applicable to the period following the completion of the Merger. You can find some of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions. These forward-looking statements involve certain risks and uncertainties. The ability of either Farmers or Middlefield to predict results or the actual effects of our plans and strategies, particularly after the Merger, is inherently uncertain. Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed in or implied by these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●].

The Companies (See pages [●]and [●])

Farmers National Banc Corp.

20 South Broad Street

Canfield, Ohio 44406

(330) 533-3341

Farmers is a financial holding company that was organized as a one-bank holding company in 1983 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Farmers operates principally through its wholly-owned subsidiaries, Farmers Bank, Farmers Trust Company. Farmers National Insurance, LLC and Farmers of Canfield Investment Co. are wholly-owned subsidiaries of Farmers Bank. Farmers and its subsidiaries operate in the domestic banking, trust, retirement consulting, insurance and financial management industries.

Farmers’ principal business consists of owning and supervising its subsidiaries. Although Farmers directs the overall policies of its subsidiaries, including lending practices and financial resources, most day-to-day affairs are managed by their respective officers. Farmers’ business activities are managed and financial performance is primarily aggregated and reported in two lines of business, the Bank segment and the Trust segment.

Farmers Bank is a full-service national banking association engaged in commercial and retail banking mainly in the northeastern region of Ohio and the western region of Pennsylvania. Farmers Bank’s commercial and retail banking services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, home equity loans, home equity lines of credit, night depository, safe deposit boxes, money orders, bank checks, automated teller machines, internet banking, travel cards, “E” Bond transactions, MasterCard and Visa credit cards, brokerage services and other miscellaneous services normally offered by commercial banks.

Farmers common shares are traded on Nasdaq under the symbol “FMNB.” Farmers is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Farmers is incorporated by reference into this joint proxy statement/prospectus.

Middlefield Banc Corp.

15985 East High Street

Middlefield, Ohio 44062

(440) 632-1666

Middlefield is an Ohio corporation and registered bank holding company pursuant to the BHCA organized in 1988. Middlefield operates principally through Middlefield Bank, its wholly-owned banking subsidiary, which is an Ohio state-chartered bank that began operations in 1901. Middlefield’s other wholly-owned subsidiary is EMORECO Inc., an inactive Ohio asset resolution corporation. As of September 30, 2025, Middlefield Bank had 246 full-time equivalent employees.

Middlefield Bank is a full-service Ohio state-chartered bank engaged in general commercial banking in northeastern, central, and western Ohio. Middlefield Bank offers these services principally to small and medium-sized businesses, professionals, small business owners, and retail customers. Middlefield Bank offers customers a broad range of banking services, including checking, savings, negotiable order of withdrawal (“NOW”) accounts, money market accounts, time deposits, commercial loans, real estate loans, a variety of consumer loans, safe deposit facilities, and travelers’ checks. Middlefield Bank’s loan products include operational and working capital loans, loans to finance capital purchases, term business loans, residential construction loans, selected guaranteed or subsidized loan programs for small businesses, professional loans, residential and mortgage loans, and consumer installment loans to make home improvements and to purchase automobiles, boats, and other personal expenditures.

As of September 30, 2025, Middlefield had approximately $1.98 billion in total assets, approximately $1.62 billion of deposits, approximately $1.61 billion of loans, and approximately $224.1 million of stockholders’ equity.

Middlefield’s common shares, no par value, are listed on Nasdaq under the ticker symbol “MBCN.” Middlefield is subject to the reporting requirements of the Exchange Act, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Middlefield is incorporated by reference into this joint proxy statement/prospectus.

The Merger (page [●])

We propose a merger of Middlefield with and into Farmers. If the Merger is consummated, Farmers will continue as the surviving corporation. The officers and directors of Farmers will continue as the officers and directors of the surviving corporation, except that two current Middlefield directors will be appointed to the board of directors of Farmers upon completion of the Merger. After the effective time of the Merger and as part of the same overall transaction, Middlefield Bank, for no additional consideration and pursuant to a bank merger agreement by and between Farmers Bank and Middlefield Bank, will merge with and into Farmers Bank with Farmers Bank continuing as the surviving entity.

Middlefield Shareholders Will Receive Farmers Common Shares in the Merger (page [●])

If the Merger is completed, for each Middlefield common share that Middlefield shareholders own, the Middlefield shareholder will receive 2.6 Farmers common shares, subject to adjustment as described in the Merger Agreement. We sometimes refer to the 2.6 shares of Farmers common shares as the “Merger Consideration” or the “Exchange Ratio.” Instead of fractional Farmers common shares, Middlefield shareholders will receive a check for any fractional shares based on an average of the closing prices of Farmers common shares during a specified period before the effective time of the Merger.

The Exchange Ratio is a fixed ratio. Therefore, the number of Farmers common shares to be received by holders of Middlefield common shares in the Merger will not change if the trading price of Farmers common shares or Middlefield common shares changes between now and the time the Merger is completed. However, the Exchange Ratio is subject to adjustment if Farmers completes certain corporate transactions, such as reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Farmers’ capitalization. The Exchange Ratio also is subject to adjustment in certain circumstances if Middlefield were to elect to terminate the Merger Agreement based on a decrease in the market price of Farmers common shares and Farmers were to elect to increase the Merger Consideration by adjusting the Exchange Ratio.

At the effective time of the Merger, Farmers shareholders will continue to own the same number of Farmers common shares that they owned immediately prior to the effective time of the Merger and will not receive any shares, cash or other consideration as a result of the Merger.

Treatment of Middlefield Equity-Based Awards (page [●])

Restricted Stock Units: Immediately prior to the effective time of the Merger, each time-based restricted stock unit award granted under Middlefield’s equity based incentive plan that is unvested and outstanding immediately prior to the effective time of the Merger will fully vest and will be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each Middlefield common share underlying such restricted stock unit award, less applicable tax withholdings.

Performance Awards: Immediately prior to the effective time of the Merger, each performance-based equity award in respect of Middlefield common shares granted under Middlefield’s equity based incentive plans that is unvested and outstanding at such time will fully vest (with any performance-based vesting condition applicable to such performance award to be deemed to have been met at the maximum performance level) and will be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each Middlefield common share underlying such performance award, less applicable tax withholdings.

Farmers’ Reasons for the Merger and Recommendations to Shareholders (page [●])

The Farmers board of directors has determined that the Merger Agreement and the Merger are in the best interests of Farmers and its shareholders. The Farmers board of directors accordingly approved the Merger Agreement and the Merger and recommends that Farmers shareholders vote “FOR” approval of the Farmers Merger Proposal, “FOR” approval of the Farmers Authorized Share Increase Proposal, and “FOR” approval of the Farmers Share Issuance Proposal.

In addition, the Farmers board of directors recommends that Farmers shareholders vote “FOR” approval of the Farmers Adjournment Proposal.

Middlefield’s Reasons for the Merger and Recommendations to Shareholders (page [●])

The Middlefield board of directors has determined that the Merger Agreement and the Merger are in the best interests of Middlefield and its shareholders. The Middlefield board of directors accordingly approved the Merger Agreement and recommends that Middlefield shareholders vote “FOR” approval of the Middlefield Merger Proposal.

In addition, the Middlefield board of directors recommends that Middlefield shareholders vote “FOR” approval of the Middlefield Merger-Related Compensation Proposal and “FOR” approval of the Middlefield Adjournment Proposal.

Opinion of Farmers’ Financial Advisor (page [●])

At the October 21, 2025 meeting of Farmers’ board of directors, representatives of Janney & Associates, Inc. (“Janney”) rendered Janney’s oral opinion, which was subsequently confirmed by delivery of a written opinion to Farmers’ board of directors dated October 21, 2025, that, as of such date, the Exchange Ratio to be paid by Farmers in the Merger, pursuant to the Merger Agreement was fair, from a financial point of view, to Farmers.

The full text of the written opinion of Janney, dated October 21, 2025, which sets forth, among other things, the various procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of the review undertaken, is attached as Annex B to this joint proxy statement/prospectus. Janney provided its opinion for the information and assistance of Farmers’ board of directors (solely in its capacity as such) in connection with, and for purposes of, the Farmers board of directors’ consideration of the Merger and its opinion addresses only whether the Exchange Ratio to be paid by Farmers in the Merger, pursuant to the Merger Agreement was fair to Farmers, from a financial point of view, as of October 21, 2025. The opinion of Janney did not address any other term or aspect of the Merger Agreement, or the Merger contemplated thereby. The Janney opinion does not constitute a recommendation to Farmers’ board of directors, or to any Farmers or Middlefield shareholder, as to how Farmers’ board of directors, such shareholder or any other person should act with respect to the Merger or any other matter.

Opinion of Middlefield’s Financial Advisor (page [●])

At the October 21, 2025 meeting of the Middlefield board of directors, representatives of Raymond James & Co. (“Raymond James”) rendered to the board of directors of Middlefield its oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of such date and subject to the procedures followed, matters considered and assumptions and qualifications set forth therein, the exchange ratio was fair to the holders of Middlefield common shares from a financial point of view.

The full text of Raymond James’s opinion, dated October 21, 2025, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Middlefield board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, the board’s consideration of the Merger, and Raymond James’s opinion was directed only to the fairness, from a financial point of view, of the Exchange Ratio. The opinion of Raymond James did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Middlefield board of directors or any holder of Middlefield common shares as to how the board, such shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter.

The Farmers Special Meeting Will be Held on [ ● ], 2026 (page [●])

A special meeting of Farmers’ shareholders will be held virtually at [ ● ], on [ ● ] 2026, at [ ● ] Eastern Time. At the Farmers special meeting, Farmers shareholders will be asked to approve the: (i) Farmers Merger Proposal; (ii) Farmers Authorized Share Increase Proposal, (iii) Farmers Share Issuance Proposal; and (iv) Farmers Adjournment Proposal.

The Middlefield Special Meeting Will be Held on [ ● ], 2026 (page [●])

A special meeting of Middlefield’s shareholders will be held virtually at [ ● ], on [ ● ] 2026, at [ ● ] Eastern Time. At the Middlefield special meeting, Middlefield shareholders will be asked to approve the: (i) Middlefield Merger Proposal; (ii) Middlefield Merger-Related Compensation Proposal; and (iii) Middlefield Adjournment Proposal.

Record Date; Voting Power (pages [●] and [●])

Farmers. You may vote at the Farmers special meeting only if you owned Farmers common shares at the close of business on [ ● ], 2025 (the “Farmers Record Date”). On the Farmers Record Date, there were [ ● ] Farmers common shares outstanding. You may cast one vote for each Farmers common share you owned on the Farmers Record Date. You can vote your shares by telephone, the Internet or by returning the enclosed proxy by mail, or you may vote live by virtually attending at the Farmers special meeting. You can change your vote by submitting a later-dated proxy by telephone, the Internet or by mail, provided that it must be received prior to the Farmers special meeting. You can also change your vote by virtually attending the Farmers special meeting and voting live.

Middlefield. You may vote at the Middlefield special meeting only if you owned Middlefield common shares at the close of business on [ ● ], 2025 (the “Middlefield Record Date”). On the Middlefield Record Date, there were [ ● ] Middlefield common shares outstanding. You may cast one vote for each Middlefield common share you owned on the Middlefield Record Date. You can vote your shares by telephone, the Internet or by returning the enclosed proxy by mail, or you may vote live by virtually attending at the Middlefield special meeting at [ ● ]. You can change your vote by submitting a later-dated proxy by telephone, the Internet or by mail, provided that it must be received prior to the Middlefield special meeting. You can also change your vote by virtually attending the Middlefield special meeting and voting live.

Vote Required (pages [●]and [●])

Farmers Special Meeting.

Farmers Merger Proposal. If a quorum exists, approval of the Farmers Merger Proposal requires the affirmative vote of at least at least two-thirds of the issued and outstanding Farmers common shares entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have the effect of a vote AGAINST this proposal, assuming a quorum is present.

Farmers Authorized Share Increase Proposal. If a quorum exists, approval of the Farmers Authorized Share Increase Proposal requires the affirmative vote of at least at least two-thirds of the issued and outstanding Farmers common shares entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have the effect of a vote AGAINST this proposal, assuming a quorum is present.

Farmers Share Issuance Proposal. If a quorum exists, approval of the Farmers Share Issuance Proposal requires the affirmative vote of at least a majority of the total votes present, in person or by proxy, at the Farmers special meeting. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes that are not counted as present at the Farmers special meeting will not have any effect on the outcome of this proposal.

Farmers Adjournment Proposal. If a quorum exists, approval of the Farmers Adjournment Proposal requires the affirmative vote of at least a majority of the total votes present, in person or by proxy, at the Farmers special meeting. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes that are not counted as present at the Farmers special meeting will not have any effect on the outcome of this proposal.

Middlefield Special Meeting.

Middlefield Merger Proposal. If a quorum exists, approval of the Middlefield Merger Proposal requires the affirmative vote of at least at least two-thirds of the issued and outstanding Middlefield common shares entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have the effect of a vote AGAINST this proposal, assuming a quorum is present.

Middlefield Merger-Related Compensation Proposal. If a quorum exists, approval of the Middlefield Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast by Middlefield shareholders. Abstentions, failures to vote and broker non-votes are not counted as votes cast and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Middlefield Adjournment Proposal. Approval of the Middlefield Adjournment Proposal, if necessary, requires the affirmative vote of a majority of the of the Middlefield common shares represented, in person or by proxy, at the Middlefield special meeting, whether or not a quorum is present. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes are not counted as present at the Middlefield special meeting and will not have any effect on the outcome of this proposal.

No Dissenters’ Rights (page [●])

Under applicable Ohio law, neither holders of Farmers common shares nor Middlefield common shares will be entitled to dissenters’ rights. Therefore, if you own Farmers common shares on the Farmers Record Date but you are against the Merger, you may vote against approval of the Farmers Merger Proposal and the Farmers Share Issuance Proposal, but you may not exercise dissenters’ rights. Similarly, if you own Middlefield common shares on the Middlefield Record Date but you are against the Merger, you may vote against approval of the Middlefield Merger Proposal but you may not exercise dissenters’ rights.

Material U.S. Federal Income Tax Consequences (page [●])

Farmers and Middlefield intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of Farmers and Middlefield to complete the Merger that Farmers and Middlefield each receives a legal opinion from Vorys, Sater, Seymour and Pease LLP (“Vorys”) and Nelson Mullins Riley & Scarborough LLP, respectively, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then for U.S. federal income tax purposes, a U.S. holder of Middlefield common shares generally will not recognize any gain or loss upon surrendering its common shares, except with respect to any cash received in lieu of fractional shares. A U.S. holder of Middlefield common shares receiving cash in lieu of a fractional share of Farmers common shares will generally recognize a gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its fractional share of Farmers common shares.

You should read the summary under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a more complete discussion of the U.S. federal income tax consequences of the Merger. All holders of Farmers common shares should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax, net investment income tax and any federal, state, local, non-U.S. or other tax laws.

Certain Differences in the Rights of Farmers Shareholders and Middlefield Shareholders (page [●])

Once the Merger occurs, Middlefield shareholders will become shareholders of Farmers, and their rights will be governed by Farmers’ corporate governing documents rather than Middlefield’s governing documents. Because of the differences in the respective corporate governing documents of Middlefield and Farmers, Middlefield’s shareholders’ rights as shareholders will change as a result of the Merger. These include, among other things, differences in shareholders’ rights related to notice and adjournment of shareholder meetings, the number and term of directors, removal of directors and filling vacancies on the board of directors, and amendment of governing documents.

Conditions to the Merger (page [●])

Completion of the Merger is subject to the satisfaction or waiver of the conditions specified in the Merger Agreement, including, among others, those listed below:

•	the approval of the Farmers Merger Proposal, the Farmers Authorized Share Increase Proposal and the Farmers Share Issuance Proposal by the shareholders of Farmers;

•	the approval of the Middlefield Merger Proposal by the shareholders of Middlefield;

•	the absence of a restraining order, injunction or other court order or legal restraint or prohibition preventing the consummation of the Merger;

•	the receipt by Farmers and Middlefield of all necessary approvals of governmental and regulatory authorities; and

•

the receipt of an opinion from each party’s tax counsel, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement (page [●])

The parties can agree to terminate the Merger Agreement at any time prior to completion of the Merger, and either Farmers or Middlefield can terminate the Merger Agreement if, among other reasons, any of the following occurs:

•	by mutual written consent of Middlefield and Farmers;

•

by either Farmers or Middlefield, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement, or an application therefor shall have been permanently withdrawn at the request of a governmental entity required for the consummation of the Merger;

•

by either Farmers or Middlefield, if the Merger has not closed on or before December 31, 2026, unless the failure to close by such date is due to the terminating party’s failure to perform or observe the covenants and agreements of such party set forth in the Merger Agreement;

•

by either Farmers or Middlefield, if there is a breach by the other party of any of its representations or warranties or any failure to perform in all material respects any of its covenants or agreements, that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the Merger and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•

by Farmers, if at any time prior to the effective time of the Merger, Middlefield’s board of directors (i) withdraws, qualifies, amends, modifies, or withholds its recommendation to the shareholders of Middlefield that they vote to approve the Merger Agreement, (ii) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, certain acquisition proposals other than the Merger Agreement, whether or not permitted by the Merger Agreement, or has resolved to do the same, or (iii) failed to substantially comply with its obligations to recommend to the Middlefield shareholders the adoption of the Merger proposal and call a shareholder meeting for that purpose or its non-solicitation obligations;

•

by Farmers, if a tender offer or exchange offer for 15% or more of the outstanding Middlefield common shares is commenced (other than by Farmers or a subsidiary of Farmers), and Middlefield’s board of directors recommends that the shareholders of Middlefield tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within ten business days;

•

by Middlefield, if Farmers fails to take the actions required in the Merger Agreement to (i) prepare and file with the SEC a registration statement on Form S-4 within 45 days of the Merger Agreement, use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing or use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger, (ii) recommend to the shareholders of Farmers to approve the Farmers Merger Proposal, the Farmers Authorized Share Increase Proposal and the Farmers Share Issuance Proposal, or (iii) fails to cause the Farmers common shares to be issued in the Merger to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the Merger;

•

by Middlefield, if both of the following conditions are satisfied: (i) the average closing price of Farmers’ common shares for the 20 consecutive trading days ending on the tenth calendar day immediately prior to the effective time of the Merger (the “Average Closing Price”) is less than $11.144 (80% of the starting price of $13.93, as defined in the Merger Agreement), and (ii) the ratio of the Average Closing Price divided by the starting price of $13.93 is less than 80% of the ratio of the closing price of the Nasdaq Bank Index on the tenth calendar day immediately prior to the effective time of the Merger divided by the closing price of the Nasdaq Bank Index on October 21, 2025, unless Farmers elects to make an adjustment to the exchange ratio; or

•

by either Farmers or Middlefield, if the Middlefield common shareholders do not vote to approve the Merger Agreement at a duly held shareholders meeting (including any adjournment or postponement of such meeting).

Termination Fee (page [●])

The Merger Agreement provides that if the Merger Agreement is terminated under certain circumstances, described more fully under “The Merger — Termination Fee” beginning on page [●], Middlefield will be required to pay a termination fee of $12.0 million to Farmers.

Regulatory Approvals (page [●])

The Merger and the Bank Merger are subject to the approval of the Board of Governors of the Federal Reserve System and the OCC. [Farmers and Middlefield filed applications and notifications to obtain the required regulatory approvals on [●]].

Interests of Certain Persons in the Merger (page [●])

The directors and executive officers of Middlefield have financial and other interests in the Merger that differ from, or are in addition to, their interests as shareholders of Middlefield. These interests include, but are not limited to:

•

the continued indemnification of current and former directors and executive officers under the Merger Agreement and providing these individuals with directors’ and officers’ insurance for six years after the Merger;

•	the receipt of payments by certain executive officers of Middlefield pursuant to rights granted under agreements with Middlefield, Middlefield Bank, Farmers and/or Farmers Bank;

•	the continuation of certain benefits for certain officers and directors of Middlefield;

•	the appointment of two current Middlefield directors to the board of directors of Farmers upon completion of the Merger;

•	the accelerated vesting of certain equity awards for executive officers and directors of Middlefield; and

•	[●].

The Middlefield board of directors knew about these additional interests, and considered them when the board approved the Merger Agreement.

COMPARATIVE PER SHARE MARKET PRICES AND

IMPLIED VALUE OF MERGER CONSIDERATION

The following table presents the closing market prices for Farmers and Middlefield common shares on October 21, 2025 and [ ● ], 2025, respectively. October 21, 2025 was the last full trading day prior to the public announcement of the signing of the Merger Agreement. [ ● ], 2025 was the last practicable full trading day for which information was available prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the Merger Consideration for each Middlefield common share outstanding as of the same two dates. This implied value was calculated by multiplying the closing price of Farmers common shares on those dates by the exchange ratio of 2.6.

	Middlefield		Farmers		Implied Per Share Value of Merger Consideration
October 21, 2025		$28.61		$13.93		$36.22
[ ● ], 2025	$	[ ● ]	$	[ ● ]	$	[ ● ]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Farmers shareholders or Middlefield shareholders in determining how to vote. Farmers shareholders and Middlefield shareholders are urged to obtain current market quotations for Farmers common shares and Middlefield common shares and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering how to vote. The market prices of Farmers common shares and Middlefield common shares have fluctuated since the date of the announcement of the Merger and are likely to fluctuate between the date of this joint proxy statement/prospectus, the dates of the respective special meetings of Farmers and Middlefield and the date of completion of the Merger. No assurance can be given concerning the market prices of Middlefield common shares or Farmers common shares before or after the effective date of the Merger. Changes in the market price of Farmers common shares prior to the completion of the Merger will affect the market value of the Merger Consideration that Middlefield shareholders will receive upon completion of the Merger. Farmers common shares trade on the Nasdaq Capital Market under the trading symbol “FMNB.” Middlefield common shares trade on the Nasdaq Capital Market under the trading symbol “MBCN.”

As of [ ● ], 2025, the last date prior to the date of this joint proxy statement/prospectus for which it was practicable to obtain this information for Farmers and Middlefield, respectively, there were approximately [ ● ] registered holders of Farmers common shares and approximately [ ● ] registered holders of Middlefield common shares.

Dividends

Farmers and Middlefield both currently pay a quarterly cash dividend on shares of their respective common shares. Under the terms of the Merger Agreement, Farmers and Middlefield will coordinate the payment of any dividends and the record date and payment dates relating thereto, such that Middlefield shareholders (who will become Farmers shareholders after the Merger) will not receive multiple dividends, or fail to receive one dividend, from Middlefield and/or Farmers for any single calendar quarter.

SELECTED HISTORICAL FINANCIAL DATA OF FARMERS

The following table sets forth certain historical financial data concerning Farmers as of or for the nine months ended September 30, 2025 and 2024 and as of or for each of the five fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020, which is derived from Farmers’ consolidated financial statements. The following information is only a summary, and you should read this information in conjunction with Farmers’ audited consolidated financial statements and related notes included in Farmers’ Annual Reports on Form 10-K for the years ended December 31, 2024, 2023, 2022, 2021, and 2020, and unaudited interim consolidated financial statements included in Farmers’ Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2025 and 2024, which have been filed with the SEC and are incorporated by reference into this document and from which this information is derived. See “Where You Can Find More Information About Farmers and Middlefield” beginning on page [ ● ].

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

FARMERS NATIONAL BANC CORP

(UNAUDITED)

	At September 30,		At December 31,
(Dollars in thousands, except per share data)	2025	2024	2024	2023	2022	2021	2020
Selected Financial Data
Total Assets	$5,235,575	$5,236,503	$5,118,924	$5,078,350	$4,082,200	$4,142,749	$3,071,148
Loans, net of allowance for credit losses(1)	3,298,252	3,244,331	3,232,483	3,163,687	2,377,772	2,301,696	2,055,900
Allowance for loan losses	39,528	36,186	35,863	34,440	26,978	29,386	22,144
Securities available for sale	1,301,766	1,293,350	1,266,553	1,299,701	1,268,025	1,427,677	575,600
Goodwill and other intangible assets	186,013	188,340	188,200	190,288	101,666	102,606	49,617
Total deposits	4,400,515	4,361,837	4,266,779	4,177,386	3,561,768	3,547,235	2,610,878
Total borrowings	321,581	371,038	391,150	443,663	183,211	87,758	78,906
Total stockholders’ equity	465,949	439,678	406,028	404,415	292,295	472,432	350,097

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
Selected Operating Data:
Total interest income	$174,374	$169,823	$227,732	$213,335	$142,086	$116,459	$112,327
Total interest expense	68,949	74,194	99,364	75,549	17,920	8,469	16,136

Net interest income	105,425	95,629	128,368	137,786	124,166	107,990	96,191
Provision for credit losses and unfunded commitments(3)	4,763	7,671	7,966	9,153	1,122	4,893	9,100

Net interest income after provision for credit losses and unfunded commitments	100,662	87,958	120,402	128,633	123,044	103,097	87,091
Total non-interest income	34,032	30,302	41,716	41,861	44,202	38,193	36,161
Total non-interest expense	87,381	80,517	106,691	111,796	94,411	79,176	72,980

Income before income tax expense	47,313	37,743	55,427	58,698	72,835	62,114	50,272
Income tax expense	7,364	6,185	9,478	8,766	12,238	10,270	8,396

Net income	$39,949	$31,558	$45,949	$49,932	$60,597	$51,844	$41,876

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

FARMERS NATIONAL BANC CORP

(UNAUDITED)

	At or For the Nine Months Ended September 30,		For the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
Selected Operating Ratios and Other Data
Performance Ratios:
Return on average assets (annualized)	1.04%	0.83%	0.90%	0.99%	1.46%	1.52%	1.46%
Return on average equity (annualized)	12.46%	10.51%	11.28%	13.97%	17.24%	13.64%	12.80%
Average interest rate spread (tax equivalent)(2)	2.29%	2.00%	2.01%	2.35%	2.98%	3.35%	3.49%
Net interest margin (annualized)	2.92%	2.69%	2.69%	2.91%	3.18%	3.45%	3.70%
Efficiency ratio	59.68%	60.24%	59.26%	59.24%	53.68%	51.13%	52.55%
Capital Ratios:
Common equity tier 1 capital ratio	11.62%	10.91%	11.14%	10.61%	13.71%	13.16%	13.22%
Total risk based capital ratio	15.08%	14.34%	14.55%	14.06%	17.79%	17.60%	14.72%
Tier 1 risk based capital ratio	12.10%	11.39%	11.62%	11.10%	14.32%	13.82%	13.67%
Tier 1 leverage ratio	8.75%	8.20%	8.36%	8.02%	9.84%	10.12%	9.77%
Equity to assets	8.90%	8.40%	7.93%	7.96%	7.16%	11.40%	11.40%
Tangible common equity to tangible assets (non-GAAP)	5.54%	4.98%	4.42%	4.38%	4.79%	9.15%	9.94%
Asset Quality Ratios:
Non-performing assets/total assets	0.68%	0.37%	0.45%	0.30%	0.36%	0.39%	0.45%
Non-performing loans/total loans	1.06%	0.58%	0.70%	0.47%	0.62%	0.69%	0.67%
Allowance for credit losses losses/nonperforming loans(3)	111.84%	189.69%	161.52%	239.03%	182.25%	181.50%	160.06%
Allowance for credit losses as a percent of loans(3)	1.18%	1.10%	1.10%	1.08%	1.12%	1.26%	1.07%
Share Data:
Basic earnings per common share	$1.07	$0.85	$1.23	$1.34	$1.79	$1.78	$1.48
Diluted earnings per common share	1.06	0.84	1.22	1.33	1.79	1.77	1.47
Dividends per common share	0.51	0.51	0.68	0.68	0.65	0.47	0.44
Book value per share	12.38	11.70	10.80	10.78	8.58	13.94	12.39
Tangible book value per share	7.44	6.69	5.80	5.71	5.60	10.91	10.63
Market price at period end	14.41	15.12	14.22	14.45	14.12	18.55	13.27
Weighted average common shares outstanding—basic	37,430,415	37,319,035	37,327,848	37,384,122	33,844,945	29,167,357	28,266,509
Weighted average common shares outstanding—diluted	37,626,099	37,494,538	37,511,885	37,498,269	33,928,939	29,279,787	28,393,996

Note:	All performance ratios are based on average balance sheet amounts where applicable.

(1)	Loans do not include loans held for sale, which are not material.
(2)	Represents the difference between the weighted average yield on average interest-earnings assets and the weighted average cost of interest-bearing liabilities.
(3)	Farmers adopted ASU 2016-13 on January 1, 2021.

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity (non-GAAP)
Stockholders’ Equity	$465,949	$439,678	$406,028	$404,415	$292,295	$472,432	$350,097
Less Goodwill and Other Intangibles	186,013	188,340	188,200	190,288	101,666	102,606	49,617

Tangible Common Equity	$279,936	$251,338	$217,828	$214,127	$190,629	$369,826	$300,480

Reconciliation of Total Assets to Tangible Assets (non-GAAP)
Total Assets	$5,235,575	$5,236,503	$5,118,924	$5,078,350	$4,082,200	$4,142,749	$3,071,148
Less Goodwill and Other Intangibles	186,013	188,340	188,200	190,288	101,666	102,606	49,617

Tangible Assets	$5,049,562	$5,048,163	$4,930,724	$4,888,062	$3,980,534	$4,040,143	$3,021,531

SELECTED HISTORICAL FINANCIAL DATA OF MIDDLEFIELD

The following table sets forth certain historical financial data concerning Middlefield as of or for the nine months ended September 30, 2025 and 2024 and as of or for each of the five fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020, which is derived from Middlefield’s consolidated financial statements. The following information is only a summary, and you should read this information in conjunction with Middlefield’s audited consolidated financial statements and related notes included in Middlefield’s Annual Reports on Form 10-K for the years ended December 31, 2024, 2023, 2022, 2021, and 2020, and unaudited interim consolidated financial statements included in Middlefield’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2025 and 2024, which have been filed with the SEC and are incorporated by reference into this document and from which this information is derived. See “Where You Can Find More Information About Farmers and Middlefield” beginning on page [ ● ].

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

MIDDLEFIELD BANC CORP.

(UNAUDITED)

	At September 30,		At December 31,
(Dollars in thousands, except per share data)	2025	2024	2024	2023	2022	2021	2020
Selected Financial Data
Total Assets	$1,978,893	$1,857,635	$1,853,359	$1,822,883	$1,687,682	$1,331,006	$1,391,979
Loans, net of allowance for loan losses(1)	1,583,995	1,482,005	1,497,167	1,456,437	1,338,434	967,349	1,090,626
Allowance for loan losses	23,029	22,526	22,447	21,693	14,438	14,342	13,459
Securities available for sale	155,855	169,895	165,802	170,779	164,967	170,199	114,360
Goodwill and other intangible assets	41,218	42,225	41,967	42,998	39,436	16,474	16,795
Total deposits	1,622,302	1,512,769	1,445,693	1,426,602	1,402,019	1,166,610	1,225,200
Total borrowings	117,502	117,711	184,060	174,862	77,059	12,901	17,038
Total stockholders’ equity	224,120	210,705	210,562	205,681	197,691	145,335	143,810

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
Selected Operating Data:
Total interest income	$80,317	$75,824	$101,262	$90,301	$54,906	$52,335	$52,638
Total interest expense	29,217	30,699	40,582	25,098	4,729	4,195	9,250

Net interest income	51,100	45,125	60,680	65,203	50,177	48,140	43,388
(Credit) Provision for loan losses	(19)	2,185	2,008	3,002	—	700	9,840

Net interest income after (credit) provision for loan losses	51,119	42,940	58,672	62,201	50,177	47,440	33,548
Total non-interest income	7,346	5,299	7,213	6,691	6,746	7,249	5,990
Total non-interest expense	38,942	35,738	47,541	48,137	38,030	31,991	29,788

Income before income tax expense	19,523	12,501	18,344	20,755	18,893	22,698	9,750
Income tax expense	3,216	1,830	2,825	3,387	3,220	4,065	1,401

Net income	$16,307	10,671	$15,519	$17,368	$15,673	$18,633	$8,349

	At or For the Nine Months
	Ended September 30,		For the Year Ended December 31,
	2025	2024	2024	2023	2022	2021	2020
Selected Operating Ratios and
Other Data Performance Ratios:
Return on average assets (annualized)	1.14%	0.77%	0.84%	0.99%	1.17%	1.36%	0.64%
Return on average equity (annualized)	10.12%	6.90%	7.48%	8.83%	11.25%	12.74%	5.87%
Average interest rate spread
(tax equivalent)(2)	2.90%	2.48%	2.50%	3.19%	3.86%	3.64%	3.27%
Net interest margin (annualized)	3.79%	3.51%	3.52%	3.97%	4.08%	3.78%	3.54%
Efficiency ratio	64.45%	68.19%	67.38%	64.49%	64.96%	56.38%	58.77%
Capital Ratios:
Common equity tier 1 capital ratio	11.94%	11.59%	11.78%	11.66%	12.25%	12.18%	10.96%
Total risk based capital ratio	13.66%	13.35%	13.54%	13.43%	13.78%	14.21%	12.88%
Tier 1 risk based capital ratio	12.41%	12.10%	12.28%	12.18%	12.80%	12.96%	11.68%
Tier 1 leverage ratio	11.00%	10.69%	10.86%	10.68%	11.30%	10.02%	10.22%
Equity to assets	11.33%	11.34%	11.36%	11.28%	11.71%	10.92%	10.33%
Tangible common equity to tangible assets	9.44%	9.28%	9.31%	9.14%	9.60%	9.80%	9.24%
Asset Quality Ratios:
Non-performing assets/total assets	1.51%	1.62%	1.62%	0.60%	0.76%	0.89%	1.10%
Non-performing loans/total loans	1.86%	2.00%	1.97%	0.74%	0.52%	0.49%	0.71%
Allowance for loan losses/nonperforming loans	76.95%	74.89%	74.86%	199.44%	205.87%	295.16%	171.28%
Allowance for loan losses as a percent of loans	1.43%	1.50%	1.48%	1.47%	1.07%	1.46%	1.22%
Share Data:
Basic earnings per common share	$2.02	$1.32	$1.93	$2.14	$2.60	$3.01	$1.31
Diluted earnings per common share	2.01	1.32	$1.92	$2.14	$2.59	$3.00	$1.30
Dividends per common share	0.63	0.60	0.80	0.85	0.81	0.69	0.60
Book value per share	27.71	26.11	26.08	25.41	23.98	24.68	22.54
Tangible book value per share	22.62	20.87	20.88	20.10	19.19	21.88	19.91
Market price at period end	30.01	28.80	28.05	32.37	27.40	24.80	22.50
Weighted average common shares outstanding—basic	8,081,573	8,076,440	8,075,300	8,103,230	6,027,091	6,186,666	6,385,350
Weighted average common shares outstanding—diluted	8,130,213	8,092,280	8,086,098	8,126,013	6,044,382	6,211,076	6,404,524

Note: All performance ratios are based on average balance sheet amounts where applicable.

(1)	Loans do not include loans held for sale, which are not material.
(2)	Represents the difference between the weighted average yield on average interest-earnings assets and the weighted average cost of interest-bearing liabilities.

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity
Stockholders’ Equity	$224,120	$210,705	$210,562	$205,681	$197,691	$145,335	$143,810
Less Goodwill and Other Intangibles	41,218	42,225	41,967	42,998	39,436	16,474	16,795

Tangible Common Equity	$182,902	$168,480	$168,595	$162,683	$158,255	$128,861	$127,015

Reconciliation of Total Assets to Tangible Assets
Total Assets	$1,978,893	$1,857,635	$1,853,359	$1,822,883	$1,687,682	$1,331,006	$1,391,979
Less Goodwill and Other Intangibles	41,218	42,225	41,967	42,998	39,436	16,474	16,795

Tangible Assets	$1,937,675	$1,815,410	$1,811,392	$1,779,885	$1,648,246	$1,314,532	$1,375,184

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Farmers and Middlefield, and has been prepared to illustrate the financial effect of the Merger. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Farmers and its subsidiaries and of Middlefield and its subsidiaries, as an acquisition by Farmers of Middlefield using the acquisition method of accounting (Accounting Standards Codification (ASC) 805 “Business Combinations”) and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Middlefield will be recorded by Farmers at their respective fair values as of the date the Merger is completed. The pro forma financial information should be read in conjunction with Farmers’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are incorporated by reference herein, and Middlefield’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which are incorporated by reference herein.

In November 2025, the FASB issued Accounting Standards Update 2025-08, Financial Instruments – Credit Losses (Topic 326). ASU 2025-08 expands the use of the gross up method to certain acquired loans beyond purchased financial assets with credit deterioration. The ASU applies the gross-up method to acquired non-PCD assets that are purchased seasoned loans ultimately eliminating the Day 1 credit loss expense and reducing interest income recognized in subsequent periods. The ASU is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2026 and is applied on a prospective basis. Early adoption is permitted. If the ASU is adopted early, the impact would be to remove the CECL expense of $15.1 million which would instead gross up the balance sheet and reduce goodwill.

The unaudited pro forma condensed combined financial information set forth below assumes that the Merger was consummated on January 1, 2024 for purposes of the unaudited pro forma condensed combined statements of income and September 30, 2025 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the Merger, for purposes of the unaudited pro forma condensed combined statements of income, as if it had been effective during the entire period presented.

These unaudited pro forma condensed combined financial statements reflect the Merger based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the Merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings, expense efficiencies or any potential balance sheet restructuring, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of Farmers and its subsidiaries and of Middlefield and its subsidiaries. Such information and notes thereto are incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2025

	Farmers	Middlefield	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Notes
ASSETS
Cash and cash equivalents	$92,345	$103,705	$—	$196,050
Securities available for sale (including equity securities)	1,301,766	155,855	—	1,457,621
Loans held for sale	4,975	209	—	5,184
Loans	3,337,780	1,607,024	(35,791)	4,909,013	A
Allowance for credit losses	(39,528)	(23,029)	(5,375)	(67,932)	B

Net Loans	3,298,252	1,583,995	(41,166)	4,841,081

Premises and equipment, net	56,639	22,426	2,500	81,565	C
Bank owned life insurance	118,475	35,335	—	153,810
Goodwill	167,450	36,356	89,126	292,932	D
Other intangibles	18,563	4,862	18,238	41,663	E
Other assets	177,110	36,150	3,765	217,025	F

Total assets	$5,235,575	$1,978,893	$72,463	$7,286,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$994,604	$410,612	$—	$1,405,216
Interest-bearing	3,405,911	1,211,690	(1,037)	4,616,564	G

Total deposits	4,400,515	1,622,302	(1,037)	6,021,780

Short-term borrowings	235,000	106,000	—	341,000
Long-term borrowings	86,581	11,502	(2,400)	95,683	H
Other liabilities	47,530	14,969	8,404	70,903	I

Total liabilities	4,769,626	1,754,773	4,967	6,529,366

Commitments and contingent liabilities
Stockholders’ equity:
Common stock	366,214	162,349	149,634	678,197	J
Additional paid-in-capital	—	1,041	(1,041)	—	K
Retained earnings	277,930	120,514	(140,881)	257,563	L
Accumulated other comprehensive loss	(155,085)	(18,875)	18,875	(155,085)	M
Treasury stock	(23,110)	(40,909)	40,909	(23,110)	N

Total stockholders’ equity	465,949	224,120	67,496	757,565

Total liabilities and stockholders’ equity	$5,235,575	$1,978,893	$72,463	$7,286,931

Shares outstanding	37,646,549	8,086,886	13,563,579	59,297,014	U

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(In thousands, except per share data)	Farmers	Middlefield	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Notes
Interest and dividend income:
Loans, including fees	$142,361	$73,994	$6,711	$223,066	O
Securities and other	32,013	6,323	4,480	42,816	P

Total interest income	174,374	80,317	11,191	265,882
Interest expense:
Deposits	60,329	25,646	—	85,975
Borrowings	8,620	3,571	150	12,341	Q

Total interest expense	68,949	29,217	150	98,316

Net interest income	105,425	51,100	11,041	167,566
Provision (credit) for credit losses	4,763	(19)	—	4,744

Net interest income after provision (credit) for credit losses	100,662	51,119	11,041	162,822
Total non-interest income	34,032	7,346	(37)	41,341	R
Total non-interest expense	87,381	38,942	1,779	128,102	S

Income before income taxes	47,313	19,523	9,225	76,061
Provision for income taxes	7,364	3,216	1,937	12,517	T

Net income	39,949	16,307	7,288	63,544

Basic earnings per common share:
Earnings per share	$1.07	$2.02		$1.09
Weighted average shares outstanding	37,430,415	8,081,573	12,930,517	58,442,505	U
Diluted earnings per common share:
Earnings per share	$1.06	$2.01		$1.08
Weighted average shares outstanding	37,626,099	8,130,213	13,008,341	58,764,653	U

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands, except per share data)	Farmers	Middlefield	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Notes
Interest and dividend income:
Loans, including fees	$185,710	$92,566	$8,948	$287,224	O
Securities and other	42,022	8,696	5,973	56,691	P

Total interest income	227,732	101,262	14,921	343,915
Interest expense:
Deposits	81,169	33,263	1,037	115,469	V
Borrowings	18,195	7,319	200	25,714	Q

Total interest expense	99,364	40,582	1,237	141,183

Net interest income	128,368	60,680	13,684	202,732
Provision for credit losses	7,966	2,008	15,143	25,117	W

Net interest income after provision for credit losses	120,402	58,672	(1,459)	177,615
Total non-interest income	41,716	7,213	(50)	48,879	R
Total non-interest expense	106,691	47,541	12,744	166,976	X

Income before income taxes	55,427	18,344	(14,253)	59,518
Provision for income taxes	9,478	2,825	(2,993)	9,310	T

Net income	45,949	15,519	(11,260)	50,208

Basic earnings per common share:
Earnings per share	$1.23	$1.93		$0.86
Weighted average shares outstanding	37,327,848	8,075,300	12,920,480	58,323,628	U
Diluted earnings per common share:
Earnings per share	$1.22	$1.92		$0.86
Weighted average shares outstanding	37,511,885	8,086,098	12,937,757	58,535,740	U

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note

1 - Under the terms of the Merger Agreement, Middlefield will merge into Farmers, with Middlefield shareholders receiving 2.6 shares of Farmers common shares for each share of Middlefield common shares held. The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting, giving effect to the Merger. The unaudited pro forma combined condensed consolidated balance sheet combines the historical information of Farmers and Middlefield as of September 30, 2025, and assumes the Merger was completed on that date. The unaudited pro forma combined condensed consolidated statements of income combine the historical financial information of Farmers and Middlefield and give effect to the Merger as if it had been completed as of January 1, 2024 and carried forward through December 31, 2024 and the nine months ended September 30, 2025.

The preliminary estimated merger consideration and allocation of the purchase price is as follows:

Common shares of Middlefield as of September 30, 2025	8,086,886
Stock based compensation to be converted	240,216

Total shares to be converted	8,327,102
Exchange ratio	2.60

Farmers shares to be issued	21,650,465
Price per share of Farmers common stock (closing price September 30, 2025)	$14.41
Preliminary estimated merger consideration	$311,983,200

The purchase price will depend on the market price of Farmers common stock when the acquisition is consummated. Farmers management believes that a 15% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	“Farmers Share Price”	“Purchase Price (In Thousands)”
As presented	$14.41	311,983
15% increase	$16.57	358,781
15% decrease	$12.25	265,186

	Middlefield Book Value	Fair Value Adjustments	Fair Value
Preliminary estimated merger consideration			$311,983
Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash and due from banks	$103,705	$0	$103,705
Securities available for sale	155,855	0	155,855
Loans held for sale	209	0	209
Loans, net of allowance for credit losses	1,583,995	(26,023)	1,557,972
Premise and equipment	22,426	2,500	24,926
Bank owned life insurance	35,335	0	35,335
Core deposit intangible	0	23,100	23,100
Other assets	36,150	249	36,399

Total identifiable assets acquired	1,937,675	(174)	1,937,501

Deposits	1,622,302	(1,037)	1,621,265
Borrowed funds	117,502	(2,400)	115,102
Other liabilities	14,969	(336)	14,633

Total liabilities assumed	1,754,773	(3,773)	1,751,000

Total Identifiable net assets	182,902	3,599	186,501
Goodwill		125,482	125,482

Total allocation	$182,902	$129,081	$311,983

A	-	Adjustment to loans reflects the estimated interest rate fair value mark on the portfolio of $20.6 million and credit fair value mark related to non-purchased credit-deteriorated (“PCD”) loans of $15.1 million based on estimates of expected cash flows and $13.3 million on loans preliminarily identified as PCD, resulting in a discount on Middlefield’s portfolio. The final component is a $13.3 million increase adjustment, representing a gross up of PCD loans.

B	-	Adjustment to reflect the elimination of Middlefield’s ACL totaling $23.0 million, the $13.2 million addition to the ACL attributable to loans identified as PCD and the day 1 recognition of the ACL related to non-PCD loans of $15.1 million.

C	-	Adjustments to premises and equipment represents adjustments to appraised values.

D	-	Goodwill was adjusted to remove Middlefield’s goodwill totaling $36.4 million and to record estimated goodwill of $125.5 million resulting form the Merger.

E	-	Other intangibles were adjusted to remove Middlefield’s core deposit intangible asset totaling $4.9 million and to record the estimated core deposit intangible resulting from the Merger of $23.1 million.

F	-	Adjustments to other assets represents a fair value adjustment of $249,000 for mortgage servicing rights and the recording of the estimated net deferred tax asset of $3.5 million resulting from the Merger.

G	-	Adjustment to interest-bearing deposits represents time deposits adjusted to fair value.

H	-	Adjustment to trust preferreds to reflect liquidity and interest rate estimates resulting in a discount on Middlefield’s debt.

I	-	Adjustment to accrue estimated merger-related expenses, net of tax expected to be incurred by Farmers.

J	-	Adjustment to eliminate Middlefield’s capital accounts, and to record the issuance of 21,650,465 shares of Farmers common stock to Middlefield’s shareholders.

K	-	Adjustment to eliminate Middlefield’s capital surplus

L	-	Adjustment to eliminate Middlefield’s retained earnings, to record the after tax merger costs expected to be incurred by Farmers and to record the after-tax provision for credit losses of $12.0 million resulting from the non-PCD loan provision for credit losses recorded immediately following the consumption of the merger.

M	-	Adjustment to eliminate Middlefield’s accumulated other comprehensive income.

N	-	Adjustment to eliminate Middlefield’s treasury stock.

O	-	Adjustment to record loan discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.

P	-	Adjustment to record investment securities discount accretion of the estimated fair value mark, based on the expected average life of the portfolio.

Q	-	Adjustment to record discount accretion of the estimated fair value mark over the remaining contractual maturity of the underlying instruments stated term.

R	-	Adjustment to record the amortization of the estimated fair value mark on mortgage servicing rights over its expected average life.

S	-	Adjustment to record amortization of the estimated core deposit intangible (CDI) and estimated fixed asset fair value mark over their expected lives.

T	-	Adjustment to recognize the tax impact of pro forma transactions related adjustment at 21%.

U	-	Adjustment to Middlefield common shares reflecting the conversion ratio of 2.60 at closing.

V	-	Adjustment to record amortization of estimated time deposit mark.

W	-	To record the provision for credit losses of $15.1 million resulting from the non-PCD loan provision for credit losses recorded immediately following the consummation of the Merger.

X	-	Adjustment to record amortization of the estimated core deposit intangible (CDI) and estimated fixed asset fair value mark over their expected lives and record merger expense incurred by Farmers.

COMPARATIVE PER SHARE DATA

(Unaudited)

The following tables set forth the basic earnings, diluted earnings, cash dividends and book value per common share data for Farmers and Middlefield on a historical basis, on a pro forma combined basis, and on a per equivalent Middlefield share basis, as of or for the nine month period ended September 30, 2025, and as of or for the fiscal year ended December 31, 2024.

The pro forma data was derived by combining the historical consolidated financial information of Farmers and Middlefield using the acquisition method of accounting for business combinations and assumes the transaction is completed as contemplated. The pro forma and pro forma-equivalent per share information gives effect to the Merger as if the transactions had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2024 in the case of the earnings per share and dividends declared data. The unaudited pro forma data in the tables assume that the Merger is accounted for using the acquisition method of accounting and represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Middlefield at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the financial information and financial statements of Farmers and Middlefield incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●].

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the Merger and, accordingly, does not attempt to predict or suggest future results.

	Farmers Historical	Middlefield Historical	Pro Forma Combined(1)(2)(3)	Equivalent Pro Forma Middlefield(4)
Basic Net Income Per Common Share
Nine months ended September 30, 2025	$1.07	$2.02	$1.09	$2.83
Year ended December 31, 2024	$1.23	$1.93	$0.86	$2.24
Diluted Net Income Per Common Share
Nine months ended September 30, 2025	$1.06	$2.01	$1.08	$2.81
Year ended December 31, 2024	$1.22	$1.92	$0.86	$2.24
Dividends Declared Per Common Share
Nine months ended September 30, 2025	$0.51	$0.63	$0.51	$1.33
Year ended December 31, 2024	$0.68	$0.80	$0.68	$1.77
Book Value Per Common Share
September 30, 2025	$12.38	$27.71	$12.78	$33.22

(1)

The pro forma combined book value per Farmers common share is based on the pro forma combined common stockholders’ equity for the merged entities divided by total pro forma common shares of the combined entities.

(2)	Pro forma dividends per share represent Farmers historical dividend per common shares.
(3)

The pro forma combined diluted net income per Farmers common share is based on the pro forma combined diluted net income for the merged entities divided by total pro forma diluted common shares of the combined entities.

(4)	Represents the Pro Forma Combined information multiplied by the 2.60 exchange ratio.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] and the risk factors included in Farmers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and Middlefield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, you should carefully consider the following risk factors before deciding how to vote your Farmers common shares or Middlefield common shares, as applicable. For further discussion of these and other risk factors, please see Farmers’ and Middlefield’s periodic reports and other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●]. Additional risks and uncertainties not presently known to Farmers or Middlefield also may adversely affect the Merger and Farmers as the surviving corporation in the Merger if they materialize.

Risks Related to the Merger and Farmers’ Business Upon Completion of the Merger

Because the market price of Farmers common shares may fluctuate, Farmers shareholders and Middlefield shareholders cannot be certain of the market value of the Farmers common shares that Middlefield shareholders will receive in the Merger.

Upon completion of the Merger, each Middlefield common share will become the right to receive 2.6 Farmers common shares. Any change in the price of Farmers common shares prior to completion of the Merger will affect the market value of the stock that Middlefield shareholders will receive in the Merger. Middlefield will not have the right to terminate the Merger Agreement due to a decline in the trading price of Farmers common shares unless both (a) the average closing price of Farmers common shares during a specified period before the effective time of the Merger is less than $11.14 and (b) Farmers common shares underperforms the Nasdaq Bank Index by more than 20%.

Any change in the market price of Farmers common shares prior to the completion of the Merger will affect the market value of the Merger consideration that Middlefield common shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Farmers and Middlefield, including, but not limited to, general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. We urge Farmers shareholders and Middlefield shareholders to obtain current market quotations for Farmers and Middlefield common shares when deciding how to vote.

If the price of Farmers common shares declines, Middlefield shareholders may receive less value for their shares upon completion of the Merger than the value calculated pursuant to the Exchange Ratio on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus or on the date of the Middlefield special meeting. For example, based on the range of closing prices of Farmers common shares during the period from October 21, 2025, the last full trading day before public announcement of the Merger, through [ ● ], 2025, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, the Exchange Ratio represented a value ranging from a high of $[ ● ] on [ ● ], 2025 to a low of $[ ● ] on [ ● ], 2025 for each Middlefield common share. Because the date the Merger is completed will be later than the dates of Farmers special meeting and the Middlefield special meeting, Farmers shareholders and Middlefield shareholders will not know what the market value of Farmers common shares will be upon completion of the Merger when voting at their respective special meetings.

The opinions of Farmers’ and Middlefield’s respective financial advisors delivered to the respective Farmers and Middlefield boards of directors prior to the execution of the Merger Agreement do not reflect changes in circumstances after the dates of the opinions.

The opinion of Janney, Farmers’ financial advisor, to the Farmers board of directors regarding the Merger Consideration to be paid by Farmers was dated, October 21, 2025. Similarly, the opinion of Raymond James,

Middlefield’s financial advisor, to the Middlefield board of directors regarding the Exchange Ratio in the proposed Merger was dated, October 21, 2025. Subsequent changes in the operations and prospects of Farmers or Middlefield, general market and economic conditions and other factors that may be beyond the control of Farmers or Middlefield may significantly alter the value of Farmers or Middlefield or the prices of the Farmers common shares or Middlefield common shares by the time the Merger is completed. The opinions do not speak as of the time the Merger is completed, or as of any other date other than the dates of the respective opinions. The opinion of Janney is attached as Annex B to this joint proxy statement/prospectus. The opinion of Raymond James is attached as Annex C to this joint proxy statement/prospectus. See “The Merger — Opinion of Farmers’ Financial Advisor” beginning on page [●] and “The Merger — Opinion of Middlefield’s Financial Advisor” beginning on page [●] for descriptions of the opinions and summaries of the analyses performed by Janney and Raymond James in connection with their respective opinions.

The combined company will incur significant transaction and merger-related costs in connection with the Merger.

Farmers and Middlefield expect to incur costs associated with combining the operations of the two companies. Farmers and Middlefield just recently began collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Farmers and Middlefield. Whether or not the Merger is consummated, Farmers and Middlefield will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the Merger. Although Farmers and Middlefield expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of their respective businesses, may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

If the Merger is not completed, Farmers and Middlefield will have incurred substantial expenses without their shareholders realizing the expected benefits of the Merger.

Farmers and Middlefield each have incurred substantial expenses in connection with the transactions described in this joint proxy statement/prospectus, which are charged to earnings as incurred. If the Merger is not completed, these expenses still will be charged to earnings even though Farmers and Middlefield would not have realized the expected benefits of the Merger. There can be no assurance that the Merger will be completed.

Farmers may not be able to successfully integrate Middlefield or to realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on Farmers’ ability to consolidate operations, systems and procedures and to eliminate redundancies and reduce costs of the combined operations. Farmers may not be able to combine the operations of Middlefield and Farmers without encountering difficulties, such as:

•	the loss of key employees;

•	the inability to maintain and increase competitive presence;

•	those associated with entering new geographic markets;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Middlefield and Farmers.

Further, Farmers and Middlefield entered into the Merger Agreement with the expectation that the Merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether Farmers integrates Middlefield in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact Farmers’ business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The Merger Agreement may be terminated in accordance with its terms, and the Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled in order to complete the Merger. Those conditions include, among others, approval of the Farmers Merger Proposal, Farmers Authorized Share Increase Proposal and the Farmers Share Issuance Proposal by Farmers shareholders, approval of the Middlefield Merger Proposal by Middlefield shareholders, receipt of required governmental and regulatory approvals, the absence of orders prohibiting the completion of the Merger, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger — Termination of the Merger Agreement” beginning on page [●] for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. Any of these conditions to closing of the Merger may not be fulfilled, and as a result the Merger may not be completed.

Termination of the Merger Agreement could negatively affect Farmers and/or Middlefield.

If the Merger Agreement is terminated, there may be various consequences, including:

•

Farmers’ and/or Middlefield’s respective businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	the market price of Farmers common shares and/or Middlefield common shares might decline to the extent that the current market price reflects a market assumption that the Merger will be completed; and

•	Middlefield may be required to pay a termination fee of $12.0 million to Farmers under certain circumstances. See “The Merger — Termination Fee” beginning on page [●].

In addition, if the Merger Agreement is terminated and Middlefield’s board of directors seeks another merger or business combination, Middlefield shareholders cannot be certain that Middlefield will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Farmers has agreed to provide in the Merger, or find another party interested in a merger or business combination at all.

Further, if the Merger is not completed, Farmers and/or Middlefield may experience negative reactions from the financial markets and from their respective shareholders, customers and employees. Farmers and/or Middlefield also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against Farmers or Middlefield to perform their respective obligations under the Merger Agreement. If the Merger is not completed, Farmers and Middlefield cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the respective businesses, financial results and stock prices of Farmers and/or Middlefield.

The Merger Agreement limits Middlefield’s ability to pursue alternatives to the Merger.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Middlefield from soliciting, negotiating or providing confidential information to any third party relating to any competing proposal to acquire Middlefield or Middlefield Bank. The prohibition limits Middlefield’s ability to seek offers from other potential acquirers that may be superior from a financial point of view to the proposed transaction.

In addition, if the Merger Agreement is terminated due to certain circumstances, Middlefield is required to pay Farmers a termination fee of $12,000,000. The requirement that Middlefield make such a payment could discourage another company from making a competing proposal.

Middlefield will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainties about the effect of the Merger on employees and customers may have an adverse effect on Middlefield and consequently on Farmers. These uncertainties may impair Middlefield’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with Middlefield to seek to change existing business relationships with Middlefield. Retention of certain employees may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Middlefield’s business prior to the Merger and the combined company’s business following the Merger could be negatively impacted. In addition, the Merger Agreement restricts Middlefield from making certain acquisitions and taking other specified actions before the Merger occurs without the consent of Farmers. These restrictions may prevent Middlefield from pursuing business opportunities that may arise prior to the completion of the Merger and, therefore, could have a material adverse effect on Middlefield’s business, financial condition and results of operations. See “The Merger — Conduct of Business Prior to the Merger” beginning on page [●] for a description of restrictive covenants applicable to Middlefield.

The need for regulatory approvals may delay the date of completion of the Merger or may diminish the benefits of the Merger.

Farmers is required to obtain the approvals of certain banking and other regulatory agencies prior to completing the Merger and the Bank Merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the Merger and the Bank Merger. The requisite regulatory approvals may not be received at all (in which case the Merger and the Bank Merger could not be completed), may not be received in a timely fashion, or may contain conditions or restrictions on completion of the Merger or the Bank Merger that cannot be satisfied. In addition, any conditions or restrictions imposed could have the effect of imposing additional costs on or limiting the revenues of the combined company following the Merger and the Bank Merger, which might have an adverse effect on the combined company following the Merger. You also should be aware that it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the Merger to the combined company or otherwise have an adverse effect on the combined company following the Merger. See “The Merger — Regulatory Approvals” beginning on page [●]for a description of the regulatory approvals required to complete the Merger.

Directors and officers of Middlefield have interests in the Merger that differ from the interests of non-management Middlefield shareholders.

Middlefield shareholders should be aware that Middlefield’s directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Middlefield shareholders. The Middlefield board of directors was aware of these respective interests and considered these interests, among other matters, when making its decision to approve the Merger Agreement, and in recommending that the holders of Middlefield common shares vote to approve and adopt the Merger Agreement. For a more complete description of these interests, please see “The Merger — Interests of Certain Persons in the Merger” beginning on page [●].

The unaudited pro forma condensed combined financial information included in and incorporated by reference into this document are preliminary and the actual financial condition and results of operations of Farmers after the Merger may differ materially.

The pro forma financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what Farmers’ actual financial condition or results of operations would have been had the Merger been completed on the dates presented. The unaudited financial information reflects estimated adjustments, which are based upon preliminary estimates and the purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Middlefield as of the date of the completion of the Merger. For more information, please see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●].

Litigation against Middlefield or Farmers, or the members of the Middlefield or Farmers board of directors, could prevent or delay the completion of the Merger.

Shareholders of Middlefield may file lawsuits against Middlefield, Farmers, and/or the boards of directors of either company in connection with the Merger. The results of any such potential legal proceedings are difficult to predict and such legal proceedings could delay or prevent the Merger from being completed in a timely manner. The existence of litigation related to the Merger could affect the likelihood of obtaining the required approvals from Middlefield shareholders and Farmers shareholders. Moreover, any litigation could be time consuming and expensive, and could divert Middlefield’s and Farmers’ management’s attention away from their regular business. Any lawsuit adversely resolved against Middlefield, Farmers, or members of their boards of directors could have a material adverse effect on each company’s business, financial condition and results of operations.

The market price of Farmers’ common shares after the Merger may be affected by factors different from those affecting the shares of Middlefield or Farmers currently.

As a result of the Merger, Middlefield shareholders will become Farmers shareholders. Farmers’ business differs from that of Middlefield. Accordingly, the results of operations of the combined company and the market price of Farmers’ common shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Farmers and Middlefield.

In addition, the issuance of Farmers common shares in the Merger could have the effect of depressing the market price for Farmers’ common shares. For example, some Middlefield shareholders may decide not to hold the Farmers common shares they receive as a result of the Merger. Other Middlefield shareholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the Farmers common shares they receive as a result of the Merger. Any such sales of Farmers common shares could have the effect of depressing the market price for Farmers common shares.

Holders of Farmers common shares and Middlefield common shares will have a reduced ownership and voting interest in the combined company after the Merger and will, therefore, have less voting influence over the combined company.

Holders of Farmers and Middlefield common shares currently have the right to vote in the election of the board of directors and on other matters involving Farmers and Middlefield, respectively. In the Merger, each Middlefield shareholder will become a holder of common shares of the combined company, with a percentage ownership of the combined company that is smaller than such holder’s percentage ownership of Middlefield. Upon completion of the Merger, we estimate that Middlefield shareholders as of immediately prior to the Merger will collectively own approximately [●]% and Farmers shareholders as of immediately prior to the Merger will own approximately [●]% of the outstanding common shares of the combined company (in each case, on an as-converted and fully diluted basis and without regard to the fact that immediately prior to the Merger, certain holders may own both Farmers and Middlefield shares). As a result, Middlefield shareholders will have less voting influence on the combined company and may have less influence on its management and policies than they now have on Middlefield, and Farmers shareholders will have less voting influence on the combined company and may have less influence on its management and policies than they now have on Farmers.

Holders of Farmers common shares have different rights from holders of Middlefield common shares.

Upon completion of the Merger, Middlefield common shareholders will no longer be shareholders of Middlefield but will instead become shareholders of Farmers, and their rights as shareholders of Farmers will be governed by Farmers Articles and Farmers Amended Code of Regulations. The terms of Farmers Articles and Farmers Amended Code of Regulations are in some respects materially different than the terms of Middlefield’s Second Amended and Restated Articles of Incorporation and Regulations. See “Comparative Rights of Farmers Shareholders and Middlefield Shareholders” beginning on page [●] for a discussion of the different rights associated with Farmers common shares and Middlefield common shares.

Risks Related to Farmers’ Business

You should read and consider risk factors specific to Farmers’ business that will also affect the combined company after the Merger. These risks are described in the sections entitled “Risk Factors” in Farmers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●] for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Related to Middlefield’s Business

You should read and consider risk factors specific to Middlefield’s business that will also affect the combined company after the Merger. These risks are described in the sections entitled “Risk Factors” in Middlefield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●] for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE FARMERS SPECIAL MEETING

General

This section contains information about the special shareholder meeting Farmers has called to consider and vote on proposals to: (i) approve the Merger agreement, which we refer to as the Farmers Merger Proposal; (ii) approve an amendment to the Farmers Articles to increase the number of authorized Farmers common shares from 50,000,000 to 75,000,000 shares, which we refer to as the Farmers Authorized Share Increase Proposal; (iii) approve the issuance of Farmers common shares in connection with the Merger, which we refer to as the Farmers Share Issuance Proposal; and (iv) approve the adjournment of the Farmers special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Farmers Merger Proposal and the Farmers Share Issuance Proposal at the time of the Farmers special meeting, which we refer to as the Farmers Adjournment Proposal. Farmers is mailing this joint proxy statement/prospectus to its shareholders on or about [ ● ], 2025. Together with this joint proxy statement/prospectus, Farmers also is sending to its shareholders a notice of the Farmers special meeting and a form of proxy that Farmers’ board of directors is soliciting for use at the Farmers special meeting and at any adjournments of the Farmers special meeting.

A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this document in its entirety. You should read the entire Merger Agreement carefully.

Date, Time and Place of the Farmers Special Meeting

The Farmers special meeting will be held virtually, on [ ● ] 2026, at [ ● ] Eastern Time.

Matters to be Considered

At the Farmers special meeting, Farmers shareholders will be asked to consider and vote to approve the following matters:

•	Farmers Merger Proposal;

•	Farmers Authorized Share Increase Proposal;

•	Farmers Share Issuance Proposal; and

•	Farmers Adjournment Proposal.

Recommendation of Farmers’ Board of Directors

The Farmers board of directors recommends that you vote “FOR” approval of the Farmers Merger Proposal, “FOR” approval of the Farmers Authorized Share Increase Proposal, “FOR” approval of the Farmers Share Issuance Proposal, and “FOR” approval of the Farmers Adjournment Proposal. See “The Merger — Farmers’ Reasons for the Merger and Recommendation of the Farmers Board of Directors” beginning on page [●] and “Farmers Proposals — Farmers Authorized Share Increase Proposal” beginning on page [●] for a more detailed discussion of the Farmers board of directors’ recommendations.

Record Date; Stock Entitled to Vote; Broker Voting; Quorum

Only holders of record of Farmers common shares on [ ● ], 2025 will be entitled to notice of and to vote at the Farmers special meeting and any adjournments of such meeting. On the Farmers Record Date, there were [ ● ] Farmers common shares outstanding. You may cast one vote for each Farmers common share you owned on the Farmers Record Date.

A quorum must be present to transact business at the Farmers special meeting. A quorum at the Farmers special meeting requires the presence, whether in person or by proxy, of at least a majority of the votes entitled to be cast at the Farmers special meeting. Abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting on a matter.

If your Farmers common shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow for you to specify how your shares will be voted. In general, under the rules of the various national and regional securities exchanges, broker holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain routine, non-contested matters, but not on non-routine proposals. In the case of non-routine items for which specific voting instructions have not been provided, the institution holding street name shares cannot vote those shares. When there is a routine proposal on a ballot or when the broker receives voting instructions on at least one non-routine proposal but not all such proposals, the non-routine proposals for which the broker has not been given voting instructions are often called “broker non-votes.”

If your shares are held by a bank or other nominee, whether your nominee may vote your shares in the absence of instructions from you will depend on your specific arrangement with your nominee record holder, but in the absence of an arrangement granting such record holder discretionary authority to vote, your record holder nominee will not have authority to vote your Farmers common shares on any matter at the Farmers special meeting that is considered a non-routine matters. It is important that you be sure to provide your bank or other nominee record holder with instructions on how to vote your shares held in street name.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failures to Vote

Farmers Merger Proposal. If a quorum exists, approval of the Farmers Merger Proposal requires the affirmative vote of at least two-thirds of the issued and outstanding Farmers common shares entitled to vote thereon. Abstentions and failures to vote and broker non-votes will count as votes AGAINST this proposal, assuming a quorum is present.

Farmers Authorized Share Increase Proposal. If a quorum exists, approval of the Farmers Authorized Share Increase Proposal requires the affirmative vote of at least two-thirds of the issued and outstanding Farmers common shares entitled to vote thereon. Abstentions and failures to vote and broker non-votes will count as votes AGAINST this proposal, assuming a quorum is present.

Farmers Share Issuance Proposal. If a quorum exists, approval of the Farmers Share Issuance Proposal requires the affirmative vote of at least a majority of the total votes present, in person or by proxy, at the Farmers special meeting. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes that are not counted as present at the Farmers special meeting will not have any effect on the outcome of this proposal.

Farmers Adjournment Proposal. If a quorum exists, approval of the Farmers Adjournment Proposal requires the affirmative vote of at least a majority of the total votes present, in person or by proxy, at the Farmers special meeting. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes that are not counted as present at the Farmers special meeting will not have any effect on the outcome of this proposal.

Shares Held by Farmers Officers and Directors and their Affiliates

On the Farmers Record Date, the directors and executive officers of Farmers and their affiliates owned or controlled the vote of [ ● ] Farmers common shares, or approximately [ ● ]% of the outstanding Farmers common shares. The directors of Farmers have agreed to vote their Farmers common shares for the Farmers Merger Proposal and the other matters contemplated by the Merger Agreement.

Voting of Proxies

Farmers shareholders may submit the accompanying proxy by telephone, the Internet or by mail. We urge you to submit your proxy whether or not you expect to attend the Farmers special meeting virtually. All Farmers common shares represented at the Farmers special meeting by properly executed proxies received prior to or at the Farmers special meeting, and not revoked, will be voted at the Farmers special meeting in accordance with the instructions on the proxies. If you properly execute and return a proxy but include no voting instructions, your shares will be voted “FOR” approval of each of the (i) Farmers Merger Proposal, (ii) Farmers Authorized Share Increase Proposal, (iii) Farmers Share Issuance Proposal, and (iv) Farmers Adjournment Proposal.

If your shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must direct the record holder how to vote your shares in connection with the Merger (unless you have granted your non-broker record holder discretionary authority to vote your shares without instructions from you). Your broker, bank or other nominee will send you directions explaining how you can direct the record holder of your shares to vote.

The Farmers board of directors does not know of any matters, other than those described in the notice of the Farmers special meeting, that are to come before the Farmers special meeting. If any other matters are properly presented at the Farmers special meeting for action, the persons named in the enclosed form of proxy will have the authority to vote on those matters in their discretion.

Participants in the Farmers 401(k) Plan

If you participate in the Farmers 401(k) Plan and Farmers common shares have been allocated to your account in the Farmers 401(k) Plan, you are entitled to instruct the trustee of the Farmers 401(k) Plan, confidentially, as to how to vote those shares pursuant to the instructions provided to plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by 11:59 p.m. Eastern Time on [ ● ], 2026. If you do not send instructions, your instructions are not timely received, or your instructions are not properly completed, the shares credited to your account in the Farmers 401(k) Plan will be voted by the trustee in the same proportion that it votes shares in the Farmers 401(k) Plan for which it did receive timely instructions. You may also revoke previously given voting instructions by 11:59 p.m. Eastern Time on [ ● ], 2026 by filing with the trustee either a written notice of revocation or a properly completed and signed instruction bearing a later date.

Revocation of Proxies

If you give a proxy, you have the right to revoke it at any time before it is voted. You may revoke your proxy by (i) filing a written notice of revocation with the Secretary of Farmers that is received prior to the vote at the Farmers special meeting and bears a later date than the proxy, (ii) duly executing a later-dated proxy card relating to the same Farmers shares and delivering it to the Secretary of Farmers before the vote at the Farmers special meeting, (iii) submitting a later-dated proxy by telephone or the Internet before the vote at the Farmers special meeting, or (iv) attending the Farmers special meeting virtually and voting during the meeting. Your virtual attendance at the Farmers special meeting will not, in and of itself, revoke your proxy. Any written notice of revocation or subsequent dated proxy should be sent to Farmers National Banc Corp., Attn: Troy Adair, Corporate Secretary, 20 South Broad Street, Canfield, Ohio 44406. For a notice of revocation or later proxy to be valid, it must actually be received by Farmers prior to the vote of the Farmers shareholders.

If your Farmers shares are held by a broker, bank or other nominee in street name and you wish to change the instructions you have given your broker, bank or other nominee about how to vote your Farmers shares, or you wish to attend the Farmers special meeting and vote virtually, you must follow the instructions provided by your broker, bank or other nominee.

Expenses of Solicitation of Proxies

Farmers will bear the entire cost of soliciting proxies from Farmers shareholders. Farmers has engaged a professional proxy solicitation firm, Alliance Advisors (“Alliance”), to assist in soliciting proxies for use at the Farmers special meeting. Farmers will pay Alliance a fee of $30,000 and will reimburse Alliance for its out-of-pocket expenses. In addition to solicitation by Alliance and use of the mail, proxies may be solicited by directors, officers and employees of Farmers in person or by telephone, facsimile, email or any other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Farmers common shares held of record by such persons. Farmers may reimburse these custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur.

Attending the Farmers Special Meeting

All holders of Farmers common shares, including holders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to virtually attend the Farmers special meeting. Shareholders of record can vote live at the Farmers special meeting. If you wish to revoke your proxy during the live webcast of the Annual Meeting, you must have a legal proxy from the shareholder of record indicating that you were the beneficial owner of Farmers common shares on the Farmers Record Date.

FARMERS PROPOSALS

Farmers Merger Proposal

Proposal. Farmers is asking its shareholders to approve the Farmers Merger Proposal. Pursuant to this proposal, Farmers shareholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Holders of Farmers common shares should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

Vote Required. If a quorum exists, approval of the Farmers Merger Proposal requires the affirmative vote of at least two-thirds of the issued and outstanding Farmers common shares entitled to vote thereon. Abstentions, unvoted shares and broker non-votes will have the effect of a vote AGAINST this proposal, assuming a quorum is present. In the event the Farmers Merger Proposal is not approved by the requisite vote of Farmers shareholders, the Merger will not be completed.

Recommendation of Farmers’ Board of Directors. After careful consideration, the Farmers board of directors adopted the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of Farmers and the shareholders of Farmers. The Farmers board of directors recommends a vote “FOR” approval of the Farmers Merger Proposal.

Farmers Authorized Share Increase Proposal

Proposal. Farmers is asking its shareholders to approve the Farmers Authorized Share Increase Proposal so that Farmers may file an amendment to the Farmers Articles in order to increase the number of authorized Farmers common shares from 50,000,000 to 75,000,000 shares.

Purpose. Article IV of Farmers Articles, currently authorizes 50,000,000 common shares. Of these authorized shares, as of the Farmers Record Date, [37,653,183] were issued and outstanding and [1,668,521]

were held by Farmers as treasury shares. Under Farmers Articles, the Farmers board of directors is authorized without action of the shareholders to re-purchase shares of any class. An additional 1,000,000 common shares are reserved for issuance under the Farmers National Banc Corp. Share Ownership Plan (an employee stock purchase plan pursuant to which 194,401 shares have been issued), 1,000,000 common shares were reserved for issuance under Farmers 2022 Equity Incentive Plan (pursuant to which awards representing 448,572 have been granted and remain outstanding).

In order to complete the Merger, Farmers will issue approximately [●] Farmers common shares. As a result, Farmers must authorize at least [●] additional common shares in order to complete the Merger.

The Farmers board of directors is recommending that shareholders vote “FOR” the adoption of the Farmers Authorized Share Increase Proposal because the Board believes that the increase in the number of Farmers authorized common shares from 50,000,000 to 75,000,000 will provide Farmers with the ability to issue the anticipated amount of Farmers common shares to Middlefield shareholders on the effective date of the Merger while also providing additional Farmers common shares in order to meet future business and financial needs. In addition to the Farmers common shares that will be issued in the Merger, it is contemplated that additional Farmers common shares could be used for appropriate corporate purposes as approved by the Farmers board of directors, including but not limited to the following:

•	Share distributions and dividends;

•	Future acquisitions and mergers; and

•	Public offerings and other capital raising transactions.

Other than the issuance of common shares in connection with the Merger, Farmers does not currently have any plans, proposals or arrangement to issue any of its authorized but unissued common shares.

At the Farmers 2018 Annual Meeting of Shareholders, shareholders approved a proposed amendment to Farmers Articles that increased the number of Farmers authorized common shares from 35,000,000 to the 50,000,000 currently authorized. Since that time, Farmers has successfully completed three acquisitions that have utilized a significant number of Farmers common shares, which was one of the uses contemplated by the last proposed amendment to authorize additional common shares. Therefore, Farmers’ board of directors has determined that it is in the best interests of Farmers and its shareholders to amend the Farmers Articles as described herein.

If the Farmers Authorized Share Increase Proposal is approved by Farmers’ shareholders, subject to the discretion of Farmers’ board of directors, Farmers intends to file an amendment to the Farmers Articles with the Secretary of State of the State of Ohio in substantially the form attached as Annex D to this joint proxy statement/prospectus prior to completion of the Merger. Upon filing of the amendment, the additional authorized Farmers common shares would be available for issuance at the discretion of Farmers’ board of directors and without further shareholder approval, even if the Merger is not consummated, except as may be required by Ohio law or the rules of The Nasdaq Stock Market LLC. The additional authorized common shares will have the same rights and privileges as the Farmers’ common shares currently issued and outstanding. Holders of Farmers’ common shares have no preemptive rights.

The issuance of additional Farmers common shares may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of Farmers’ common shares, or the perception that these sales might occur, could adversely affect the prevailing market price of Farmers’ common shares or limit Farmers’ ability to raise additional capital. Farmers’ shareholders should recognize that, if the Farmers Authorized Share Increase Proposal is approved by Farmers’ shareholders, following the filing of the related certificate of amendment to the Farmers Articles, they will own a smaller percentage of shares relative to the total authorized shares of Farmers than they presently own.

Vote Required. If a quorum exists, approval of the Farmers Authorized Share Increase Proposal requires the affirmative vote of at least two-thirds of the issued and outstanding Farmers common shares entitled to vote thereon. Abstentions, unvoted shares and broker non-votes will have the effect of a vote AGAINST this proposal, assuming a quorum is present. In the event the Farmers Authorized Share Increase Proposal is not approved by the requisite vote of Farmers shareholders, the Merger will not be completed.

Recommendation of Farmers’ Board of Directors. The Farmers board of directors recommends a vote “FOR” approval of the Farmers Authorized Share Increase Proposal.

Farmers Share Issuance Proposal

Proposal. Farmers is asking its shareholders to approve the Farmers Share Issuance Proposal. Pursuant to this proposal, Farmers shareholders are being asked to approve the issuance of Farmers common shares in connection with the Merger pursuant to the Merger Agreement. In the Merger, each Middlefield common share (other than the excluded shares) will be converted into the right to receive 2.6 Farmers common shares, together with cash in lieu of fractional Farmers shares. See “The Merger — Middlefield’s Shareholders Will Receive Farmers Common Shares in the Merger” beginning on page [●].

Section 1701.78 of the Ohio Revised Code and Nasdaq Listing Rule 5635 require that Farmers shareholders approve any issuance of Farmers common shares in which the voting power of the shares issued will entitle the holders of the shares immediately after the consummation of the Merger to exercise one-sixth or more of the voting power of Farmers in the election of directors, in the case of Ohio law, and will constitute more than 20% of the voting power of the shares that were outstanding immediately prior to the issuance, in the case of Nasdaq Listing Rules. The Merger will require Farmers to issue Farmers common shares in an amount that is in excess of these levels. As a result, Farmers shareholder approval is required to issue the Farmers common shares in connection with the Merger.

Farmers shareholders should carefully read this joint proxy statement/prospectus in its entirety for more information concerning the Farmers Share Issuance Proposal and the issuance of the Farmers common shares in connection with the Merger.

Vote Required. If a quorum exists, approval of the Farmers Share Issuance Proposal requires the affirmative vote of at least a majority of the total votes present, in person or by proxy, at the Farmers special meeting. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes that are not counted as present at the Farmers special meeting will not have any effect on the outcome of this proposal. In the event the Farmers Share Issuance Proposal is not approved by the requisite vote of Farmers shareholders, the Merger will not be completed.

Recommendation of Farmers’ Board of Directors. After careful consideration, the Farmers board of directors adopted the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the issuance of Farmers common shares in connection with the Merger, to be advisable and in the best interests of Farmers and the shareholders of Farmers. The Farmers board of directors recommends a vote “FOR” approval of the Farmers Share Issuance Proposal.

Farmers Adjournment Proposal

Proposal. Farmers is asking its shareholders to approve the Farmers Adjournment Proposal. If a quorum is present at the Farmers special meeting but there are insufficient votes to approve any of the Farmers Merger Proposal, the Farmers Authorized Share Increase Proposal or the Farmers Share Issuance Proposal, such proposal will fail unless Farmers adjourns the Farmers special meeting in order to solicit additional proxies from Farmers’ shareholders. An adjournment under such circumstances will allow Farmers extra time to solicit additional proxies. Accordingly, Farmers is submitting to its shareholders a separate proposal, which we refer to as the

Farmers Adjournment Proposal, to approve the adjournment of the Farmers special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Farmers special meeting to approve the other three proposals. The proxy holders will vote properly submitted proxy cards “FOR” approval of the Farmers Adjournment Proposal, unless otherwise instructed on the proxy. If Farmers shareholders approve the Farmers Adjournment Proposal, Farmers is not required to give any further notice of the time and place of the adjourned Farmers meeting other than an announcement of the time and place at the Farmers special meeting.

The approval of the Farmers Adjournment Proposal is not a condition to the Merger. The Farmers Adjournment Proposal is not subject to or conditioned on any other proposal to be considered at the Farmers special meeting and does not require the approval of any other such proposal to be effective.

If a quorum is not present at the Farmers special meeting, the meeting will be adjourned to a later time without a vote.

Vote Required. If a quorum exists, approval of the Farmers Adjournment Proposal requires the affirmative vote of at least a majority of the total votes present, in person or by proxy, at the Farmers special meeting. Abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes that are not counted as present at the Farmers special meeting will not have any effect on the outcome of this proposal.

Recommendation of Farmers’ Board of Directors. The Farmers board of directors recommends that Farmers shareholders vote “FOR” approval of the Farmers Adjournment Proposal.

THE MIDDLEFIELD SPECIAL MEETING

General

This section contains information about the special shareholder meeting Middlefield has called to consider and vote on proposals to: (i) adopt the Merger Agreement providing for the Merger, which we refer to in this joint proxy statement/prospectus as the Middlefield Merger Proposal; (ii) approve, in a non-binding advisory vote, the compensation payable to the named executive officers of Middlefield in connection with the Merger, which we refer to in this joint proxy statement/prospectus as the Middlefield Merger-Related Compensation Proposal; and (iii) approve the adjournment of the Middlefield special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Middlefield Merger Proposal at the time of the Middlefield special meeting, which we refer to in this joint proxy statement/prospectus as the Middlefield Adjournment Proposal.

Middlefield is mailing this joint proxy statement/prospectus to its shareholders on or about [ ● ], 2025. Together with this joint proxy statement/prospectus, Middlefield is also sending to its shareholders a notice of the Middlefield special meeting and a form of proxy that Middlefield’s board of directors is soliciting for use at the Middlefield special meeting and at any adjournments of the Middlefield special meeting.

A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this document in its entirety. You should read the entire Merger Agreement carefully.

Date, Time and Place of the Middlefield Special Meeting

The Middlefield special meeting will be held virtually on [ ● ], 2026, at [ ● ] [a.m./p.m.] Eastern Time. The Middlefield special meeting will be an entirely virtual meeting. That means that Middlefield shareholders can attend the Middlefield special meeting online, vote shares of common stock electronically, and submit questions during the Middlefield special meeting by visiting [ ● ].

Matters to be Considered

At the Middlefield special meeting, Middlefield shareholders will be asked to consider and vote to approve the following matters:

•	Middlefield Merger Proposal;

•	Middlefield Merger-Related Compensation Proposal; and

•	Middlefield Adjournment Proposal.

Recommendation of Middlefield’s Board of Directors

The Middlefield board of directors recommends that you vote “FOR” approval of the Middlefield Merger Proposal, “FOR” approval of the Middlefield Merger-Related Compensation Proposal, and “FOR” approval of the Middlefield Adjournment Proposal. See “The Merger — Middlefield’s Reasons for the Merger and Recommendation of the Board of Directors of Middlefield” beginning on page [●] for a more detailed discussion of the Middlefield board of directors’ recommendation.

Record Date; Stock Entitled to Vote; Broker Voting; Quorum

Only holders of record of Middlefield common shares on [ ● ], 2025, which we refer to as the Middlefield Record Date, will be entitled to notice of and to vote at the Middlefield special meeting and any adjournments of such meeting. On [ ● ], 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were [ ● ] Middlefield common shares outstanding and entitled to vote at the Middlefield special meeting. Owners of record of Middlefield common shares on the Middlefield Record Date are entitled to one vote per share at the Middlefield special meeting for each common shares owned on the Middlefield Record Date.

A quorum, consisting of the holders of a majority of the outstanding Middlefield common shares, must be present in person or by proxy at the Middlefield special meeting before any action can be taken, except for the Middlefield Adjournment Proposal, which can be approved by holders representing the majority of the Middlefield common shares represented in person or by proxy at the Middlefield special meeting, whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called. Abstentions will count as present for establishing a quorum. Any “broker non-votes” submitted by brokers or nominees in connection with the Middlefield special meeting will not be counted for purposes of determining the number of votes cast on a proposal and will not be treated as present for quorum purposes.

If your Middlefield common shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow for you to specify how your shares will be voted. In general, under the rules of the various national and regional securities exchanges, holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain limited routine, uncontested matters, but not on non-routine proposals. In the case of non-routine items for which specific voting instructions have not been provided, the institution holding street name shares cannot vote those shares. When there is a routine proposal on a ballot or when the broker receives voting instructions on at least one non-routine proposal but not all such proposals, the non-routine proposals for which the broker has not been given voting instructions are often called “broker non-votes.”

It is expected that all proposals to be voted on at the Middlefield special meeting are matters on which brokerage firms may not vote in their discretion on behalf of their clients. Because the Middlefield Merger Proposal is required to be approved by the affirmative vote of at least two-thirds of the outstanding Middlefield common shares, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Middlefield Merger Proposal. And for the same reason, the failure of a Middlefield shareholder to vote by proxy or virtually during the Middlefield special meeting will have the effect of a vote “AGAINST” the Middlefield Merger Proposal. Abstentions, broker non-votes and any failure to vote by proxy or in person at the Middlefield special meeting will have no effect on the Middlefield Merger-Related Compensation Proposal or the Middlefield Adjournment Proposal.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failures to Vote

Middlefield Merger Proposal. If a quorum exists, approval of the Middlefield Merger Proposal requires the affirmative vote of at least two-thirds of the issued and outstanding Middlefield common shares entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have the effect of a vote AGAINST this proposal, assuming a quorum is present.

Middlefield Merger-Related Compensation Proposal. If a quorum exists, approval of the Middlefield Merger-Related Compensation Proposal requires the affirmative vote of at least a majority of all votes cast on the proposal assuming that a quorum is present. Abstentions, failures to vote and broker non-votes are not counted as votes cast and will not have any effect on the outcome of this proposal, assuming a quorum is present.

Middlefield Adjournment Proposal. Approval of the Middlefield Adjournment Proposal requires the affirmative vote of at least a majority of all Middlefield common shares represented in person or by proxy at the special meeting, whether or not a quorum is present. Abstentions, failures to vote and broker non-votes are not counted as present and will not have any effect on the outcome of this proposal.

Shares Held by Middlefield Officers and Directors and their Affiliates

On [●], 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, the directors and executive officers of Middlefield and the affiliates of such directors and executive officers had sole or shared voting power with respect to [●] Middlefield common shares, or approximately [●]% of the outstanding Middlefield common shares. The directors of Middlefield have agreed to vote their Middlefield common shares for the Middlefield Merger Proposal.

Voting of Proxies

A proxy card for use at the Middlefield special meeting accompanies each copy of this joint proxy statement/prospectus mailed to Middlefield shareholders. This proxy is solicited by the Middlefield board of directors. Whether or not you plan to attend the Middlefield special meeting virtually, the Middlefield board of directors urges you to complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; visit the website shown on your proxy card to vote via the Internet; or use the toll-free number shown on your proxy card. We urge you to submit your proxy if you do not expect to virtually attend the Middlefield special meeting or if you wish to have your Middlefield shares voted by proxy even if you virtually attend the Middlefield special meeting.

If your shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must direct the record holder how to vote your shares in connection with the Merger (unless you have granted your non-broker record holder discretionary authority to vote your shares without instructions from you). Your broker, bank, or other nominee will send you directions explaining how you can direct the record holder of your shares to vote.

All Middlefield common shares represented at the Middlefield special meeting by properly executed proxies received prior to or at the Middlefield special meeting, and not revoked, will be voted at the Middlefield special meeting in accordance with the instructions on the proxies. If you properly execute a proxy but include no voting instructions, your shares will be voted “FOR” approval of the: (i) Middlefield Merger Proposal; (ii) Middlefield Merger-Related Compensation Proposal; and (iii) Middlefield Adjournment Proposal. The Middlefield board of directors does not know of any matters, other than those described in the notice of the Middlefield special meeting, that are to come before the Middlefield special meeting. If any other matters are properly presented at the Middlefield special meeting for action, the persons named in the enclosed form of proxy will have the authority to vote on those matters in their discretion.

Revocation of Proxies

Middlefield shareholders who execute proxies retain the right to revoke them at any time before the proxy is voted a the Middlefield special meeting. A Middlefield shareholder may revoke a previously submitted proxy by (i) filing a written notice of revocation with the Secretary of Middlefield that is received prior to the vote at the Middlefield special meeting and bears a later date than the proxy, (ii) duly executing a later-dated proxy card relating to the same Middlefield common shares and delivering it to the Secretary of Middlefield before the vote at the Middlefield special meeting, (iii) submitting a later-dated proxy by telephone or the Internet before the vote at the Middlefield special meeting, or (iv) attending the Middlefield special meeting and virtually voting. Your attendance at the Middlefield special meeting will not, in and of itself, revoke your proxy.

A written notice revoking a previously submitted proxy or submitting a subsequently dated proxy should be delivered to Ms. Julie E. Shaw, Secretary, Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062. Unless revoked the shares represented by proxies will be voted at the Middlefield special meeting. For a notice of revocation or later proxy to be valid, it must actually be received by Middlefield prior to the vote of the Middlefield shareholders at the Middlefield special meeting.

If your Middlefield common shares are held by a broker, bank or other nominee in street name and you wish to change the instructions you have given your broker, bank or other nominee about how to vote your

Middlefield common shares, or you wish to attend the Middlefield special meeting and vote in person, you must follow the instructions provided by your broker, bank or other nominee.

Expenses of Solicitation of Proxies

The solicitation of proxies made by this joint proxy statement/prospectus is made by the Middlefield board of directors, and Middlefield is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus to Middlefield shareholders. Proxies will be solicited through the mail. Additionally, directors, officers and employees of Middlefield may solicit proxies personally or by telephone or other means of communication. These persons will not be additionally compensated for any such solicitation. Middlefield will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Alliance Advisors, a third party proxy solicitor, may assist Middlefield in soliciting proxies from its shareholders. If so, Middlefield will have to pay Alliance Advisors fees and expenses, estimated to be $37,500, for these services.

Attending the Middlefield Special Meeting

All holders of Middlefield common shares as of the Middlefield Record Date, including holders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend the Middlefield special meeting. Shareholders of record can attend the Middlefield special meeting virtually and vote in person by visiting [●] and entering the unique control number found on the proxy card distributed to each Middlefield shareholder entitled to vote as of the Middlefield Record Date. If you are not a shareholder of record but hold Middlefield common shares as a beneficial owner in street name, you should follow the instructions for attending the Middlefield special meeting provided by your bank, broker, or other fiduciary.

DO NOT SEND YOUR MIDDLEFIELD STOCK CERTIFICATES WITH YOUR PROXY CARD.

MIDDLEFIELD PROPOSALS

Middlefield Merger Proposal

Proposal. Middlefield is asking its shareholders to approve the Middlefield Merger Proposal. Pursuant to this proposal, Middlefield shareholders are being asked to adopt the Merger pursuant to the Merger Agreement. For a detailed discussion of the Merger, including the terms and conditions of the Merger Agreement, see “The Merger” beginning on page [●].

Holders of Middlefield common shares should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

Recommendation of Middlefield Board of Directors. After careful consideration, the Middlefield board of directors approved the Merger Agreement, including the Merger and the transactions contemplated by the Merger Agreement, and determined the Merger Agreement and the Merger to be advisable and in the best interests of Middlefield and its shareholders.

The Middlefield board of directors recommends a vote “FOR” approval of the Middlefield Merger Proposal.

Middlefield Merger-Related Compensation Proposal

Proposal. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-21(c) promulgated thereunder, Middlefield is required to submit the Middlefield Merger-Related Compensation Proposal to its shareholders. The Middlefield Merger-Related Compensation Proposal gives Middlefield shareholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that may be paid or become payable to Middlefield’s named executive officers in connection with the Merger. This compensation is summarized in the table entitled “Golden Parachute Compensation” that begins on page [●], including the associated narrative disclosure.

The Middlefield board of directors recommends that Middlefield’s shareholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Middlefield named executive officers in connection with the Merger, as disclosed in the table entitled “Golden Parachute Compensation” that begins on page [●] of the joint proxy statement/prospectus for the Merger, together with the accompanying footnotes and narrative discussion relating to the named executive officers’ merger-related compensation and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in the sections of the joint proxy statement/prospectus for the Merger titled “The Merger — Interests of Certain Persons in the Merger” and “The Merger — Merger-Related Compensation for Middlefield Named Executive Officers,” is hereby APPROVED.”

The vote on this Middlefield Merger-Related Compensation Proposal by Middlefield shareholders is a vote separate and apart from the vote on the Middlefield Merger Proposal. Accordingly, Middlefield shareholders may vote to approve the Middlefield Merger-Related Compensation Proposal and not to approve the Middlefield Merger Proposal, and vice versa. Because the vote is advisory in nature only, it will not be binding on Farmers, Farmers Bank, Middlefield or Middlefield Bank. Accordingly, as the compensation to be paid in connection with the Merger is contractual with the executives, regardless of the outcome of this advisory vote, that compensation will be paid, subject only to the satisfaction of the applicable conditions to payment and the Merger being completed.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Middlefield’s named executive officers in connection with the completion of the Merger. Such compensation will not be payable if the Merger is not completed.

Recommendation of Middlefield Board of Directors. Middlefield’s board of directors recommends that Middlefield shareholders vote “FOR” approval of the Middlefield Merger-Related Compensation Proposal.

Middlefield Adjournment Proposal

Proposal. If, at the special meeting of Middlefield shareholders, the number of Middlefield common shares present or represented and voting in favor of the Middlefield Merger Proposal is insufficient to adopt the Middlefield Merger Proposal, Middlefield intends to ask its shareholders to vote to adjourn the special meeting to another time or place, if necessary or appropriate, to permit further solicitation of proxies. In this event, Middlefield will request that the shareholders vote on the Middlefield adjournment proposal.

Middlefield is asking its shareholders to authorize the holder of any proxy solicited by the Middlefield board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Middlefield special meeting to another time and place, if necessary or appropriate, for the purpose of soliciting additional proxies. If Middlefield requests a vote on the Middlefield adjournment proposal and the Middlefield shareholders approve this proposal, Middlefield could adjourn the special meeting and use this additional time to solicit proxies from its shareholders, including those shareholders who have previously voted.

Recommendation of Middlefield’s Board of Directors. Middlefield’s board of directors recommends that Middlefield shareholders vote “FOR” approval of the Middlefield Adjournment Proposal.

THE MERGER

The following discussion contains certain information about the Merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A, for a more complete understanding of the Merger.

The Proposed Merger and Bank Merger

In the Merger, Middlefield will merge with and into Farmers, with Farmers continuing as the surviving corporation. Immediately following the Merger, The Middlefield Banking Company (“Middlefield Bank”), Middlefield’s wholly-owned bank subsidiary, will merge with and into The Farmers National Bank of Canfield (“Farmers Bank”), Farmers’ wholly-owned bank subsidiary (the “Bank Merger”), with Farmers Bank surviving the Bank Merger. Each Middlefield common share issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 2.6 common shares of Farmers. Farmers shareholders will continue to own their existing common shares.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

As a part of its ongoing consideration and evaluation of long-term prospects and strategies, the Middlefield board of directors and senior management have regularly reviewed and assessed its business strategies and objectives, periodically with input from investment banking and other outside advisory firms and institutional investors to review Middlefield’s financial performance and evaluate opportunities of strategic interest, including reviewing strategic alternatives for enhancing shareholder value. In contemplating its strategic objectives, the board of directors of Middlefield found it important to consider potential merger opportunities to enhance shareholder value while at the same time continuing to provide quality products and services to its local communities and customers.

At the end of July 2024, representatives of Middlefield’s management team and board of directors attended an investor conference in New York, New York and, while attending such conference, representatives of another financial institution also in attendance, Company A, expressed an interest in pursuing a potential business combination with Middlefield.

At Middlefield’s August 12, 2024 board meeting, Middlefield invited a representative of Raymond James to participate in its evaluation of the various strategies that it might pursue, including organic growth, strategic mergers with small or similar-sized banks, or selling to or merging with a larger financial institution, each intended to maximize shareholder value. Raymond James discussed with the Middlefield board of directors the banking market, current merger trends as well as strategic alternatives, including Middlefield’s strategic outlook and potential opportunities available to partner with a number of potential merger candidates and acquirers identified by Raymond James and the Middlefield board and senior management as partners that had both interest and the ability to satisfy Middlefield’s strategic objectives in a business partnership.

Following the Middlefield board meeting, on August 16, 2024, members of Middlefield’s executive committee met to review potential next steps to address Company A’s interest in pursuing a business combination with Middlefield and determined that Middlefield’s chief executive officer would meet with the executive management team of Company A to determine whether there was continued interest. Middlefield’s chief executive officer then met with executives from Company A on August 19, 2024 and discussed a potential business combination and the parties agreed to enter into a non-disclosure agreement to permit Company A to review certain financial information with respect to Middlefield and evaluate a potential business combination proposal for Middlefield’s consideration. On August 26, 2024, the parties entered into such non-disclosure agreement containing customary standstill provisions applicable to both parties but did not contain any “don’t ask, don’t waive” provisions.

During the month of September, Middlefield and Company A continued discussions regarding a potential business combination and consulted with Raymond James regarding the same. Middlefield met with representatives of Nelson Mullins on September 27, 2024 to discuss a potential engagement in connection with a strategic business combination.

On October 29, 2024 Company A, provided an initial indication of interest. Company A’s indication of interest described a merger with Middlefield for an exchange of an amount of Company A’s stock. Following receipt of the initial indication of interest, the parties and their respective financial advisors continued discussion regarding the terms of a potential business combination.

On November 20, 2024, Middlefield entered into an engagement letter with Raymond James stating the terms of Raymond James’s engagement and the Middlefield executive committee met, with Raymond James in attendance, to discuss a response to Company A’s indication of interest.

As a result of the parties’ continued discussions following receipt of the initial indication of interest on October 29, 2024, Middlefield and Company A entered into a non-binding indication of interest on November 26, 2024 describing a merger having consideration consisting of 80% stock and 20% cash.

Following execution of the indication of interest with Company A, Middlefield and Company A engaged in preliminary diligence reviews and further discussions and, ultimately, on January 3, 2025, Middlefield and Company A mutually agreed to terminate the indication of interest.

On January 13, 2025, the Middlefield board of directors met and discussed the termination of the indication of interest with Company A and evaluated other strategic options for Middlefield, including a potential business combination with Farmers. Following these discussions, the Middlefield board of directors authorized Middlefield’s Chief Executive Officer to informally discuss a potential business combination with other parties that may have interest in a business combination with Middlefield and that could address Middlefield’s strategic expectations.

On February 27, 2025, the Chief Executive Officers of Middlefield and Farmers met for lunch, where they shared insights about their respective banks and discussed if a potential business combination might be in the best interest of their respective shareholders. At the conclusion of the meeting, the parties agreed to continue their dialogue regarding a respective partnership.

As discussions continued between the Chief Executive Officers of Middlefield and Farmers, the parties decided it was appropriate to include additional members of their respective management teams in discussions. On April 28, 2025, additional members of Middlefield’s executive team met with members of Farmers’ executive team to continue discussion regarding a potential business combination, including the cultures and community banking philosophies of both organizations, the performance and outlook for the Northeast Ohio, Mahoning Valley, Western Pennsylvania, Pittsburgh, Central Ohio, and Western Ohio banking markets for both companies, the respective liquidity, interest rate, net interest margin, credit, regulatory, and earnings risks and opportunities for both companies on both a stand-alone and combined basis, potential organizational synergies and efficiencies, the success of Farmers’ wealth management and insurance businesses in their respective markets and potential benefit to Middlefield customers, technology investments and risks for both companies and opportunities related to core banking processing, cloud based computing, data analytics, and artificial intelligence, management culture and philosophy, departmental and management reporting structures. The parties also discussed logistics related to due diligence, negotiation of a definitive merger agreement, and announcement of a potential business combination. At the conclusion of the meeting, both parties agreed to move forward with additional due diligence and entry into a non-disclosure agreement.

On April 28, 2025, the Middlefield executive committee met to review strategic options and provide direction to management regarding ongoing discussions of a potential business combination. The committee reviewed information provided by Middlefield’s executive management team as well as a presentation and analysis prepared by Raymond James regarding market conditions and a financial analysis of Middlefield and potential strategic partners. Following a discussion, Middlefield’s executive committee unanimously authorized Middlefield’s management team to continue conversations with potential business partners identified in the presentation, including Farmers.

On May 8, 2025, the executive committee of Farmers’ board of directors met to consider aspects of a possible business combination with Middlefield. A representative of the Vorys law firm also attended the meeting. The executive committee authorized Farmers’ executive management continue to explore a transaction with Middlefield and, in connection therewith, to enter into a nondisclosure agreement.

On May 9, 2025, Farmers’ Chief Executive Officer called Middlefield’s Chief Executive Officer to inform him of the continued interest of Farmers in a possible transaction and the desire to enter into a nondisclosure agreement in connection therewith.

At Middlefield’s regular board meeting on May 12, 2025, management of Middlefield updated the board of directors on the status of preliminary discussions with Farmers regarding a potential business combination. The Middlefield board of directors reviewed the terms of a proposed non-disclosure agreement with Farmers and discussed a potential timeline and next steps for pursuing a potential business combination. At this meeting, the Middlefield board of directors unanimously approved entering into a non-disclosure agreement with Farmers to enable Famers to perform due diligence on Middlefield. Following such meeting, Farmers and Middlefield entered into a non-disclosure agreement containing customary standstill provisions applicable to both parties but did not contain any “don’t ask, don’t waive” provisions. Following execution of the non-disclosure agreement, Middlefield began populating a virtual data room with due diligence requests received from Farmers and its advisors related to confidential financial, operational, and organizational data. During the week of June 9, 2025, Farmers was provided with access to the populated virtual data room and began conducting further due diligence.

On May 29, 2025, Farmers’ Chief Executive Officer and several members of Farmers’ board of directors met with Middlefield’s Chief Executive Officer and several members of Middlefield’s board of directors to discuss aspects of each organization’s corporate culture, philosophies, and operations, and a possible combination of the two organizations.

On June 3, 2025, Farmers’ board of directors met, along with executive management and representatives of Janney and Vorys, to consider potential terms and conditions of a business combination with Middlefield.

On June 23, 2025, representatives of both Middlefield and Farmers, including their financial advisors, met via a conference call to discuss due diligence and other items, including Middlefield’s financial performance, operating results, outlook in certain Ohio markets, liquidity, interest rate risk, asset quality, and earnings. The parties also discussed potential cost savings and synergies in a business combination between the two institutions.

On July 8, 2025, members of Middlefield’s executive management team met with Raymond James to discuss Middlefield’s preliminary second quarter financial results, status and feedback related to conversations with Farmers, and potential timing for the receipt of an indication of interest from Farmers. At Middlefield’s regular board meeting on July 14, 2025, representatives from Raymond James and Nelson Mullins joined the board meeting to discuss the ongoing due diligence review and status regarding a potential business combination with Farmers.

On July 22, 2025, Farmers’ board of directors met, along with executive management and representatives of Janney and Vorys, to consider possible financial and certain non-financial terms of a merger with Middlefield. Following presentations and discussions by Janney and Vorys, the board unanimously approved an indication of interest for a merger with Middlefield.

On July 22, 2025, Farmers provided an indication of interest to Middlefield describing a merger with Middlefield with consideration consisting of 90% to 100% Farmers common shares and 0% to 10% cash. The indication of interest reflected a proposed exchange of Middlefield common shares with an exchange ratio ranging between 2.5 and 2.6 Farmers common shares, resulting in an implied value of $34.83 to $36.22 per share based on the closing price of Farmers common shares on July 22, 2025. The indication of interest also reflected an offer for two members of Middlefield’s board of directors to join the Farmers’ board of directors.

Middlefield’s executive committee met with members of Middlefield’s executive management team, Raymond James, and Nelson Mullins via teleconference on July 28, 2025 to discuss the indication of interest received from Farmers, including a financial analysis provided by Raymond James. Following presentations by Raymond James and Nelson Mullins, the Middlefield executive committee thoroughly discussed the materials and unanimously recommended that Middlefield’s Chief Executive Officer, together with Raymond James and Nelson Mullins, propose and negotiate with Farmers with respect to an increase in the proposed exchange ratio, additional representation on the Farmers board of directors, and certain employee, social, and legal issues intended to protect the interests of Middlefield and its employees.

Throughout the remainder of the month of July and early August 2025, representatives of Farmers and Middlefield discussed and negotiated a revised indication of interest. On August 6, 2025, Farmers’ executive committee met, along with executive management and representatives of Janney and Vorys, to consider the revisions requested by Middlefield. The executive committee unanimously approved certain revisions to the indication of interest. On August 7, 2025, Middlefield’s executive committee met with representatives of Raymond James and Nelson Mullins to discuss an anticipated revised indication of interest having a revised exchange ratio range of 2.55 to 2.65 and decided to pursue such indication of interest. On August 8, 2025, Farmers provided a revised indication of interest to Middlefield reflecting an exchange ratio range of 2.55 to 2.65 consisting of 90% to 100% of Farmers common shares and up to 10% cash, resulting in an implied range of $34.58 to $35.93 per Middlefield common share, as well as provisions related to an exclusivity period of 60 days. On August 11, 2025, Middlefield’s board of directors held a regular board meeting and discussed, among other things, the indication of interest from Farmers and approved the acceptance of the indication of interest. Following such meeting, Middlefield executed the revised indication of interest, and the parties commenced exclusive negotiations regarding a potential business combination.

Following entry into the indication of interest, the parties completed forward and reverse due diligence including onsite forward due diligence meetings on August 20, 2025 and August 26, 2025 and a reverse due diligence session led by Middlefield via a virtual meeting on October 8, 2025.

On September 11, 2025, Farmers’ executive committee met with executive management, Janney, and Vorys representatives to consider a proposed initial draft definitive merger agreement, which was unanimously approved for delivery to Middlefield following a review and discussion of certain aspects of the agreement. On September 15, 2025, Vorys, delivered to Nelson Mullins an initial draft of a definitive merger agreement. The Middlefield executive committee met on September 19, 2025 with representatives from Nelson Mullins and Raymond James to discuss the initial draft of the merger agreement and proposed revisions.

Throughout the remainder of September and October, the parties, together with their financial and legal advisors, negotiated the terms of a definitive merger agreement with representatives of Nelson Mullins and Vorys exchanging drafts of the merger agreement and related transaction documents.

During this process, the parties finalized aspects of their respective due diligence, exchanged and reviewed disclosure schedules and engaged in final negotiations related to the definitive merger agreement. Farmers also engaged in negotiations with representatives of Middlefield regarding certain human resources and employment matters. On October 8, 2025, the Middlefield compensation committee met to discuss certain human resources and compensation matters to be addressed in the merger agreement.

The Middlefield board of directors met on October 10, 2025 with representatives of Raymond James and Nelson Mullins in attendance and discussed the status of merger negotiations and reviewed and discussed the terms of the then-current draft of the merger agreement. At the meeting, representatives of Nelson Mullins reviewed the Middlefield board’s fiduciary duties in the context of its consideration of the proposed merger, and representatives of Raymond James reviewed the financial aspects of the proposed merger, summarized the strategic and financial rationale for the transaction for both parties and responded to questions by the Middlefield board.

Farmers’ executive committee met with executive management, Janney, and Vorys representatives on October 14, 2025, to review the proposed final exchange ratio for Middlefield’s shares in the proposed merger. A fixed exchange ratio of 2.60 Farmers common shares for each Middlefield common share was unanimously approved by the executive committee.

At Middlefield’s regular board of directors meeting on October 20, 2025, the Middlefield board of directors invited representatives from Raymond James and Nelson Mullins to review the terms of the proposed merger agreement and related transaction documents, which included a fixed exchange ratio of 2.60 Farmers common shares for each Middlefield common share. Also at this meeting, Raymond James reviewed with the Middlefield board of directors its financial analysis of the merger consideration and delivered a preliminary analysis of its expected fairness opinion that would be provided in connection with any final approval of the merger agreement. On October 20, 2025, the Middlefield compensation committee also met to discuss certain human resources and compensation matters to be addressed in the merger agreement.

The Farmers board of directors met on October 21 2025, with executive management, Janney, and Vorys representatives, to review and consider for approval the proposed final merger agreement and related documents. Vorys reviewed certain terms and conditions of the merger agreement and the directors’ fiduciary duties in the context of their consideration of the proposed transactions contemplated therein. Janney reviewed financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction for both parties. Vorys and Janney representatives each responded to questions by the Middlefield board regarding the merger agreement and transactions contemplated therein. Janney then provided its opinion, later confirmed in writing, that as of that date and based on and subject to certain assumptions and limitations described in its opinion, the aggregate consideration to be issued and paid in the merger pursuant to the merger agreement, is fair, from a financial point of view, to Farmers and its shareholders. See “The Merger – Opinion of Farmers’ Financial Advisor.” After taking into consideration the matters discussed during the meeting and prior meetings of the Farmers executive committee and board of directors, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger – Farmers’ Reasons for the Merger and Recommendation of the Farmers Board of Directors,” Farmers’ board of directors approved by a unanimous vote the merger agreement and related transactions, and recommended adoption and approval of the merger agreement and related transactions by Farmers’ shareholders.

The Middlefield board of directors met again on October 21, 2025 to review the final terms of the merger agreement and associated documents, which included a 2.60 fixed exchange ratio resulting in an implied value per share of $36.17 based on Farmers’ closing price as of October 20, 2025, and received the fairness opinion from Raymond James, which was later confirmed in writing, that of that date and based on and subject to various assumptions and limitations described in its opinion, the aggregate consideration to be issued and paid in the merger pursuant to the merger agreement, is fair, from a financial point of view, to Middlefield and its shareholders. See “The Merger—Opinion of Middlefield’s Financial Advisor.” After taking into consideration the matters discussed during this meeting and prior meetings of the Middlefield board, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger— Middlefield’s

Reasons for the Merger and Recommendation of the Middlefield Board of Directors,” the Middlefield board of directors unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the shareholders of Middlefield.

On the morning of October 22, 2025, the parties entered into the merger agreement and announced the transaction in respective press releases prior to the opening of trading markets.

Farmers’ Reasons for the Merger and Recommendation of the Farmers Board of Directors

After careful consideration, the Farmers board of directors determined that the Merger Agreement and the Merger are in the best interests of Farmers and its shareholders, and approved the Merger Agreement and the other transactions contemplated by the Merger Agreement. In reaching this determination, Farmers board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

•	The Merger will provide the opportunity to expand into the fast-growing Columbus market while increasing market share in existing legacy markets;

•	The Merger will result in an increase in Farmers’ assets by about $2.0 billion, which will provide an opportunity to better compete for loan growth in new markets with a larger legal lending limit;

•	The Merger has attractive pro forma financial elements including accretion to Farmers’ tangible common equity to tangible assets and earnings per share;

•	Following the Merger, the combined institution will offer a strong community bank alternative to the combined markets;

•	Farmers and Middlefield have similar views on strategic community banking issues and how to deliver banking products and services;

•	The Merger will allow Farmers to provide its broad and sophisticated product set to Middlefield’s markets and expand Farmers’ customer base; and

•	The opinion provided by Janney that the Merger Consideration to be paid to Middlefield shareholders is fair to Farmers shareholders from a financial point of view.

In the course of its deliberations, the Farmers board of directors also considered potential risks and potentially negative factors concerning the Merger, including those described under “Risk Factors” beginning on page [●].

The Farmers board of directors considered many different factors in its evaluation and did not believe it was practical to, and did not, quantify or otherwise assign relative weights to, the individual factors considered in reaching its determination. In view of all the considerations described above, the Farmers board of directors unanimously concluded that the Merger is in the best interests of Farmers and its shareholders.

The foregoing discussion of the information and factors considered by the Farmers board of directors is not intended to be exhaustive, but includes the material considerations of Farmers board of directors in adopting the Merger Agreement and approving the Merger and other transactions contemplated by the Merger Agreement. In reaching the determination to approve and recommend the Merger, Farmers board of directors looked at the totality of the information presented to it and did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors. After considering, among other things, the matters discussed above, Farmers board of directors recommends that Farmers’ shareholders vote “FOR” approval of (i) the Farmers Merger Proposal, (ii) the Farmers Authorized Share Increase Proposal, (iii) the Farmers Share Issuance Proposal and (iv) the Farmers Adjournment Proposal.

It should be noted that this discussion of the Farmers board of directors’ reasoning presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●].

Opinion of Farmers’ Financial Advisor

Janney was engaged by the Farmers board of directors by letter dated October 20, 2025 to act as financial advisor and to render a fairness opinion for the Farmers board of directors in connection with a potential business combination with Middlefield. Janney delivered to the Farmers board of directors its opinion dated October 21, 2025, that, based upon and subject to the various considerations set forth in its written opinion, the Merger Consideration to be paid to Middlefield shareholders is fair to Farmers shareholders from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by Farmers with respect to the investigations made or procedures followed by it in rendering this opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus. Farmers shareholders should read this opinion in its entirety. Janney’s opinion speaks only as of October 21, 2025.

Janney is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, Janney has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The Farmers board of directors selected Janney to act as its financial advisor in connection with the Merger on the basis of the firm’s reputation and expertise in transactions such as the Merger.

Janney will receive a fee from Farmers for performing its financial advisory services in connection with the Merger and rendering a written opinion to the Farmers board of directors as to the fairness, from a financial point of view, of the Merger to Farmers shareholders. Further, Farmers has agreed to indemnify Janney against any claims or liabilities arising out of Janney’s engagement by Farmers. The opinion has been reviewed by Janney’s compliance officer and fairness committee consistent with internal policy. Excluding fees associated with our engagement in connection with this Merger, Janney has not received compensation from Farmers during the prior two years.

The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Farmers board of directors by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the Farmers board of directors, but it does summarize all of the material analyses performed and presented by Janney.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the Farmers board of directors and its fairness opinion.

In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Farmers or Middlefield. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to Farmers shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which Farmers might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the Farmers board of directors in making its determination to approve the Merger Agreement.

During the course of its engagement and as a basis for arriving at its opinion, Janney reviewed and analyzed material bearing upon the financial and operating conditions of Farmers and Middlefield and material prepared in connection with the Merger, including, among other things, the following:

(i)	reviewed the Merger Agreement;

(ii)

familiarized ourselves with information made available to us by Farmers and Middlefield regarding their respective financial condition, business, operations, and assets, including guidance from Farmers and Middlefield regarding future operations of the combined company;

(iii)

reviewed certain financial statements, both audited and unaudited, and related financial information of Farmers and Middlefield, including reports filed by Farmers and Middlefield with the Federal Deposit Insurance Corporation and the Federal Reserve;

(iv)

reviewed estimates of the managements of Farmers and Middlefield as to the timing and amount of cost savings, net of costs to achieve such cost savings, anticipated by such managements to result from the Merger;

(v)	compared certain aspects of the financial performance of Farmers and Middlefield with similar data available for certain other financial institutions;

(vi)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving financial institutions that Janney considered and deemed relevant; and

(vii)	performed such other analyses and considered such other factors as Janney deemed relevant and appropriate.

Janney also took into account its assessment of general economic, market and financial conditions and their experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.

In arriving at its opinion, Janney assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to Janney by Farmers and Middlefield and in the discussions with Farmers’ and Middlefield’s respective management teams. Janney did not independently verify the accuracy or completeness of any such information. Janney further relied upon the assurances of the management of Farmers that the financial information provided to them was prepared on a reasonable basis in accordance with industry practice, and that Farmers was not aware of any information or facts that would make any information provided to Janney incomplete or misleading.

Janney also assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Farmers and Middlefield and that such estimates will be realized in the amounts and at the times contemplated thereby. Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed and relied upon management’s estimates and projections. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of Farmers or Middlefield or their respective subsidiaries. In addition, Janney has not reviewed individual credit files nor has Janney made an independent evaluation or appraisal of the assets and liabilities of Farmers or Middlefield nor any of their respective subsidiaries, and Janney was not furnished with any such evaluations or appraisals.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Janney reviewed the financial terms of the proposed transaction. Based upon Farmers’ closing price of $13.91 as of market close on October 20, 2025, and based upon Middlefield’s 8,266,763 fully diluted shares outstanding, Janney calculated an aggregate implied transaction value of approximately $299.0 million, or a transaction price per share of $36.17. Based upon financial information for Middlefield as or for the last twelve months (“LTM”) ended September 30, 2025, unless otherwise noted, Janney calculated the following implied transaction metrics:

Total Consideration for Middlefield Shareholders(1) ($000)	$298,976
Per Share Consideration for Middlefield Shareholders(1)(2)	$36.17
Pro Forma Dividend	$1.77
Price / Tangible Book Value Per Share(2)	163.5%
Pay-to-Trade Ratio(3)	87.4%
Price / Assets	15.1%
Price/ (9/30/2025) LTM Earnings	14.1x
Price/ 2027E Earnings(4)	13.8x
Middlefield Pro Forma Ownership	36.3%

(1)	Based upon Farmers share price of $13.91 as of market close on October 20, 2025
(2)	Based upon 8,266,763 Middlefield fully diluted shares outstanding (including the acceleration of the PSUs & RSUs that will occur from merger announcement)
(3)	Defined as Deal Price per Share / Middlefield TBV per share divided by Farmers trading price per share / Farmers TBV
(4)	Middlefield earnings based upon analyst consensus estimates and discussion with company management

Source: Company-provided documents; S&P Capital IQ Pro

Comparable Company Analyses.

Janney used publicly available information to compare selected financial information for Farmers with a group of financial institutions defined in Farmers’ most recently filed proxy statement on March 18, 2025 (adjusted to exclude peers that have been acquired or are the target of a pending acquisition).

The Identified Peer Group consisted of the following companies:

Park National Corporation	First Financial Corporation
Stock Yards Bancorp, Inc.	Mid Penn Bancorp, Inc.
City Holding Company	Financial Institutions, Inc.
German American Bancorp, Inc.	Peoples Financial Services Corp.
S&T Bancorp, Inc.	ChoiceOne Financial Services, Inc.
Peoples Bancorp Inc.	Civista Bancshares, Inc.
Community Trust Bancorp, Inc.	Farmers & Merchants Bancorp, Inc.
Horizon Bancorp, Inc.	MVB Financial Corp.
Mercantile Bank Corporation	Citizens & Northern Corporation
CNB Financial Corporation	Citizens Financial Services, Inc.
Independent Bank Corporation	Chemung Financial Corporation

The analysis compared selected financial information for Farmers with the corresponding publicly available data for the Peer Group as of or for the twelve months ended June 30, 2025 and for Farmers as of or for year-to-date ended September 30, 2025 (unless otherwise noted), with pricing data as of October 20, 2025. The table below sets forth the data for Farmers and the median and mean data for the Peer Group.

Comparable Company Analysis – Peers

	Farmers		Peer Group Median	Peer Group Mean
Market Capitalization ($M)	523.7		654.6	844.1
Price/Tangible Book Value	187.1%		126.6%	145.3%
Price/LTM EPS	10.4x		11.5x	13.0x
Price/MRQ EPS	10.5x		10.0x	11.6x
Price/NTM EPS	8.2x		8.7x	9.7x
Core Deposit Premium	6.7%		4.1%	6.2%
Dividend Yield	4.9%		3.5%	3.6%
Total Assets ($M)	5,236		6,162	6,014
Loans/Deposits	75.8%		88.9%	89.9%
Tangible Common Equity/ Tangible Assets	5.54%		8.56%	8.82%
LTM ROAA	1.04	%(1)	1.04%	0.98%
LTM ROAE	12.46	%(1)	9.57%	9.09%
LTM ROATCE	22.18	%(1)	12.93%	11.82%
LTM Efficiency Ratio	57.2	%(1)	60.4%	61.5%
MRQ Loan Yield	5.88%		6.25%	6.22%
MRQ Cost of Deposits	—		2.04%	2.02%
MRQ Net Interest Margin	3.00%		3.47%	3.52%
Non-Performing Assets / Assets	0.68%		0.33%	0.40%

(1)	9/30/2025 YTD data shown

Note: Farmers peer group from most recently filed proxy on March 18, 2025; excludes acquired banks

Note: Financial data as of most recent available quarter; Farmers financial data as of September 30, 2025

Source: S&P Capital IQ Pro; Market data as of October 20, 2025

Comparable Company Analyses.

Janney used publicly available information to compare selected financial information for Middlefield with a group of financial institutions defined as National NYSE & NASDAQ-Listed Banks with Total Assets $1.75B—$2.50B & LTM ROAA 0.75%—1.25% (adjusted to exclude peers that have been acquired or are the target of a pending acquisition).

The Identified Peer Group consisted of the following companies:

Waterstone Financial Inc.	FVCBankcorp Inc.
Avidbank Holdings Inc.	LCNB Corp.
John Marshall Bancorp Inc.	First Community Corporation
Isabella Bank Corporation	Hawthorn Bancshares Inc.
CoastalSouth Bancshares Inc.	CF Bankshares Inc.
First United Corporation

The analysis compared selected financial information for Middlefield with the corresponding publicly available data for the Peer Group as of or for the twelve months ended June 30, 2025 and for Middlefield as of or for year-to-date ended September 30, 2025 (unless otherwise noted), with pricing data as of October 20, 2025. The table below sets forth the data for Middlefield and the median and mean data for the Peer Group.

Comparable Company Analysis – Peers

	Middlefield		Peer Group Median	Peer Group Mean
Market Capitalization ($M)	232.0		224.6	231.7
Price/Tangible Book Value	129.8%		108.2%	114.0%
Price/LTM EPS	12.8x		9.9x	11.1x
Price/MRQ EPS	10.9x		9.4x	9.7x
Price/NTM EPS	11.3x		9.2x	9.8x
Core Deposit Premium	4.0%		1.4%	0.7%
Dividend Yield	2.9%		2.7%	2.9%
Total Assets ($M)	1,979		2,221	2,173
Loans/Deposits	99.1%		95.5%	94.5%
Tangible Common Equity/ Tangible Assets	9.44%		8.55%	9.34%
LTM ROAA	1.14	%(1)	0.93%	0.97%
LTM ROAE	10.12	%(1)	10.72%	10.25%
LTM ROATCE	12.54	%(1)	12.39%	11.27%
LTM Efficiency Ratio	64.5	%(1)	59.1%	63.4%
MRQ Loan Yield	6.30%		5.84%	5.98%
MRQ Cost of Deposits	2.20%		2.71%	2.46%
MRQ Net Interest Margin	3.79%		3.07%	3.05%
Non-Performing Assets / Assets	1.51%		0.25%	0.28%

(1)	9/30/2025 YTD data shown

Note: Financial data as of most recent available quarter; Middlefield financial data as of September 30, 2025

Source: S&P Capital IQ Pro; Market data as of October 20, 2025

Analysis of Selected Merger Transactions.

Janney reviewed two groups, “National” & “Regional”, of selected merger and acquisition transactions (“Comparable Transactions”) that were deemed to be comparable to the Merger.

The “National” Comparable Transactions consisted of twelve bank and thrift merger transactions with disclosed transaction terms, where one hundred percent of equity was acquired and target total assets were between $1.5 billion and $2.5 billion & LTM ROAA between 0.75% and 1.50%, announced between January 1, 2023 and October 20, 2025, excluding transactions without disclosed deal values, non-bank buyers and transactions categorized as mergers of equals. The Comparable Transactions group was composed of the following transactions:

Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)
HBT Financial Inc.	CNB Bank Shares Inc	120.0	10.7	9.5	2.5
Prosperity Bancshares Inc.	Southwest Bancshares Inc.	153.3	14.6	11.5	4.7
First Merchants Corp.	First Savings Financial Group	131.0	10.9	10.0	3.6
National Bank Holdings Corp.	Vista Bancshares Inc.	156.7	12.3	15.2	7.7
TowneBank	Dogwood State Bank	223.7	NM	20.8	15.4
First Financial Bancorp.	Westfield Bancorp	142.2	17.4	15.3	6.1
CNB Financial Corp.	ESSA Bancorp Inc.	96.3	11.6	9.6	-0.4
Northwest Bancshares, Inc.	Penns Woods Bancorp Inc.	139.1	13.1	12.0	5.0
NBT Bancorp Inc.	Evans Bancorp Inc.	132.4	12.2	10.5	3.7
German American Bancorp Inc.	Heartland BancCorp	212.0	16.2	18.1	15.7
United Bankshares Inc.	Piedmont Bancorp Inc.	154.9	9.8	13.0	8.4
Peoples Financial Services	FNCB Bancorp Inc.	101.8	8.0	6.9	0.4
	Average	146.9	12.4	12.7	6.1
	Median	140.6	12.2	11.7	4.9

Note: Excludes transactions without disclosed deal values, non-bank buyers and transactions categorized as mergers of equals

Note: P/E > 30x deemed non-meaningful for comparison purposes

Source: S&P Capital IQ Pro; Company-provided documents; Data as of October 20, 2025

Janney calculated the median values for the following relevant transaction pricing multiples for the “National” Comparable Transactions: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s net income for the last twelve months; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of Middlefield’s common equivalent stock by applying each median multiple to Middlefield’s tangible common equity, net income for the twelve months ended September 30, 2025, and core deposits as of September 30, 2025, respectively. The results of this analysis are as follows:

Dollars in thousands	Comparable Transactions – National
Valuation Multiple	Company Value ($000s)	Median Multiple	Per Share Value

Tangible Common Equity	$182,902	140.6%	$31.11
LTM Earnings	$21,155	12.2x	$31.14
Core Deposits(1)	$1,351,857	4.9%	$30.06

	Ranges of Values:	Minimum	$30.06
		Maximum	$31.14
	Midpoint		$30.77

(1)	Core deposits defined as Total Deposits less Time Deposits

Note: Based upon 8,266,763 Middlefield fully diluted shares outstanding (including the acceleration of the PSUs & RSUs that will occur from merger announcement)

Source: S&P Capital IQ Pro; Company-provided documents

The “Regional” Comparable Transactions consisted of eleven bank and thrift merger transactions in the Midwest with disclosed transaction terms, where one hundred percent of equity was acquired and target total assets were between $1.0 billion and $3.0 billion, announced between January 1, 2023 and October 20, 2025, excluding transactions without disclosed deal values, non-bank buyers and transactions categorized as mergers of equals. The Comparable Transactions group was composed of the following transactions:

Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)
HBT Financial Inc.	CNB Bank Shares Inc	120.0	10.7	9.5	2.5
First Merchants Corp.	First Savings Financial Group	131.0	10.9	10.0	3.6
Equity Bancshares Inc.	Frontier Holdings LLC	117.4	13.8	8.7	3.0
First Financial Bancorp.	BankFinancial Corp	90.8	NM	9.9	-1.3
Bank First Corporation	Centre 1 Bancorp Inc.	230.5	28.6	11.3	8.3
First Financial Bancorp.	Westfield Bancorp	142.2	17.4	15.3	6.1
Old Second Bancorp Inc.	Bancorp Financial Inc.	131.1	NM	13.6	7.4
German American Bancorp Inc.	Heartland BancCorp	212.0	16.2	18.1	15.7
ChoiceOne Financial Services	Fentura Financial Inc.	134.6	14.5	10.3	2.2
Wintrust Financial Corp.	Macatawa Bank Corp.	174.2	12.4	19.6	11.1
First Mid Bancshares	Blackhawk Bancorp Inc.	138.1	6.6	6.8	2.2
	Average	147.4	14.6	12.1	5.5
	Median	134.6	13.8	10.3	3.6

Note: Midwest region defined as: IA, IL, IN, KS, KY, MI, MN, MO, ND, NE, OH, SD & WI

Note: Excludes transactions without disclosed deal values, non-bank buyers and transactions categorized as mergers of equals

Note: P/E > 30x deemed non-meaningful for comparison purposes

Source: S&P Capital IQ Pro; Company-provided documents; Data as of October 20, 2025

Janney calculated the median values for the following relevant transaction pricing multiples for the “Regional” Comparable Transactions: the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s net income for the last twelve months; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of Middlefield’s common stock by applying each median multiple to Middlefield’s tangible common equity, net income for the twelve months ended September 30, 2025, and core deposits as of September 30, 2025, respectively. The results of this analysis are as follows:

Dollars in thousands	Comparable Transactions – Regional
Valuation Multiple	Company Value ($000s)	Median Multiple	Per Share Value
Tangible Common Equity	$182,902	134.6%	$29.78
LTM Earnings	$21,155	13.8x	$35.21
Core Deposits(1)	$1,351,857	3.6%	$28.09
	Ranges of Values:	Minimum	$28.09
		Maximum	$35.21
	Midpoint		$31.03

(1)	Core deposits defined as Total Deposits less Time Deposits

Note: Midwest region defined as: IA, IL, IN, KS, KY, MI, MN, MO, ND, NE, OH, SD & WI

Note: Based upon 8,266,763 Middlefield fully diluted shares outstanding (including the acceleration of the PSUs & RSUs that will occur from merger announcement

Source: S&P Capital IQ Pro; Company-provided documents

The comparable transactions analysis suggested a range of value of $30.06 to $31.14 in per share value for Middlefield’s common equivalent stock, with a midpoint of $30.77 for the “National” group and suggested a range of value of $28.09 to $35.21 in per share value for Middlefield’s common equivalent stock, with a midpoint of $31.03 for the “Regional’ group.

Relative Contribution Analysis.

Janney analyzed the relative standalone contribution of Farmers and Middlefield to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, Janney used (i) balance sheet and net income data for Farmers and Middlefield as of, or for the 12-month period ended, September 30, 2025, (ii) publicly available consensus “street estimates” of Farmers and Middlefield alongside earnings estimates provided by company management and (iii) market price information as of October 20, 2025. The results of Janney’s analysis are set forth in the following table, which also compares the results of Janney’s analysis with the respective implied pro forma ownership percentages of Farmers and Middlefield shareholders in the combined company based on the 2.6 Exchange Ratio provided for in the Merger Agreement and assuming 100% stock consideration in the Merger for illustrative purposes:

Ownership	Farmers % of Total	Middlefield % of Total
Ownership at 2.6 Exchange Ratio (including the acceleration of the PSUs & RSUs that will occur from merger announcement)	63.7%	36.3%
Market Information:
Pro Forma Market Capitalization	63.7%	36.3%
Balance Sheet:
Assets	72.6%	27.4%
Total Loans	67.5%	32.5%
Deposits	73.1%	26.9%
Tangible Common Equity	60.5%	39.5%
Income Statement:
MRQ Net Income	70.1%	29.9%
LTM Net Income	70.4%	29.6%
2026 Estimated Earnings	76.0%	24.0%

Financial Impact Analysis.

Janney performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Farmers and Middlefield. Using (i) closing balance sheet estimates assumed as of March 31, 2026 for Farmers and Middlefield taken from publicly available consensus “street estimates,” alongside earnings estimates provided by company management, (ii) publicly available 2026 consensus net income alongside earnings estimates provided by company management of Farmers and Middlefield and assumed long-term growth rates for Farmers and Middlefield provided by Farmers management, and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the Merger as well as certain purchase accounting adjustments and other merger-related adjustments) provided by Farmers management, Janney analyzed the potential financial impact of the Merger on certain projected financial results of Farmers. This analysis indicated the Merger could be accretive to Farmers’ estimated 2026 earnings per share (“EPS”) and estimated 2027 EPS and could be dilutive to Farmers’ estimated tangible book value per share at closing assumed as of March 31, 2026. Furthermore, the analysis indicated that, pro forma for the Merger, each of Farmers’ tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio, and Total Risk-Based Capital Ratio at closing assumed as of March 31, 2026 could be lower. For all of the above analysis, the actual results achieved by Farmers following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis.

Janney performed an analysis that estimated the net present value of Farmers’ common equivalent stock assuming Farmers performed in accordance with analyst consensus estimates and discussions with Farmers management related to forecasted net income, asset, and dividends estimates for Farmers for the remainder of the year ended December 31, 2025 and for the full years ending December 31, 2026, December 31, 2027, December 31, 2028, and December 31, 2029. Janney assumed projected net income of $5.5 million, $20.6 million, $21.6 million, $22.7 million, and $23.8 million for the remainder of 2025 and for the full years ended 2026, 2027, 2028, and 2029, respectively. To approximate the terminal value of Farmers’ common equivalent stock on October 20, 2025, Janney applied price to 2029 earnings multiples ranging from 15.0x to 19.0x and multiples of 2029 tangible book value ranging from 1.3x to 1.7x. Janney selected price to earnings and tangible book value multiples based on Janney’s professional judgment and experience, as well as a review of, the multiples of selected transactions deemed to be comparable to the proposed transaction with Middlefield. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Farmers’ common equivalent stock. As illustrated in the following tables, the analysis indicated an imputed range of values of Farmers’ common equivalent stock of $25.26 to $34.63 when applying multiples of tangible book value and $27.47 to $36.65 when applying multiples of earnings.

Price / Tangible Book Value Multiples

Discount Rate	1.30x	1.40x	1.50x	1.60x	1.70x
12.0%	$27.14	$29.02	$30.89	$32.76	$34.63
12.5%	$26.66	$28.49	$30.33	$32.17	$34.01
13.0%	$26.18	$27.98	$29.79	$31.59	$33.39
13.5%	$25.72	$27.49	$29.26	$31.03	$32.79
14.0%	$25.26	$27.00	$28.74	$30.47	$32.21

Price / Earnings Multiples

Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x
12.0%	$29.52	$31.31	$33.09	$34.87	$36.65
12.5%	$28.99	$30.74	$32.49	$34.24	$35.99
13.0%	$28.47	$30.19	$31.90	$33.62	$35.34
13.5%	$27.97	$29.65	$31.33	$33.02	$34.70
14.0%	$27.47	$29.12	$30.77	$32.43	$34.08

In connection with its analyses, Janney considered and discussed with Farmers board of directors how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Janney noted that the merger consideration per share of $36.17 was within or above the range of value suggested by the discounted cash flow analysis derived from terminal multiples based on tangible book value and based on earnings.

Comparable Company Analyses & Market Premium Analysis.

Janney used publicly available information to compare selected financial information for Middlefield with a group of financial institutions defined as National NYSE & NASDAQ-Listed Banks with Total Assets

$1.75B—$2.50B & LTM ROAA 0.75%—1.25% (adjusted to exclude peers that have been acquired or are the target of a pending acquisition).

The Identified Peer Group consisted of the following companies:

Waterstone Financial Inc.	FVCBankcorp Inc.
Avidbank Holdings Inc.	LCNB Corp.
John Marshall Bancorp Inc.	First Community Corp.
Isabella Bank Corporation	Hawthorn Bancshares Inc.
CoastalSouth Bancshares Inc.	CF Bankshares Inc.
First United Corp.

The analysis compared selected financial information for Middlefield with the corresponding publicly available data for the Peer Group as of or for the twelve months ended June 30, 2025 and for Middlefield as of or for year-to-date ended September 30, 2025 (unless otherwise noted), with pricing data as of October 20, 2025. The table below sets forth the data for Middlefield and the median and mean data for the Peer Group. A 24.5% equity control premium is the median three-day stock price premium for all bank and thrift M&A deals for the past 10 years for all sizes and was applied to the market data (Price to Tangible Book Value & Price / LTM EPS multiples) displayed below.

Comparable Company Analysis – Peers

	Middlefield		Peer Group Median	Peer Group Mean
Market Capitalization ($M)	288.9		279.7	288.5
Price/Tangible Book Value	161.6		134.7%	141.9%
Price/LTM EPS	14.0x		12.4x	13.8x
Total Assets ($M)	1,978.9		2,221.2	2,173.1
Total Loans ($M)	1,607.0		1,736.3	1,671.7
Tangible Common Equity/Tangible Assets	9.4%		8.5%	9.3%
NPAs/Assets	1.51%		0.25%	0.28%
LTM ROAA	1.14	%(1)	0.93%	0.97%
LTM ROAE	10.12	%(1)	10.72%	10.25%

(1)	9/30/2025 YTD data shown

Note: 24.5% equity control premium is the median three-day stock price premium for all bank and thrift M&A deals for the past 10 years for all sizes and geographic area; applied to each company price

Source: S&P Capital IQ Pro; Company-filed documents

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the Merger Consideration was fair, from a financial point of view, to Farmers’ shareholders. The references to Janney’s fairness opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Janney’s written fairness opinion, which is attached as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Janney in preparing its fairness opinion. However, neither Janney’s fairness opinion, nor the summary of its fairness opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to the Farmers board of directors or any Farmers shareholders as to how to act or vote with respect to any matter relating to the Merger Agreement or otherwise. Janney’s fairness opinion was furnished for the use and benefit of the Farmers board of directors (in its capacity as such) in connection with its evaluation of the Merger and should not be construed as creating, and Janney will not be deemed to have, any fiduciary duty to the Farmers board of directors, Farmers, any shareholder or creditor of Farmers or any other person, regardless of any prior or ongoing advice or relationships.

Miscellaneous.

Janney acted as financial advisor to Farmers in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Janney is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for various other purposes. As specialists in the securities of banking companies, Janney has experience in, and knowledge of, the valuation of banking enterprises. Janney and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a Janney broker-dealer affiliate and each of Farmers and Middlefield), may from time to time purchase securities from, and sell securities to, Farmers and Middlefield. In addition, as market makers in securities, Janney and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Farmers or Middlefield for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the Janney engagement agreement, Farmers has agreed to pay Janney a cash fee for such services in an amount equal to 0.75% of the aggregate transaction value, which fee is contingent upon the closing of the Merger. Janney will also receive a fee of $250,000 upon rendering its opinion. Farmers also has agreed to reimburse Janney for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Janney against certain liabilities relating to or arising out of Janney’s engagement or Janney’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of the opinion, Janney did not provide investment banking or financial advisory services to Farmers. In the two years preceding the date of Janney’s opinion, Janney did not provide investment banking or financial advisory services to Middlefield. Janney may in the future provide investment banking and financial advisory services to Farmers or Middlefield and receive compensation for such services.

Middlefield’s Reasons for the Merger and Recommendation of the Middlefield Board of Directors

After careful consideration, at its meeting on October 21, 2025, the Middlefield board of directors determined that the Merger is in the best interests of Middlefield and its shareholders and that the consideration to be received by Middlefield shareholders in the Merger is fair to Middlefield’s shareholders. Accordingly, the Middlefield board of directors unanimously approved the merger agreement and recommended that the Middlefield shareholders vote “FOR” the Middlefield Merger Proposal.

In reaching its decision to approve the Merger Agreement and recommend the Merger to its shareholders, the Middlefield board of directors evaluated the Merger and the Merger Agreement, in consultation with Middlefield’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

•	the consideration to be received by the shareholders of Middlefield in connection with the Merger relative to the book value and earnings per share of the Middlefield common shares;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the Merger;

•	Middlefield’s knowledge of Farmers’ business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects;

•

the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization, and footprint in Northeast and Central Ohio and Western Pennsylvania;

•	the alternatives to the Merger, including remaining an independent institution;

•

the results that Middlefield could expect to achieve operating independently, and the likely risks and benefits to Middlefield’s shareholders of remaining independent, as compared with the value of the Merger Consideration;

•	the historical performance of Farmers’ common shares;

•	the review of strategic options available to Middlefield and consideration and weighing of the potential risks and benefits associated with each;

•	the competitive and regulatory environment for financial institutions generally;

•	the business prospects for Middlefield going forward, as projected by management and viewed in light of the changing economic and competitive landscape;

•

the opinion provided by Raymond James that the Merger Consideration to be received by Middlefield’s shareholders in the Merger is fair, from a financial point of view, to the shareholders of Middlefield;

•	the impact of the Merger on Middlefield’s employees, customers, suppliers, and creditors, as well as the communities served by Middlefield Bank;

•	the ability of Farmers to complete the Merger;

•	the likelihood of regulatory approval of the Merger; and

•	the economy of the state of Ohio and the nation;

The Middlefield board of directors also considered potential risks and potentially negative factors concerning the Merger in connection with its deliberations of the Merger, including the following material factors:

•

the potential negative impact of the announcement of the Merger on Middlefield’s business and relations with customers, service providers and other stakeholders, whether or not the Merger is completed;

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending Merger;

•	the risks and costs to Middlefield if the Merger is not completed;

•	the potential for a decline in the value of Farmers common shares – whether before or after consummation of the Merger – reducing the value of the consideration received by Middlefield’s shareholders;

•

the provisions of the Merger Agreement restricting Middlefield’s solicitation of third-party acquisition proposals and the fact that Middlefield would be obligated to pay a termination fee following the termination of the Merger Agreement in certain circumstances;

•

the restrictions on the conduct of Middlefield’s business prior to completion of the Merger, which may adversely affect Middlefield’s ability to make certain decisions quickly and independently and may delay or prevent Middlefield from undertaking business opportunities that may arise pending completion of the Merger;

•	the requirement that Middlefield submit the Merger Agreement to its shareholders for approval even if Middlefield’s board of directors withdraws its recommendation to approve the Merger Agreement; and

•

the interests of certain of Middlefield’s directors and executive officers in the Merger that are different from, or in addition to, their interests as Middlefield shareholders, which are further described in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by the Middlefield board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Middlefield board of directors. The Middlefield board of directors collectively reached the unanimous conclusion to approve the Merger Agreement and the Merger in light of the various factors described above and other factors that each member of the Middlefield board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Middlefield board of directors did not find it useful, and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Middlefield board of directors may have given different weight to different factors. The Middlefield board of directors conducted an overall analysis of the factors described above including thorough discussions with Middlefield’s management and advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the Middlefield board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●].

The Middlefield board of directors unanimously recommends that the Middlefield shareholders vote “FOR” approval of (i) the Middlefield Merger Proposal, (ii) the Middlefield Merger-Related Compensation Proposal, and (iii) the Middlefield Adjournment Proposal.

Opinion of Middlefield’s Financial Advisor

Middlefield retained Raymond James as its financial advisor on November 20, 2024. Middlefield selected Raymond James as its financial advisor because it is a globally recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the Middlefield board of directors requested that Raymond James evaluate and deliver an opinion regarding the fairness, from a financial point of view, to the holders of Middlefield common shares of the Exchange Ratio to be received by such holders in the Merger pursuant to the Merger Agreement.

On October 21, 2025, representatives of Raymond James rendered Raymond James’ opinion to the Middlefield board of directors (solely in its members’ capacity as directors), that, as of such date, the Exchange Ratio to be received by the holders of Middlefield common shares (other than Trust Account Shares and DPC Shares (each as defined in the Merger Agreement)) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Middlefield common shares, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated October 21, 2025, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. Any summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Middlefield common shares are urged to read the entire opinion carefully and in its entirety in connection with their consideration of the Exchange Ratio. Raymond James’ opinion speaks only as of the date of such opinion and does not reflect any developments that may occur or have occurred after the date of its opinion and prior to the completion of the Merger.

Raymond James provided its opinion for the information of the Middlefield board of directors (solely in its capacity as such) in connection with, and for purposes of, the Middlefield board of directors’ consideration of the Exchange Ratio to be received by holders of Middlefield common shares in the Merger pursuant to the Merger Agreement and its opinion only addressed whether the Exchange Ratio in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Middlefield common shares as of the date of the opinion. The opinion of Raymond James did not address any other term or aspect of the Merger Agreement or the transactions contemplated thereby. The Raymond James opinion did not constitute a recommendation to the Middlefield board of directors or to any Middlefield or Farmers shareholder as to how the Middlefield board of directors, such shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James reviewed, analyzed and relied upon information bearing upon the financial and operating condition of Middlefield and Farmers, among other things:

•	the financial terms and conditions as stated in the draft of the Merger Agreement, dated as of October 20, 2025;

•

certain information related to the historical financial condition and prospects of Middlefield and Farmers, as made available to Raymond James by or on behalf of Middlefield, including, but not limited to, (a) financial projections for each of Middlefield and Farmers that were prepared using analyst consensus estimates for the years 2025 and 2026 with further years extrapolated based on appropriate growth rates, which were reviewed and approved by the management of Middlefield for use by Raymond James (together, the “Projections”), and (b) certain forecasts and estimates of potential cost savings, transaction expenses, purchase accounting adjustments, and other adjustments expected to result from the Merger, which were reviewed and approved by the management of Middlefield for use by Raymond James (the “Pro Forma Financial Adjustments”);

•

Middlefield’s and Farmers’ (a) audited financial statements for years ended December 31, 2024, 2023 and 2022; (b) unaudited financial statements for the six- and three-month periods ended June 30, 2025 and March 31, 2025, respectively; and (c) draft unaudited consolidated financial statements for the three-month period ended September 30, 2025;

•	Middlefield’s and Farmers’ recent public filings and certain other publicly available information regarding Middlefield and Farmers;

•	the financial and operating performance of Middlefield and Farmers and those of other selected public companies that Raymond James deemed to be relevant;

•	certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•

the current and historical market prices for the common shares of Middlefield and Farmers, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

a certificate addressed to Raymond James from a member of senior management of Middlefield regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Middlefield; and

•

discussions with members of the senior management of Middlefield certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and current business operations of Middlefield and Farmers and the financial condition and future prospects and operations of Middlefield and Farmers.

With Middlefield’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Middlefield or otherwise reviewed by or discussed with Raymond James, and Raymond James undertook no duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Middlefield or

Farmers is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Middlefield or Farmers is a party or may be subject. With Middlefield’s consent, the Raymond James opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of Middlefield or Farmers. Raymond James is not an expert in generally accepted accounting principles in the Unites States (“GAAP”) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for credit losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With Middlefield’s consent, Raymond James assumed that the Projections, the Pro Forma Financial Adjustments and such other information and data provided to or otherwise reviewed by or discussed with Raymond James had been reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of the management of Middlefield, and Raymond James relied upon Middlefield to advise it promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or Pro Forma Financial Adjustments, or the assumptions on which they were based. Raymond James assumed that the final form of the Merger Agreement would be substantially similar to the draft dated October 20, 2025, and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to Raymond James’ analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that each such party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger, Middlefield or Farmers that would be material to Raymond James’ analyses or its opinion.

Raymond James’ opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of October 20, 2025. The credit, financial and stock markets have been experiencing unusual volatility arising from factors that are outside the control of the parties to the Merger (including, without limitation, general economic conditions and uncertainty, global tensions and political unrest, prevailing interest rates and inflation, tariffs and government responses or nonresponses to the foregoing) and Raymond James expressed no opinion or view as to any potential effects of such volatility on the Merger, Middlefield, or Farmers. Although subsequent developments may occur, Raymond James is under no obligation to update, revise or reaffirm its analyses or its opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Middlefield or Farmers since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’ analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. Raymond James provided advice to Middlefield with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. The opinion of Raymond James did not express any opinion as to the likely trading range of Farmers’ common shares following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Farmers at that time. The opinion of Raymond James was limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of Middlefield common shares in the Merger pursuant to the Merger Agreement.

Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Middlefield board of directors to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of Middlefield, on the fact that Middlefield was assisted by legal, accounting, regulatory and tax advisors and, with the consent of Middlefield, relied upon and assumed the accuracy and completeness of the assessments by Middlefield and its advisors as to all legal, accounting, regulatory and tax matters with respect to Middlefield, Farmers and the Merger, including, without limitation, that the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating its opinion, Raymond James considered only what Raymond James understood to be the Exchange Ratio to be received by holders of Middlefield common shares in the Merger pursuant to the Merger Agreement, and Raymond James did not consider and its opinion did not address the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of Middlefield’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be paid to the holders of Middlefield common shares or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of Middlefield, or to any other party, except and only to the extent expressly set forth in the last sentence of Raymond James’ opinion or (2) the fairness of the Merger to any one class or group of Middlefield’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of Middlefield’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the Merger on the solvency or viability of Middlefield or Farmers or the ability of Middlefield or Farmers to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Middlefield board of directors on October 21, 2025, which analyses were considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Middlefield, Farmers or the contemplated transaction.

Contribution Analysis. Raymond James analyzed the relative contribution of Middlefield and Farmers to certain financial and operating metrics for the pro forma combined company resulting from the Merger. The financial and operating metrics included: (i) total assets; (ii) total gross loans; (iii) total deposits; (iv) tangible common equity; (v) net income for the last twelve months period (“LTM”) ended September 30, 2025; (vi) estimated calendar year 2025 net income; and (vii) estimated calendar year 2026 net income. Metrics (i) – (iv) above were as of September 30, 2025. The relative contribution analysis did not give effect to the Pro Forma Financial Adjustments. The results of this analysis are summarized below:

	Relative Contribution		Implied Exchange
	Farmers	Middlefield	Ratio
Total Assets	72.6%	27.4%	1.74x
Total Gross Loans	67.5%	32.5%	2.22x
Total Deposits	73.1%	26.9%	1.70x
Tangible Common Equity	60.5%	39.5%	3.01x
LTM Net Income	72.0%	28.0%	1.79x
2025E Net Income	72.1%	27.9%	1.79x
2026E Net Income	75.9%	24.1%	1.46x
Exchange Ratio in the Merger			2.60x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of Farmers and Middlefield based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2029 as the final year for the analysis and applied forward multiples, ranging from 8.0x to 12.0x (for Farmers) and 8.0x to 12.0x (for Middlefield), to calendar year 2030 adjusted net income in order to derive a range of terminal values for Farmers and Middlefield in 2029.

For Farmers, Raymond James assumed discount rates ranging from 10% to 14%. For Middlefield, Raymond James assumed discount rates ranging from 11% to 15%. Raymond James arrived at its discount rate ranges by using the modified capital asset pricing model methodology as presented in the U.S. Cost of Capital Navigator by Kroll, LLC. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Farmers and Middlefield and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Middlefield common shares by the minimum implied per share value of Farmers common shares to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Middlefield common shares by the maximum implied per share value of Farmers common shares to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

Implied per Share Value
	Farmers		Middlefield		Implied Exchange Ratio
	Low	High	Low	High	Low/High	High/Low
Price per Share	$10.69	$17.87	$20.42	$29.74	1.14x	2.78x
Exchange Ratio in the Merger					2.60x

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for this analysis. The selected groups represent companies Raymond James believed relevant to each of Farmers and Middlefield. For Farmers, Raymond James analyzed the relative valuation multiples of nine (9) publicly traded depository institutions that satisfied the following criteria: (i) traded over the NASDAQ, NYSE, or NYSEAM stock exchanges; (ii) headquartered in the Midwest region of the United States, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (iii) had total assets between $3.0 billion and $6.0 billion; and (iv) had LTM return on average assets between 0.75% and 1.50% as calculated by S&P Capital IQ Pro. This group excluded companies that were targets of announced mergers and acquisitions. For Middlefield, Raymond James analyzed the relative valuation multiples of ten (10) publicly traded depository institutions that satisfied the following criteria: (i) traded over the NASDAQ, NYSE, or NYSEAM stock exchanges; (ii) headquartered in the Midwest region of the United States, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (iii) had total assets between $1.0 billion and $3.0 billion; and (iv) had LTM return on average assets between 0.75% and 1.50% as calculated by S&P Capital IQ Pro. This group excluded companies that were targets of announced mergers and acquisitions.

Information for the comparable institutions was based on the most recently available balance sheet and income statement data and on a consolidated basis where available, otherwise on bank-level data. The selected companies (and respective valuation metrics) that Raymond James deemed relevant included the following:

Selected Companies for Farmers	Price / TBVPS	Price / LTM EPS	Price / 2025E EPS	Price / 2026E EPS
Great Southern Bancorp Inc.	104%	9.5x	9.5x	11.0x
Old Second Bancorp Inc.	132%	9.7x	9.0x	8.6x
First Financial Corp.	136%	10.4x	8.6x	8.6x
Independent Bank Corp.	152%	10.5x	9.7x	9.5x
Alerus Financial Corp.	134%	13.8x	8.8x	8.8x
Bridgewater Bancshares Inc.	122%	14.3x	11.7x	10.1x
Southern MO Bancorp Inc.	119%	9.7x	9.7x	8.8x
Civista Bancshares Inc.	118%	8.3x	8.3x	8.1x
Farmers & Merchants Bancorp	131%	11.5x	10.9x	10.2x

Selected Companies for Middlefield	Price / TBVPS	Price / LTM EPS	Price / 2025E EPS	Price / 2026E EPS
LCNB Corp.	127%	9.9x	9.3x	8.9x
Waterstone Financial Inc.	82%	13.0x	—	—
Isabella Bank Corporation	152%	16.2x	14.8x	13.7x
CF Bankshares Inc.	85%	8.3x	7.3x	6.2x
Ames National Corp.	96%	11.3x	—	—
Hawthorn Bancshares Inc.	130%	9.9x	—	—
Landmark Bancorp Inc.	132%	9.2x	—	—
Ohio Valley Banc Corp.	112%	12.4x	—	—
SB Financial Group Inc	120%	10.7x	8.8x	8.3x
First Capital Inc.	118%	10.4x	—	—

Raymond James calculated various financial multiples for each selected public company, including price per share at close on October 20, 2025 compared to: (i) tangible book value (“TBV”) per share; (ii) LTM earnings per share (“EPS”) as calculated by S&P Capital IQ Pro; and (iii) consensus estimated GAAP EPS for the calendar years ended December 31, 2025 and 2026, respectively, based on mean S&P Capital Pro estimates. The estimates published by Wall Street research analysts were not prepared in connection with the Merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the 25th percentile and 75th percentile relative valuation multiples of the selected public companies. The results of the selected companies analysis for each of Farmers and Middlefield are summarized below:

	Selected companies for Farmers		Selected companies for Middlefield
	25th Percentile	75th Percentile	25th Percentile	75th Percentile
TBV per Share	119%	134%	100%	129%
LTM EPS	9.7x	11.5x	9.9x	12.1x
2025E EPS	8.8x	9.7x	8.4x	10.6x
2026E EPS	8.6x	10.1x	7.8x	10.1x

Furthermore, Raymond James applied the 25th and 75th percentile relative valuation multiples to corresponding financial data for each of Farmers and Middlefield. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Middlefield by the lower implied per share value of Farmers to calculate the high implied exchange ratio, and by dividing the lower implied per share value of Middlefield by the higher implied per share value of Farmers to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Per Share Value
	Farmers		Middlefield		Implied Exchange Ratio
	25th Percentile	75th Percentile	25th Percentile	75th Percentile	Low/High	High/Low
TBV per Share	$8.88	$9.95	$22.64	$29.17	2.28x	3.28x
LTM EPS	$13.91	$16.56	$25.87	$31.55	1.56x	2.27x
2025E EPS	$13.04	$14.40	$22.24	$28.20	1.54x	2.16x
2026E EPS	$14.90	$17.44	$19.40	$25.11	1.11x	1.69x
Exchange Ratio in the Merger					2.60x

Selected Transaction Analysis. Raymond James also analyzed publicly available information relating to selected regional transactions announced since January 1, 2023 involving bank targets headquartered in the Midwest region of the United States, which includes the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin with (i) total assets between $1.0 billion and $3.0 billion, and (ii) LTM ROAA between 0.75% and 1.50% at the announcement date. Raymond James also analyzed publicly available information relating to selected national transactions announced in the last twelve months ended as of October 20, 2025 involving bank targets headquartered in the United States with (i) total assets between $1.0 billion and $3.0 billion, and (ii) LTM ROAA between 0.75% and 1.50% at the announcement date. In each group, transactions without publicly disclosed pricing and mergers of equals were excluded. Transaction information was based on financial data available at the time of the announcement of the transaction and presented on a consolidated basis where available; otherwise, it was based on bank-level data.

Regional Transactions

Date Announced	Acquiror	Target	Deal Value ($MMs)	DV / TBV	DV / LTM Net Income	Core Deposit Premium
10/20/2025	HBT Financial Inc.	CNB Bank Shares Inc.	170	116%	10.2x	2.1%
09/25/2025	First Merchants Corp.	First Savings Financial Group	241	135%	11.2x	2.8%
09/02/2025	Equity Bancshares Inc.	Frontier Holdings LLC	122	117%	13.8x	3.0%
06/23/2025	First Financial Bancorp.	Westfield Bancorp	324	142%	17.4x	6.1%
07/29/2024	German American Bancorp Inc.	Heartland BancCorp	347	224%	17.0x	15.7%
03/21/2023	First Mid Bancshares	Blackhawk Bancorp Inc.	90	139%	6.6x	2.2%

National Transactions

Date Announced	Acquiror	Target	Deal Value ($MMs)	DV / TBV	DV / LTM Net Income	Core Deposit Premium
10/20/2025	HBT Financial Inc.	CNB Bank Shares Inc.	170	116%	10.2x	2.1%
10/01/2025	Prosperity Bancshares Inc	Southwest Bancshares Inc.	270	153%	14.6x	4.7%
09/25/2025	First Merchants Corp.	First Savings Financial Group	241	135%	11.2x	2.8%
09/15/2025	National Bank Holdings Corp.	Vista Bancshares Inc.	369	157%	12.3x	7.7%
09/02/2025	Equity Bancshares Inc.	Frontier Holdings LLC	122	117%	13.8x	3.0%
08/19/2025	TowneBank	Dogwood State Bank	491	224%	30.0x	15.4%
07/18/2025	Prosperity Bancshares Inc.	American Bank Holding Corp.	328	242%	11.7x	9.5%
06/23/2025	First Financial Bancorp.	Westfield Bancorp	324	142%	17.4x	6.1%
03/31/2025	FB Financial Corp.	Southern States Bancshares Inc.	381	153%	10.3x	6.4%
01/13/2025	Glacier Bancorp Inc.	Bank Idaho Holding	246	197%	18.1x	12.9%
01/10/2025	CNB Financial Corp.	ESSA Bancorp Inc.	210	97%	12.4x	NM
12/17/2024	Northwest Bancshares, Inc.	Penns Woods Bancorp Inc.	270	145%	13.8x	5.1%

Raymond James examined valuation multiples of transaction value compared to the target companies’: (i) most recent quarter TBV at announcement; (ii) LTM net income at announcement; and (iii) premium to most recent quarter core deposits (defined as total deposits less time deposits greater than $100,000) at announcement. Raymond James applied the 25th and 75th percentile TBV multiple, LTM net income multiple, and core deposit premium to the corresponding Middlefield metrics to create the range of exchange ratios used for its analysis based on financial data as of September 30, 2025 and Farmers’ closing stock price as of October 20, 2025 ($13.91). The results of the selected transactions analysis are summarized below:

Regional Transactions

		Selected Transactions Statistics		Implied Exchange Ratio
(dollars in thousands)	Implied Deal Metric	25th Percentile	75th Percentile	25th Percentile	75th Percentile
TBV	163%	122%	142%	1.98x	2.30x
LTM Net Income	14.1x	10.4x	16.2x	1.96x	3.04x
Core Deposit Premium	8.2%	2.8%	6.1%	1.93x	2.34x
Exchange Ratio in the Merger				2.60x

National Transactions

		Selected Transactions Statistics		Implied Exchange Ratio
(dollars in thousands)	Implied Deal Metric	25th Percentile	75th Percentile	25th Percentile	75th Percentile
TBV	163%	131%	167%	2.12x	2.71x
LTM Net Income	14.1x	11.5x	15.3x	2.16x	2.87x
Core Deposit Premium	8.2%	3.9%	8.6%	2.07x	2.65x
Exchange Ratio in the Merger				2.60x

Pro Forma Impact Analysis. Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and calendar years 2026 and 2027 estimated EPS information of Farmers and Middlefield, using: (i) closing balance sheet estimates as of March 31, 2026 for each of Farmers and Middlefield; (ii) financial forecasts and projections for each of Farmers and Middlefield for the calendar year 2026, based on analyst consensus estimates, and the calendar year 2027, extrapolated based on appropriate growth rates; and (iii) the Pro Forma Financial Adjustments. Items (i) – (iii) above were all reviewed and approved by Middlefield management for Raymond James’ use. Raymond James analyzed the estimated financial impact of the Merger on certain projected financial results. This analysis indicated that the Merger could be dilutive to Farmers’ estimated tangible book value per share at March 31, 2026, but accretive to Farmers’ estimated calendar years 2026 and 2027 EPS. The analysis also indicated that the Merger could be dilutive to Middlefield’s estimated tangible book value per share at March 31, 2026, as adjusted for the exchange ratio but accretive to Middlefield’s estimated calendar years 2026 and 2027 EPS and accretive to Middlefield’s estimated calendar years 2027 dividends per share, as adjusted for the exchange ratio. For all of the above analyses, the actual results achieved by the pro forma company following the Merger may vary from the projected results, and the variations may be material.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Middlefield.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Middlefield. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Middlefield board of directors (solely in its members’ capacity as such) and were prepared solely as part of the analysis of Raymond James regarding the fairness, from a financial point of view, to the holders of Middlefield common shares of the Exchange Ratio to be received in the Merger pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Middlefield board of directors in making its determination to approve the Merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Middlefield board of directors’ or Middlefield management’s views with respect to Middlefield, Farmers, or the Merger. Raymond James provided advice to Middlefield with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration to the Middlefield board of directors or that any specific consideration constituted appropriate consideration for the Merger. Middlefield placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

For services rendered in connection with the delivery of its opinion, Middlefield paid Raymond James a fee of $300,000 upon delivery of its opinion. Middlefield will also pay Raymond James a customary fee for advisory services in connection with the Merger equal to approximately $3.9 million (less both the fee paid upon the delivery of the opinion and the $25,000 retainer paid to Raymond James upon its engagement with Middlefield), which is contingent upon the closing of the Merger. Middlefield also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. During the two years preceding the date of Raymond James’ written opinion, Raymond James engaged in certain fixed income trading activity with Farmers, for which it received compensation. Raymond James did not provide any investment banking services to Middlefield or Farmers in the two years preceding the date of its opinion for which it received any form of compensation. In the ordinary course of business, Raymond James may trade in the securities of Middlefield and Farmers for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Middlefield and/or Farmers or other participants in the Merger in the future, for which Raymond James may receive compensation.

Certain Unaudited Prospective Financial Information

Neither Farmers nor Middlefield, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results given, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials. However, Farmers and Middlefield are including certain unaudited prospective financial information in this section of this joint proxy statement/prospectus because it was among the financial information shared between Farmers and Middlefield in connection with the discussions regarding, or provided to the Farmers board of directors and the Middlefield board of directors for purposes of considering and evaluating, the Merger and the Merger Agreement. Certain of such prospective financial information also was provided to Farmers’ financial advisor, , and Middlefield’s financial advisor, Raymond James, as more fully described below for their use and reliance in connection with their respective opinions and related financial analyses as described under “The Merger — Opinion of Farmers’ Financial Advisor” and “The Merger — Opinion of Middlefield’s Financial Advisor” beginning on pages [●], respectively. Set forth below is a summary of the material unaudited prospective financial information provided by the respective managements of Farmers and Middlefield in connection with the Merger. We refer to such unaudited prospective financial information, collectively, as the “prospective financial information.”

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. The prospective financial information is not being included in this joint proxy statement/prospectus in order to influence any Farmers shareholder or Middlefield shareholder as to whether or how such shareholder should vote or act with respect to the approval of any the proposals presented at the Farmers special meeting or the Middlefield special meeting or any other matter.

Although the prospective financial information was prepared on a reasonable basis, reflected the best then currently available estimates and judgments of the respective managements of Farmers and Middlefield, as applicable, and presented, to the best of the knowledge and belief of the respective managements of Farmers and Middlefield, as applicable, the expected course of action and the expected future financial performance of Farmers and Middlefield, and was presented with numeric specificity, it reflects numerous estimates and assumptions made by the respective managements of Farmers and Middlefield, as applicable, taking into account information available at the time such prospective financial information was prepared. The estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, financial, market and industry conditions and future business decisions and contingencies that may not be realized and that are inherently subject to significant business, economic, competitive, financial, market and industry uncertainties and risks, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Farmers and Middlefield operate and the risks and uncertainties described under “Risk Factors” beginning on page [●] and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] and in the reports that Farmers and Middlefield file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Farmers or Middlefield and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions, expected contingencies or estimated results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the Merger is completed. Further, these assumptions do not include all potential actions that the managements of Farmers or Middlefield could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Farmers or Middlefield considered, or now consider, this prospective financial information to be material information to Farmers or Middlefield shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results.

The prospective financial information also reflects numerous variables, expectations and assumptions based on information available to the respective managements of Farmers or Middlefield, as applicable, at the time it was prepared, that are subject to change and do not take into account changes in such variables, expectations, assumptions or information or in any underlying circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar variables, expectations or assumptions would be used and similar prospective financial information would be prepared. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the Merger. Neither Farmers nor Middlefield has updated the prospective financial information included in this joint proxy statement/prospectus, and neither Farmers, Middlefield nor, after completion of the Merger, the combined company undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated circumstances or events, even in the event that any or all of the underlying variables, expectations, assumptions or information are shown to be inappropriate, or to reflect changes in economic, competitive, financial, market or industry conditions.

In light of the foregoing, and considering that the Farmers special meeting and the Middlefield special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Farmers shareholders and Middlefield shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review Farmers’ and Middlefield’s most recent SEC filings for a description of their reported financial results and the financial statements of Farmers and Middlefield incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [●] for further information.

The prospective financial information was prepared by the managements of Farmers or Middlefield, as applicable. Neither Crowe LLP (Farmers’ independent registered public accounting firm) nor S.R. Snodgrass, P.C. (Middlefield’s independent registered public accounting firm) has audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the prospective financial information and, accordingly, neither Crowe LLP nor S.R. Snodgrass, P.C. has expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Farmers and Middlefield, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information.

The various prospective financial information described below was each prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for Farmers and Middlefield is not intended to represent the results that the combined company will achieve if the Merger is completed and is not intended to represent forecasted financial information for the combined company if the Merger is completed. By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Farmers, Middlefield nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Farmers, Middlefield or the combined company compared to the information contained in the prospective financial information.

Middlefield Prospective Financial Information

The following table sets forth selected unaudited prospective financial information representing Farmers management’s evaluation of Middlefield’s financial projections for the periods ending September 30, 2025 and December 31, 2025 through 2030. This information was prepared by Farmers management based on analyst consensus estimates and Middlefield’s long-term growth rates. Farmers determined that the Target Projections represented an appropriate framework for the preparation of Janney’s financial analyses and the rendering by Janney of its opinion. At the direction of Farmers, Janney used the Target Projections in connection with its financial analysis and opinion.

	For the Nine Months Ended September 30,	For the Year Ended December 31,
		2025	2026	2027	2028	2029	2030
Net income (000s)	$16,307	$21,816	$20,595	$21,625	$22,706	$23,841	$25,057
Earnings per share	$1.97	$2.64	$2.54	$2.67	$2.80	$2.94	$3.09

The following table sets forth selected unaudited prospective financial information representing Middlefield management’s evaluation of Middlefield’s estimated annual earnings growth rate for certain years beginning with the year ending December 31, 2027, as well as estimated dividends per share for Middlefield common stock for the years ending December 31, 2025 through December 31, 2029. This information was prepared by Middlefield’s management. Middlefield determined that this information represented an appropriate framework for the preparation of Raymond James financial analyses and the rendering by Raymond James of its opinion. At the direction of Middlefield, Raymond James used this information in connection with its financial analysis and opinion.

	For the Year Ended December 31,
	2025	2026	2027	2028	2029
Estimated annual earnings growth rate	—	—	5%	5%	5%
Estimated annual dividends per share	$0.84	$0.88	$0.86	$0.88	$0.90

Farmers Prospective Financial Information

The following table sets forth selected unaudited prospective financial information representing Farmers management’s evaluation of Farmers financial projections for the periods ending September 30, 2025 and December 31, 2025 through 2030. This information was prepared by Farmers management based on analyst consensus estimates and Farmer’s long-term growth rates. Farmers determined that the Farmers Projections represented an appropriate framework for the preparation of Janney’s financial analyses and the rendering by Janney of its opinion. At the direction of Farmers, Raymond James used the Farmers Projections in connection with its financial analysis and opinion.

	For the Nine Months Ended September 30,	For the Year Ended December 31,
		2025	2026	2027	2028	2029	2030
Net income (000s)	$40,582	$56,382	$65,050	$68,303	$71,718	$75,088	$78,618
Earnings per share	$1.08	$1.50	$1.72	$1.81	$1.90	$1.99	$2.08

The following table sets forth selected unaudited prospective financial information representing the evaluation of Farmers and its representatives of Farmers estimated annual earnings growth rate for certain years beginning with the year ending December 31, 2027, as well as estimated dividends per share for Farmers common stock for the years ending December 31, 2025 through December 31, 2029. This information was prepared by Farmers management and its representatives. Farmers determined that this information represented an appropriate framework for the preparation of Janney’s financial analyses and the rendering by Janney of its opinion. Farmers authorized the delivery of this information to Janney, and Janney used this information in connection with its financial analysis and opinion.

	For the Year Ended December 31,
	2025	2026	2027	2028	2029
Estimated annual earnings growth rate	—	—	5%	5%	5%
Estimated annual dividends per share	$0.68	$0.68	$0.68	$0.68	$0.68

Certain Potential Combined Company Cost Savings and Revenue Synergies

Farmers’ management and Middlefield’s management each independently prepared and discussed with one another estimates of the amount and timing of the impact of certain potential combined company cost savings. The potential combined company cost savings reflect estimated cost savings that are expected to approximate 38% of Middlefield’s annualized pre-tax operating expenses. The cost savings are estimated to be realized at 80% in the first full year after the acquisition, with the remainder expected to be recognized in subsequent years. In addition, Farmers’ management independently prepared estimates of the amount and timing of the impact of certain potential combined company revenue synergies.

Interests of Certain Persons in the Merger

In considering the recommendation of the Middlefield board of directors with respect to the Merger, you should be aware that certain persons, including the directors and executive officers of Middlefield, have interests in the Merger in addition to their interests as shareholders of Middlefield generally. The Middlefield board of directors was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby. As described in more detail below and in the section “The Merger — Merger-Related Compensation for Middlefield Named Executive Officers,” these interests include certain payments and benefits that may be provided to certain executive officers upon completion of the Merger.

The amounts described below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect certain compensation actions that may occur before the Merger. As a result, the actual amounts, if any, to be received by the non-employee directors and executive officers may materially differ from the amount set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Treatment of Equity Awards

As of the Middlefield Record Date, directors and executive officers of Middlefield and/or Middlefield Bank held, in the aggregate, unvested restricted stock awards providing for the issuance of 45,289 Middlefield common shares and unvested performance share unit awards providing for the issuance of up to 172,467 Middlefield common shares, all of which were granted under the Middlefield 2017 Omnibus Equity Plan, which we refer to as the stock incentive plan.

In accordance with the terms of the stock incentive plan, the applicable award agreements, and the Merger Agreement, and assuming that the Merger is completed, immediately preceding the effective time of the Merger, each restricted stock unit and performance stock unit will become fully earned and vested. For the performance stock unit awards, the performance goals will be treated as achieved at the maximum performance level. At the effective time of the merger, each Middlefield common share that is outstanding prior to the closing of the merger as a result of the accelerated earning and vesting will be converted automatically (without any further action on part of the holder) into the right to receive the Merger Consideration.

The following table sets forth, as of the Middlefield Record Date, the number of Middlefield common shares underlying unvested restricted stock unit awards and unearned and unvested performance share awards held by the directors and executive officers of Middlefield and/or Middlefield Bank, all of which will become fully vested and earned immediately preceding the effective time of the Merger, and the estimated value, rounded to the nearest dollar, of such shares assuming continued employment or service through the completion of the Merger based upon an assumed value of $33.82 per share, which represents the average closing price of a Middlefield common share over the first five business days following the first public announcement of the Merger on October 22, 2025.

Director or Executive Officer	Unvested Restricted Stock Units	Unvested Performance Share Units(1)	Estimated Aggregate Value(2)
Thomas Bevan	405	—	$13,697
Kevin DiGeronimo	405	—	$13,697
Thomas Griffith	405	—	$13,697
Kenneth Jones	405	—	$13,697
James McCaskey	405	—	$13,697
Jennifer Moeller	405	—	$13,697
Thomas Simon	405	—	$13,697
William Skidmore	405	—	$13,697
Carolyn Turk	405	—	$13,697
Michael Voinovich	405	—	$13,697
Ronald L. Zimmerly, Jr.	11,385	64,342	$2,561,087
Michael C. Ranttila	7,447	28,736	$1,223,709
Michael L. Cheravitch	4,337	14,602	$640,517
Courtney M. Erminio	4,535	17,192	$734,807
Rebecca A. Noblit	4,607	16,033	$698,045
Thomas M. Wilson	4,393	16,405	$703,388
Sarah A. Winters	4,535	15,157	$665,983

(1)	Performance Share Unit amounts reflect achievement of maximum performance level.
(2)

Based on the assumed value of $33.82 per share, which represents the average closing price of a Middlefield common share over the first five business days following the first public announcement of the Merger on October 22, 2025.

Annual Incentive Plan Payments

The executive officers of Middlefield and/or Middlefield Bank are participants in the Annual Incentive Plan, or incentive plan, established by Middlefield Bank. Under the terms of the Annual Incentive Plan, in the event of a change in control (as defined in the incentive plan) of Middlefield Bank, each participant in the incentive plan is entitled to receive, on the date of such change in control, a lump sum amount based on how much of each performance goal, measured on a prorated basis, has been achieved up to that date (or if not susceptible to proration, calculated based on target), as determined by Middlefield’s compensation committee.

The following table sets forth, based upon an assumed closing of the Merger at the end of the first quarter of 2026, the estimated prorated amount to be received by each of the executive officers of Middlefield and/or Middlefield Bank under the Annual Incentive Plan assuming continued employment through the completion of the Merger.

Executive Officer	Annual Incentive Plan Estimated Pro Rated Amount
Michael L. Cheravitch	$19,500
Courtney M. Erminio	$17,250
Rebecca A. Noblit	$17,250
Michael C. Ranttila	$24,000
Thomas M. Wilson	$17,250
Sarah A. Winters	$17,250
Ronald L. Zimmerly, Jr.	$52,500

Change in Control Agreements with Executive Officers

Below is a summary of agreements with executive officers of Middlefield and/or Middlefield Bank that entitle an executive officer to compensation in connection with the Merger. The terms “involuntary termination without cause,” “voluntary termination with good reason,” and “change in control” are defined in each executive’s applicable agreement.

Ronald L. Zimmerly, Jr. Severance Agreement. Under Mr. Zimmerly’s severance agreement, if, at or within 24 months following a change in control, Mr. Zimmerly’s employment is involuntarily terminated without cause or voluntarily terminated with good reason, then Mr. Zimmerly will be entitled to receive a lump sum payment equal to 2.5 times the sum of (i) Mr. Zimmerly’s salary at termination or, if greater, at the time of the change in control, and (ii) the average amount of the cash bonus and cash incentive compensation earned by Mr. Zimmerly for the two calendar years preceding the year in which the change in control occurs. Mr. Zimmerly is also entitled to (1) continued life, health, and disability insurance coverage for up to two years after such termination of employment or a lump sum cash payment equal to the present value of the cost of such continued coverage and (2) legal fee reimbursement if the severance agreement is challenged after a change in control. In connection with the Merger, Mr. Zimmerly’s employment will be terminated without cause, and Middlefield will pay Mr. Zimmerly the change in control benefit to which he is entitled pursuant to his severance agreement. If the Merger is completed in 2026, the lump sum payment that would be owed to Mr. Zimmerly is estimated to be $1,905,109, which amount includes the estimated present value of the life, health, and disability benefits to which Mr. Zimmerly is entitled under the terms of his severance agreement.

Change in Control Agreements. Middlefield previously entered into a Change in Control Agreement with each of the following executive officers of Middlefield and/or Middlefield Bank: Michael C. Ranttila, Michael L. Cheravitch, Sarah A. Winters, Thomas M. Wilson, Courtney M. Erminio, and Rebecca A. Noblit. Each change in control agreement provides that if, at or within 24 months following a change in control, the executive’s employment is involuntarily terminated without cause or voluntarily terminated with good reason, then the executive will be entitled to receive a lump sum payment equal to two times (or with respect to Mr. Ranttila’s change in control agreement, 2.5 times) the sum of (i) executive’s salary at termination or, if greater, at the time of the change in control, and (ii) the average amount of the cash bonus and cash incentive compensation earned by the executive for the three calendar years preceding the year in which the change in control occurs. The executive is also entitled to (1) continued life, health, and disability insurance coverage for two years after such termination of employment or a lump sum cash payment equal to the present value of the cost of such continued coverage and (2) legal fee reimbursement if the change in control agreement is challenged after a change in control. In connection with the Merger, each executive’s employment will be terminated without cause, and Middlefield will pay each executive the change in control benefit to which he or she is entitled pursuant to his or her change in control agreement. If the Merger is completed in 2026, the lump sum payments that would be owed to Mr. Ranttila, Mr. Cheravitch, Ms. Winters, Mr. Wilson, Ms. Erminio, and Ms. Noblit are estimated to be $1,110,680, $740,967, $581,522, $588,035, $590,770, and $601,207, respectively, which amounts include the estimated present value of the life, health, and disability benefits to which the executive is entitled under the terms of his or her change in control agreement.

Executive Deferred Compensation Arrangements

Middlefield Bank maintains executive deferred compensation agreements for the benefit of each of Ronald L. Zimmerly, Jr., Michael C. Ranttila, and Courtney M. Erminio, which are intended to provide supplemental retirement income benefits to the executive. Each executive deferred compensation agreement provides that in the event of a change in control (as defined in the agreement) the executive is entitled to receive a lump sum payment equal to the executive’s account balance (as defined in the agreement) at the time of the change in control. The estimated account balances that Messrs. Zimmerly and Ranttila and Ms. Erminio will become entitled to receive under the terms of their respective executive deferred compensation agreement in connection with the Merger are $115,220, $149,202, and $81,889, respectively.

Zimmerly Frozen Supplemental Executive Retirement Benefits Agreement

Middlefield Bank maintains a supplemental executive retirement benefits agreement, or SERP, with Ronald L. Zimmerly, Jr. that Middlefield Bank assumed in its merger with Liberty National Bank completed on December 1, 2022. The SERP is intended to provide supplemental benefits to Mr. Zimmerly upon his reaching normal retirement date (as defined in the agreement) or his termination of employment other than for cause prior to reaching his normal retirement date. The SERP was effective as of January 1, 2012, and amended on July 14, 2015, at which time the benefits were frozen. Under the terms of the frozen 2012 SERP, as amended, if, at or within 24 months following a change in control, Mr. Zimmerly’s employment is involuntarily terminated without cause or he voluntarily resigns, then Mr. Zimmerly will be entitled to an annuity determined using the accrual balance, payable in five equal annual installments beginning on the first day of the month following the date of separation from service, subject to the requirements of Section 409A of the Code. Assuming the Merger closes in the first quarter of 2026, the present value of Mr. Zimmerly’s change in control benefit pursuant to the frozen 2012 SERP is estimated to be approximately $100,920.

Zimmerly 2015 Secondary SERP

Middlefield Bank maintains a Secondary SERP, for the benefit of Ronald L. Zimmerly, Jr. that Middlefield Bank assumed in its merger with Liberty National Bank completed on December 1, 2022. The Secondary SERP is intended to provide supplemental benefits. Mr. Zimmerly is fully vested in the benefits provided pursuant to the Secondary SERP. Under the terms of the Secondary SERP, upon Mr. Zimmerly’s separation from service with Middlefield Bank for any reason other than death or termination for cause, Mr. Zimmerly will be entitled to a monthly benefit equal to: (a) the amount that is paid from the annuity that finances the retirement benefit, with such amount determined as of the date of separation from service, less (b) any amounts due and paid under the 2012 frozen SERP, as amended. In connection with the Merger, Mr. Zimmerly’s employment will be terminated and Mr. Zimmerly will become entitled to the benefits pursuant to the secondary SERP which are financed by an annuity owned by Middlefield Bank. At October 31, 2025, the value of the annuity that finances the Secondary SERP is $141,594.86.

Zimmerly Lifetime Income Non-Qualified Solution (“LINQS+”) SERP

Middlefield Bank maintains a LINQS+ SERP for the benefit of Ronald L. Zimmerly, Jr. that Middlefield Bank assumed in its merger with Liberty National Bank completed on December 1, 2022. The LINQS+ SERP is intended to provide supplemental benefits upon Mr. Zimmerly reaching normal retirement age or death prior to retirement. The nonqualified deferred compensation benefit provided by the LINQS+ SERP is financed by six annuities that have been designed to provide a future source of funds for the retirement benefit provided by the LINQS+ SERP. Mr. Zimmerly is fully vested in the LINQS+ SERP benefit. Under the terms of the LINQS+ SERP, upon Mr. Zimmerly’s separation from service in connection with the Merger, Middlefield Bank will transfer ownership of the annuity contracts to Mr. Zimmerly, subject to the requirements of Section 409A of the Code. As of October 31, 2025, the aggregate value of the LINQS+ SERP benefit is $690,560.11.

Director Appointment

Immediately following the effective time of the Merger, the number of directors constituting the board of directors of Farmers will be increased by two as a result of two directors serving on Middlefield’s board of directors immediately prior to the effective time of the Merger being appointed to the Farmers board of directors, with one director being appointed as a Class II director with a term expiring in 2027 and the other director being appointed as a Class III director with a term expiring in 2028. Each director will also be appointed to serve on one of the following committees of Farmers’ board of directors, with neither appointee serving on the same committee: Audit, Enterprise Risk, Compensation, or Corporate Governance and Nominating.

Middlefield Director Voting Agreements

In conjunction with the execution of the merger agreement, members of Middlefield’s board of directors each executed a voting agreement pursuant to which they agreed to vote their respective beneficially owned shares in favor of the Merger as described more fully in this joint proxy statement/prospectus.

Indemnification and Insurance

Farmers has agreed that, from and after the effective time of the Merger, it will indemnify and hold harmless the current and former directors and officers of Middlefield and its subsidiaries against all costs, expenses, judgments, fines, losses, claims, damages or liabilities arising out of matters existing before or after the effective time of the Merger relating to their service to Middlefield or one of its subsidiaries, including in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, to the same extent to which such former officers and directors would be entitled to indemnification under applicable law as of the date of the Merger Agreement and the articles of incorporation and code of regulations of Middlefield or the organizational documents of the applicable subsidiary, including provisions relating to advances of expenses. The Merger Agreement further provides that Farmers will obtain six years of extended liability insurance to provide for continued coverage of Middlefield’s directors and officers with respect to matters occurring at or prior to the effective time of the Merger, subject to a cap that limits the amount that Farmers must expend for such liability insurance to no more than 300% of the annual amount expended by Middlefield prior to the effective time of the Merger. In addition, the outstanding indemnification agreements between Middlefield and the Middlefield directors will be assumed and honored by Farmers following the Merger.

Merger-Related Compensation for Middlefield Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Middlefield that is based on, or otherwise relates to, the Merger (which we refer to as “merger-related compensation”). Middlefield’s only named executive officers for purposes of the Middlefield Merger-Related Compensation Proposal are Ronald L. Zimmerly, Jr., Michael C. Ranttila, and Michael L. Cheravitch. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of the shareholders of Middlefield, as described above in “Middlefield Proposals—Middlefield Merger-Related Compensation Proposal.”

The following table sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of Middlefield would receive that is based on or otherwise relates to the Merger. The table does not include the value of SERP benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown are estimates, rounded to the nearest whole dollar, based on multiple assumptions that may or may not actually occur, and as a result of the foregoing assumptions, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Golden Parachute Compensation

Named Executive Officer	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ benefits(4)	Total
Ronald L. Zimmerly, Jr.	$1,926,957	$2,561,087	$115,220	$30,652	$4,633,916
Michael C. Ranttila	$1,104,089	$1,223,709	$149,202	$30,591	$2,507,591
Michael L. Cheravitch	$729,886	$640,517	—	$30,581	$1,400,984

(1)

Cash. The amounts reflect cash payments to which the named executive officers are entitled in connection with the Merger as a result of (i) an existing severance or change in control agreement between Middlefield and the named executive officer and (ii) participation in Middlefield’s Annual Incentive Plan. The amounts to which a named executive officer may be entitled under all severance and change in control agreements are all “double-trigger” payments, payable in connection with qualifying terminations of employment under their severance or change in control agreement that occur within twenty-four (24) months following a change in control. The Merger will constitute a change in control and all named executive officers will experience a qualifying termination of employment that will entitle the executive officer to payment in a lump-sum amount. The amounts also reflect the prorated amount to be received by the named executive officer under the Annual Incentive Plan assuming continued employment through the completion of the Merger. The amounts reflected in the table assume that the Merger is consummated on or about April 1, 2026. The following table sets forth the amount of each separate form of compensation included in the aggregate cash amount provided above.

Named Executive Officer	Change in Control Agreement	Estimated Prorated Amount under the Annual Incentive Plan
Ronald L. Zimmerly, Jr.	$1,874,457	$52,500
Michael C. Ranttila	$1,080,089	$24,000
Michael L. Cheravitch	$710,386	$19,500

(2)

Equity. The amounts represent the value of the accelerated earning and vesting of outstanding restricted stock unit awards and performance share unit awards held by the named executive officers as of an assumed closing of the Merger in the first quarter of 2026. In accordance with Item 402(t) of Regulation S-K, the dollar amount attributed to the value of the accelerated vesting of restricted stock unit awards and performance share unit awards is based on the average closing market price of Middlefield common shares on Nasdaq over the first five business days following the first public announcement of the Merger on October 22, 2025, which was $33.82. The following table sets forth the amount of each separate form of compensation included in the aggregate equity amount provided above.

Named Executive Officer	Unvested Restricted Stock Unit Awards	Unvested Performance Share Unit Awards
Ronald L. Zimmerly, Jr.	$385,041	$2,176,046
Michael C. Ranttila	$251,858	$971,851
Michael L. Cheravitch	$146,677	$493,840

(3)

Pension/NQDC. The amounts reflect the estimated account balances that the named executive officer will become entitled to receive under the terms of their respective executive deferred compensation agreement in connection with the merger, assuming continued employment through completion of the Merger. The amounts reflected in the table assume that the Merger is consummated on or about April 1, 2026.

(4)

Perquisites/Benefits. The amounts reflect the estimated present value of continued health, life, and disability coverage of the named executive officer in satisfaction of contractual obligations to provide such continued coverage. These benefits are expected to be paid in lump sum rather than being provided in-kind.

Regulatory Approvals

Farmers and Middlefield cannot complete the Merger and the Bank Merger unless and until Farmers and Middlefield receive all necessary prior approvals from the applicable bank regulatory authorities. Neither Farmers nor Middlefield can predict whether or when Farmers and Middlefield will obtain the required regulatory approvals, waivers or exemptions necessary for the Merger of Middlefield with and into Farmers and the Merger of Middlefield Bank with and into Farmers Bank. Farmers and Middlefield filed the applications and made the notifications to obtain the required regulatory approvals with the OCC and Federal Reserve on [●], 2025.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger Consideration to Middlefield shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

No Dissenters’ Rights for Middlefield Shareholders or Farmers Shareholders

Under applicable Ohio law, holders of Farmers or Middlefield common shares will not be entitled to dissenters’ rights. Therefore, if you own Farmers common shares on the Farmers Record Date but you are against the Merger, you may vote against approval of the Farmers Merger Proposal and the Farmers Share Issuance Proposal but you may not exercise dissenters’ rights. Similarly, if you own Middlefield common shares on the Middlefield Record Date but you are against the Merger, you may vote against approval of the Middlefield Merger Proposal but you may not exercise dissenters’ rights for your Middlefield common shares. Accordingly, neither the shareholders of Farmers nor the shareholders of Middlefield have the right to demand the fair value of their stock or seek an appraisal of such fair value in connection with the Merger.

Delisting and Deregistration of Middlefield Common Shares Following the Merger

If the Merger is completed, Middlefield common shares will be delisted from the Nasdaq Capital Market and will be deregistered under the Exchange Act. It is a condition to closing the Merger that Nasdaq will have completed its review of the “Listing of Additional Shares Notification Form” filed by Farmers with respect to the Farmers common shares to be issued in the Merger.

Shares to be Issued by Farmers in the Merger; Ownership of Farmers after the Merger

Farmers will issue a maximum of approximately [ ● ] common shares to Middlefield shareholders in connection with the Merger, based on the number of (i) Middlefield common shares outstanding on the Middlefield Record Date and (ii) Middlefield common shares stock potentially issuable pursuant to outstanding share awards that are vested or that are expected to vest prior to completion of the Merger, assuming no adjustment to the Exchange Ratio is made. Assuming that Farmers issues that maximum number of shares, those shares would constitute approximately [ ● ]% of the outstanding stock of Farmers immediately after the Merger, based on the number of Farmers common shares outstanding on [ ● ], 2025. The Farmers shares to be issued in the Merger will be listed for trading on Nasdaq under the symbol “FMNB.”

Management Following the Merger

Each of the current directors and executive officers of Farmers will continue to serve in those capacities following the Merger. For information as to their identities, backgrounds, compensation and certain other matters relating to Farmers’ directors and executive officers, please refer to Farmers’ proxy statement for its 2025 annual meeting of shareholders, which is incorporated by reference herein. See “Where You Can Find More Information about Farmers and Middlefield” beginning on page [ ● ]. In addition, following the Merger, two current Middlefield directors will be appointed to the Farmers board of directors upon completion of the Merger.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Middlefield will be recorded at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Farmers common shares issued over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to U.S. holders of Middlefield common shares who exchange their shares for Farmers common shares pursuant to the

Merger. For purposes of this discussion, the term “U.S. holder” is a beneficial owner of Middlefield common shares who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The following discussion is based on the Code, its legislative history, existing, final, temporary and proposed Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

This discussion is addressed only to those Middlefield shareholders that hold their Middlefield common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Middlefield shareholders in light of their individual circumstances or to Middlefield shareholders that are subject to special rules, such as:

•	mutual funds, banks, thrifts or other financial institutions;

•	S corporations, partnerships or other pass-through entities and investors in those pass-through entities;

•	retirement plans, pension funds, individual retirement accounts or other tax-deferred accounts;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in securities or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•

persons who are subject to special tax accounting rules as a result of any item of gross income with respect to the Middlefield common shares being taken into account on an applicable financial statement;

•	persons who hold Middlefield common shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their Middlefield common shares as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	persons who acquired their Middlefield common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Middlefield common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding Middlefield common shares, you should consult your tax advisor.

In addition, the discussion does not address any alternative minimum tax, the net investment income tax, state, local or non-U.S. tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as U.S. federal estate or gift taxes). All holders of Middlefield common shares should consult their tax advisors as to the specific tax consequences of the Merger to them.

ALL HOLDERS OF MIDDLEFIELD COMMON SHARES ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Reorganization Treatment

The Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Middlefield and Farmers each is intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

The closing of the Merger is conditioned upon the receipt by Middlefield of an opinion of Nelson Mullins Riley & Scarborough LLP, tax counsel to Middlefield, and the receipt by Farmers of an opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to Farmers, each dated as of the closing date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Farmers and Middlefield), the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code. These tax opinions are not binding on the Internal Revenue Service, and Farmers and Middlefield have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could differ materially from those described below.

The material U.S. federal income tax consequences of characterization as a reorganization are described below.

U.S. Federal Income Tax Consequences to Farmers and Middlefield

No Gain or Loss. No gain or loss will be recognized by Farmers or Middlefield as a result of the Merger.

Tax Basis. The tax basis of the assets of Middlefield in the hands of Farmers will be the same as the tax basis of such assets in the hands of Middlefield immediately prior to the Merger.

Holding Period. The holding period of the assets of Middlefield to be received by Farmers will include the period during which such assets were held by Middlefield.

U.S. Federal Income Tax Consequences to U.S. Holders of Middlefield Common Shares Who Receive Farmers Common Shares

A U.S. holder of Middlefield common shares who receives Farmers common shares in exchange for all of its Middlefield common shares will recognize no gain or loss with respect to Farmers common shares such U.S. holder receives pursuant to the Merger. (With respect to cash received in lieu of a fractional Farmers common share, see below under “– Cash In Lieu of Fractional Shares”.)

Tax Basis and Holding Period of Farmers Common Shares Received Pursuant to the Merger

The tax basis of the Farmers common shares received by a U.S. holder of Middlefield common shares in the Merger (including a fractional Farmers common share, if any, deemed issued and redeemed by Farmers) will be the same as the basis of the Middlefield common shares surrendered in exchange for the Farmers common shares. The holding period for Farmers common shares received by such U.S. holder will include such U.S. holder’s holding period for Middlefield common shares surrendered in exchange for the Farmers common shares (including a fractional Farmers common share, if any, deemed to be issued and redeemed by Farmers).

Cash in Lieu of Fractional Shares

A U.S. holder of Middlefield common shares that receives cash in lieu of a fractional Farmers common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Middlefield common shares surrendered, which is allocable to the fractional share. Subject to possible dividend treatment (as discussed below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Middlefield shares exceeds one (1) year as of the closing date of the Merger. The Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income. Long-term capital gain of certain non-corporate holders of Middlefield common shares, including individuals, generally is taxed at preferential rates.

The gain recognized by a U.S. holder could be treated, in some cases, as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of cash received. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of Middlefield common shares should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, a U.S. holder of Middlefield common shares may be subject to U.S. federal backup withholding (currently at a rate of 24%) on cash received pursuant to the Merger. Backup withholding will not apply, however, if the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and such U.S. holder otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability.

A U.S. holder of Middlefield common shares who receives Farmers common shares as a result of the Merger will be required to retain records pertaining to the Merger, including records relating to the number of shares and the tax basis of such U.S. holder’s Middlefield common shares under Treasury Department regulations Section 1.368-3. A U.S. holder of Middlefield common shares who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Farmers common shares in the Merger will be required to file a statement with such U.S. holder’s U.S. federal income tax return in accordance with Treasury Department regulations Section 1.368-3 setting forth such U.S. holder’s tax basis in, and the fair market value of, the Middlefield common shares exchanged by such U.S. holder pursuant to the Merger and certain other information. A U.S. holder of Middlefield common shares who receives Farmers common shares as a result of the Merger should consult with such holder’s tax advisor if, immediately before the Merger, such holder owned (i) at least 5% (by vote or value) of the outstanding shares of Middlefield or (ii) securities of Farmers with a basis for federal income tax purposes of at least $1.0 million.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis of all potential U.S. federal income tax consequences of the Merger. You are urged to consult your tax advisor concerning the U.S. federal, state, local and foreign tax consequences of the Merger to your particular situation.

THE MERGER AGREEMENT

The following summarizes material terms of the Merger and provisions of the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger and Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Factual disclosures about Farmers and Middlefield contained in this joint proxy statement/prospectus or in the companies’ public reports filed with the SEC may supplement, update or modify the factual disclosures about the companies contained in the Merger Agreement.

This description of the Merger Agreement in this joint proxy statement/prospectus has been included to provide you with information regarding the Merger Agreement’s terms. The Merger Agreement contains representations, warranties, covenants and agreements made by Farmers and Middlefield as of specific dates that were made for purposes of that contract between the parties and are subject to qualifications and limitations, including by information in disclosure schedules that the parties exchanged in connection with the execution of the Merger Agreement. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to Farmers shareholders and Middlefield shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement. Neither Farmers shareholders nor Middlefield shareholders are third-party beneficiaries under the Merger Agreement.

Effects of the Merger

As a result of the Merger, Middlefield will merge with and into Farmers, with Farmers as the surviving company. Farmers articles of incorporation and code of regulations in effect immediately prior to the Merger will continue to be the articles of incorporation and code of regulations for the holders of Middlefield common shares who receive Farmers common shares in the Merger.

To the extent that a Middlefield shareholder receives Merger consideration in the form of cash, the Middlefield shareholder will not participate in Farmers’ future earnings and potential growth as a shareholder of Farmers and will no longer bear the risk of any losses incurred in the operation of Farmers’ business or of any decreases in the value of that business. Those Middlefield common shareholders receiving Farmers common shares as Merger consideration will participate in Farmers’ future earnings and potential growth through their ownership of Farmers common shares. All of the other incidents of direct share ownership in Middlefield, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Middlefield, will be extinguished upon completion of the Merger.

Effective Time of the Merger

Unless extended by mutual agreement of Farmers and Middlefield, the Merger will occur on a date to be specified by Farmers and Middlefield after the satisfaction or waiver of the last closing condition to be satisfied pursuant to the Merger Agreement, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The Merger will become effective as of the date and time specified in the certificate of merger to be filed with the Ohio Secretary of State. As of the date of this joint proxy statement/prospectus, the parties expect that the Merger will be effective in the first quarter of 2026. However, there can be no assurance as to when or if the Merger will occur.

Merger Consideration

Under the terms of the Merger Agreement, at the effective time of the Merger, each Middlefield common share will be converted into the right to receive 2.6 Farmers common shares. Farmers will not issue any fractional common shares in connection with the Merger. Instead, each Middlefield common shareholder who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Middlefield common shares owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled (rounded to the nearest thousandth when expressed in decimal form) multiplied by the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by Nasdaq for the five consecutive full trading days ending on the day preceding the closing date of the Merger.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Middlefield to Farmers. These include, among other things, representations relating to:

•	corporate organization, good standing, corporate power and authority, qualification to do business, and subsidiaries;

•	capitalization;

•	corporate authority to enter into the Merger Agreement and complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement or completing the Merger;

•	required regulatory consents and approvals necessary in connection with the Merger;

•	proper filing of documents with regulatory agencies and the SEC and compliance in all material respects with all legal requirements relating to such documents;

•	Middlefield’s financial statements’ conformity with GAAP and SEC requirements and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the Merger;

•	absence of a material adverse effect on Middlefield since December 31, 2024;

•	compliance with applicable law;

•	inapplicability of state takeover laws;

•	employee compensation and benefits matters;

•	opinion from financial advisor;

•	home mortgage loan repurchases;

•	legal proceedings;

•	material contracts;

•	environmental matters;

•	tax matters;

•	absence of action or any fact or circumstance that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	derivatives;

•	labor matters; and

•	loan matters, including the Community Reinvestment Act.

The Merger Agreement also contains representations and warranties made by Farmers to Middlefield. These include, among other things, representations relating to:

•	corporate organization, good standing, corporate power and authority, and qualification to do business;

•	capitalization;

•	corporate authority to enter into the Merger Agreement and complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement or completing the Merger;

•	required regulatory consents and approvals necessary in connection with the Merger;

•	proper filing of documents with regulatory agencies and the SEC and compliance in all material respects with all legal requirements relating to such documents;

•	Farmers’ financial statements’ conformity with GAAP and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the Merger;

•	compliance with applicable law;

•	legal proceedings;

•	absence of a material adverse effect on Farmers since December 31, 2024;

•	tax matters;

•	absence of action or any fact or circumstance that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	ownership of Middlefield common shares;

•	the Community Reinvestment Act; and

•	opinion from financial advisor.

Certain of the representations and warranties are qualified by “materiality” or by a “material adverse effect” standard. In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which the executive officers or directors of the party making the representation did not have actual knowledge. For purposes of the Merger Agreement, a “material adverse effect” with respect to Farmers or Middlefield, as the case may be, means a material adverse effect on (i) the financial condition, results of operations or business of that party and its subsidiaries taken as a whole or (ii) a material adverse effect on the ability of that party to complete the Merger on a timely basis, other than, with respect to

(i) above, effects resulting from (A) changes in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes in laws of general applicability to companies in the industries in which the party and its subsidiaries operate, (C) changes, events, or developments, in global, national or regional political conditions (including the outbreak or escalation of war (declared or undeclared) or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in or general economic or market conditions affecting the financial services industry generally and not specifically relating to a party or its subsidiaries (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) or other changes, events or developments that affect banks or their holding companies generally, (D) failure, in and of itself, to meet internal or published industry projections or forecasts or estimates of revenues or earnings, but not including any underlying causes thereof, (E) the public disclosure of the Merger Agreement and compliance with the Merger Agreement, (F) any legal action asserted or other actions initiated by any holder of Middlefield common shares or any holder of Farmers common shares arising out of or related to the Merger Agreement, (G) the announcement, pendency or completion of the transactions contemplated in the Merger Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relations with Middlefield or its subsidiaries or (H) actions or omissions taken with the prior written consent of the other party, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its subsidiaries operate.

The representations and warranties in the Merger Agreement do not survive the effective time of the Merger. Furthermore, as described below under “– Termination of the Merger Agreement,” if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party knowingly breached the Merger Agreement.

This summary and the copy of the Merger Agreement attached to this document as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by Farmers and Middlefield, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Farmers, Middlefield or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Farmers’ public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Farmers publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information About Farmers and Middlefield” below.

Conduct of Business Prior to the Merger

Farmers and Middlefield have agreed that, prior to the effective time of the Merger, each will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships. Farmers and Middlefield have agreed to (and shall cause each of their respective subsidiaries to) take no action that is intended to or would reasonably be expected to adversely affect or materially impeded or delay the ability of either to perform its covenants and agreements in the Merger Agreement or to complete the Merger and other transactions contemplated by the Merger Agreement.

In addition to the general covenants above, Middlefield agreed that prior to the effective time of the Merger, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Farmers (which shall not be unreasonably withheld or delayed):

•

issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional Middlefield common shares or other equity interest, voting debt or equity rights;

•

grant, award or issue any Middlefield stock options, restricted units, performance stock units, stock appreciation rights, restricted stock, awards based on the value of Middlefield’s capital stock or other equity-based awards with respect to Middlefield common shares under any of the Middlefield employee benefit plans or the Middlefield stock plans or otherwise;

•

make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, other than: (i) regular quarterly dividends not exceeding $0.21 per Middlefield common share on such dates generally consistent with recent past practice, provided, however, that Middlefield cannot declare, pay or set aside a dividend for any quarter if the record date for such dividend would result in the holders of Middlefield common shares being entitle to receive a dividend from both Middlefield and Farmers for the same quarter with respect to the same Middlefield common shares that are converted to Farmers common shares; and (ii) dividends from its wholly owned subsidiaries to it;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock;

•

amend the terms of, waive any right under, terminate, knowingly violate the terms of or enter into any contract or other binding obligation outside the ordinary course of business consistent with past practice or that cannot be canceled without penalty or certain specified types of material contracts;

•

sell, mortgage, transfer, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except those in the ordinary course of business consistent with past practice and in transactions that are not material to Middlefield and Middlefield Bank when taken as a whole, and certain other exceptions as contemplated in the Merger Agreement;

•

acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity (other than in the purchase of loans in the ordinary course of business consistent with past practice and in transactions are not material when taken as a whole;

•	amend the Middlefield Second Amended and Restated Articles of Incorporation, as amended, or the Middlefield Code of Regulations, or similar governing documents of any of its subsidiaries;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any regulatory agency responsible for regulating Middlefield or its subsidiaries;

•	except as required by applicable law or under the terms of any Middlefield employee benefit plan existing as of the date of the Merger Agreement: (1) increase in any manner (beyond agreed amounts)

the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Middlefield or its subsidiaries, (2) pay or award, or commit to pay or award, any bonuses or incentive compensation (beyond agreed amounts), (3) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any Middlefield plan or any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee (or newly hired employee), (4) except as contemplated by the Merger Agreement, accelerate the vesting or lapsing of restrictions with respect to any stock-based incentive compensation, (5) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan, (6) change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, or (7) hire any employee would have annual target total compensation of $100,000 or more;

•

take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

•

enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or as requested by a regulatory agency;

•

other than in consultation with Farmers, make any material change to its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as required by law or as requested by a regulatory agency;

•

settle any action, suit, claim or proceeding against it, except for settlements in an amount and for consideration not in excess of $50,000 individually (or $100,000 in the aggregate) and that would not impose any restriction on the business of it or its subsidiaries or create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

•	make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•

make or incur any capital expenditure in excess of $50,000 individually or $200,000 in the aggregate, except for previously existing binding commitments, provided that Farmers may grant its consent to emergency repairs or replacements upon written request from Middlefield;

•

issue any communication of a general nature to its employees or customers without the prior approval of Farmers (which will not be unreasonably delayed or withheld), except for communications that do not relate to the Merger;

•

fail to prepare or file or cause to be prepared or filed in a timely manner all income and other material tax returns that are required to be filed (with extensions) before the effective time of the Merger; fail to timely pay any income or other material tax due (whether or not required to be shown on any such tax returns); or make, change or revoke any material tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of taxes);

•

except for loans, legally binding commitments for loans or amendments or modifications to loans that have previously been approved by Middlefield prior to date of the Merger Agreement, (1) make or acquire any loan or issue a commitment (or extend an existing commitment) for any loan, in each case to a borrower that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $7,000,000, (2) renew an existing commitment for any loan or amendment or modify in any material respect any existing loan having a risk rating of five or better with total credit exposure of $10,000,000, (3) amend or modify in any material respect any existing loan rated “special mention” or below with total credit exposure in excess of $1,500,000, or (4) except with respect to any actions that have previously been approved by Middlefield prior to the date of the Merger Agreement, modify or amend any loan in a manner that would result in any principal forgiveness, or effect any uncompensated release of collateral at a value below the fair market value thereof as determined by Middlefield, in each case in excess of $1,000,000, provided that ACH transactions shall not be included in the calculation of total credit exposure, provided further that consent shall be deemed received unless Farmers shall object in writing withing two business days after receipt of written notice from Middlefield; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Farmers agreed to a limited set of restrictions on its business prior to the completion of the Merger. Specifically, Farmers agreed that prior to the effective time of the Merger, except as expressly permitted by the Merger Agreement, it will not, without the prior written consent of Middlefield (which shall not be unreasonably withheld or delayed), and will not permit any of its subsidiaries to:

•

take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or, except as may be required by applicable law imposed by any governmental entity;

•	take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

•	adopt or publicly propose a plan of complete or partial liquidation or dissolution;

•	prior to the receipt of all requisite regulatory approvals, enter into any agreement with respect to or consummate, any merger or business combination, or any acquisition of any other person; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Conditions to the Merger

The respective obligations of Farmers and Middlefield to complete the Merger are subject to the following conditions, among others:

•	the approval of the Farmers Merger Proposal, the Farmers Authorized Share Increase Proposal and the Farmers Share Issuance Proposal by the shareholders of Farmers;

•	the approval of the Middlefield Merger Proposal by the shareholders of Middlefield;

•	authorization for the listing on NASDAQ of the Farmers common shares to be issued in the Merger, subject to official notice of issuance;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•

the absence of any order, injunction or decree issued by any court or agency or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; and

•

the receipt of all regulatory approvals, or waivers, as applicable, of governmental entities required to consummate the transactions contemplated by the Merger Agreement, except for any such approvals or waivers the failure of which to be obtained would not be material to the consummation of the transactions contemplated by the Merger Agreement or to Farmers, with all such approvals remaining in full force and effect and all statutory waiting periods having expired.

The obligation of Farmers to complete the Merger is also subject to the satisfaction, or waiver by Farmers, of the following conditions:

•

the accuracy of Middlefield’s representations and warranties in the Merger Agreement as of the date of the Merger Agreement and as of the effective time of the Merger (other than representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Middlefield to that effect);

•

the performance by Middlefield in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger (and the receipt of an officer’s certificate from Middlefield to that effect;

•

the receipt of an opinion, dated as of the closing date, from its tax counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•

the absence of any action, determination or law enacted, entered, enforced or deemed applicable to the transactions contemplated by the Merger Agreement, including the Merger and the Bank Merger, by any governmental entity which imposes any restriction, requirement or condition that, individually or in the aggregate would, after the effective time of the Merger, restrict or burden Farmers or the surviving company or any of their respective affiliates in connection with the transactions contemplated by the Merger Agreement or with respect to the business or operations of Farmers or the surviving company that would have a material adverse effect on Farmers, the surviving company or any of their respective affiliates, in each case measured on a scale relative to Middlefield.

The obligation of Middlefield to complete the Merger is also subject to the satisfaction, or waiver by Middlefield, of the following conditions:

•

the accuracy of the representations and warranties of Farmers in the Merger Agreement as of the date of the Merger Agreement and as of the effective time of the Merger (other than representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Farmers to that effect);

•

the performance by Farmers in all material respects of all obligations required to be performed by Farmers under the Merger Agreement at or prior to the effective time of the Merger (and the receipt of an officer’s certificate from Farmers and Merger Sub to that effect);

•

the receipt of an opinion, dated as of the closing date, from its tax counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•

Farmers’ authorization of delivery of the Farmers common shares to be issued in the Merger and the delivery by Farmers of the cash consideration (and, to the extent then determinable, any cash payable in lieu of fractional shares) to be paid in the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the approval of the Merger by Farmers’ shareholders or Middlefield’s shareholders:

•	by mutual written consent of Middlefield and Farmers;

•

by either party, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement, or an application therefor shall have been permanently withdrawn at the request of a governmental entity required for the consummation of the Merger;

•

by either Farmers or Middlefield, if the Merger has not closed on or before December 31, 2026, unless the failure to close by such date is due to the terminating party’s failure to observe the covenants and agreements of such party in the Merger Agreement;

•

by either Farmers or Middlefield, if there is a breach by the other party of any of its representations or warranties or any failure to perform in all material respects any of its covenants or agreements, that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the Merger and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•	by either Farmers or Middlefield if Middlefield’s shareholders do not approve the Middlefield Merger Proposal at the Middlefield special meeting; or

•

by either Farmers or Middlefield if Farmers’ shareholders do not approve the Farmers Merger Proposal, the Farmers Authorized Share Increase Proposal and the Farmers Share Issuance Proposal at the Farmers special meeting.

Farmers may terminate the Merger Agreement if:

•

Middlefield’s board of directors (i) withdraws, qualifies, amends, modifies, or withholds its recommendation to the shareholders of Middlefield that they vote to approve the Merger Agreement, (ii) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, certain acquisition proposals other than the Merger Agreement, whether or not permitted by the Merger Agreement, or has resolved to do the same, or (iii) failed to substantially comply with its obligations to recommend to the Middlefield shareholders the adoption of the Merger proposal and call a shareholder meeting for that purpose or its non-solicitation obligations; or

•

a tender offer or exchange offer for 15% or more of the outstanding Middlefield common shares is commenced (other than by Farmers or a subsidiary of Farmers), and Middlefield’s board of directors recommends that the shareholders of Middlefield tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within ten business days.

In addition, Middlefield may terminate the Merger Agreement if:

•

Farmers fails to take the actions required in the Merger Agreement to (i) use commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-4 within 45 days of the Merger Agreement, use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing or use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger, (ii) recommend to the shareholders of Farmers to approve the Farmers Merger Proposal, the Farmers Authorized Share Increase Proposal and the Farmers Share Issuance Proposal, or (iii) cause the Farmers common shares to be issued in the Merger to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the Merger; or

•

both of the following conditions are satisfied: (i) the average closing price of Farmers’ common shares for the 20 consecutive trading days ending on the tenth calendar day immediately prior to the effective time of the Merger (the “Average Closing Price”) is less than $11.144 (80% of the starting price of $13.93, as defined in the Merger Agreement), and (ii) the ratio of the Average Closing Price divided by the starting price of $13.93 is less than 80% of the ratio of the closing price of the Nasdaq Bank Index on the tenth calendar day immediately prior to the effective time of the Merger divided by the closing price of the Nasdaq Bank Index on October 21, 2025, unless Farmers elects to make an adjustment to the exchange ratio.

Expenses

Whether or not the Merger is completed, each party will pay all legal and accounting fees and other costs and expenses it incurs in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. Farmers will pay all governmental and regulatory authority fees incurred in connection with the transactions contemplated by the Merger Agreement.

Termination Fee

The Merger Agreement provides that Middlefield must pay a termination fee to Farmers of $12,000,000 in the following circumstances:

•

(1) either (A) Middlefield or Farmers terminates the Merger Agreement because the Merger has not been completed by December 31, 2026, or (B) Farmers terminates the Merger Agreement because of Middlefield’s willful breach of the Merger Agreement, and (2) prior to termination, there has been a publicly announced acquisition proposal by any third party to Middlefield or its shareholders or a third party provided a written indication of interest to make an acquisition proposal, and (3) within 12 months of such termination Middlefield either (A) completes an acquisition transaction, or (B) enters into any definitive agreement contemplating or otherwise relating to any acquisition transaction (but not including any confidentiality agreement required by the non-solicitation provisions contained in the Merger Agreement) with respect to an acquisition transaction or acquisition proposal, whether or not such acquisition transaction or acquisition proposal is subsequently completed (but changing, in the case of the preceding clauses (A) and (B), the references to the 25% and 75% amounts in the definitions of acquisition transaction and acquisition proposal to 50%);

•

Either Middlefield or Farmers terminates the Merger Agreement because Middlefield shareholders have not approved the Merger Agreement at the Middlefield shareholder meeting, and within six months of such termination Middlefield either (A) completes an acquisition transaction, or (B) enters into any definitive agreement contemplating or otherwise relating to any acquisition transaction (but not including any confidentiality agreement required by the non-solicitation provisions contained in the Merger Agreement) with respect to an acquisition transaction or acquisition proposal, whether or not such acquisition transaction or acquisition proposal is subsequently completed (but changing, in the case of the preceding clauses (A) and (B), the references to the 25% and 75% amounts in the definitions of acquisition transaction and acquisition proposal to 50%); or

•

Farmers terminates the Merger Agreement prior to the effective time of the Merger, because (1) the Middlefield board of directors (A) failed to recommend that the Middlefield shareholders approve the Merger Agreement, (B) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any acquisition proposal, whether or not permitted by the Merger Agreement, or resolving to do the same, or (C) failed to substantially comply with its obligations to call a special meeting of the Middlefield shareholders and recommend that they approve the Merger Agreement and to refrain from soliciting alternative acquisition proposals, or (2) a tender offer or exchange offer is commenced for 15% or more of the outstanding shares of Middlefield common shares (other than by Farmers or one of its subsidiaries), and the board of directors of Middlefield recommends that the Middlefield shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that they reject such tender offer or exchange offer within the ten business day period provided for in Rule 14e-2(a) under the Exchange Act.

Amendment or Waiver

The parties may waive any term or condition of the Merger Agreement, any inaccuracies in the representations or warranties contained in the Merger Agreement or in any document delivered pursuant thereto, or compliance with any of the agreements or conditions contained in the Merger Agreement. In addition, the parties can amend the Merger Agreement in writing at any time, provided that the Merger Agreement may be amended after the Farmers special meeting or the Middlefield special meeting and prior to the closing of the Merger only to the extent such amendment would not violate any applicable laws or Nasdaq rules.

INFORMATION ABOUT FARMERS

Farmers is a financial holding company and was organized as a one-bank holding company in 1983 under the laws of the State of Ohio and registered under the BHCA. Farmers operates principally through its wholly-owned subsidiaries, Farmers Bank and Farmers Trust Company. Farmers National Insurance, LLC and Farmers of Canfield Investment Co. are wholly-owned subsidiaries of Farmers Bank. Farmers and its subsidiaries operate in the domestic banking, trust, retirement consulting, insurance and financial management industries. As of September 30, 2025, Farmers had approximately $5.24 billion in total assets, approximately $4.40 billion of deposits, approximately $3.34 billion of loans and approximately $465.9 million of shareholders’ equity. Farmers’ principal executive offices are located at 20 South Broad Street, Canfield, Ohio 44406, and its telephone number is (330) 533-3341.

Farmers Bank is a full-service national banking association engaged in commercial and retail banking mainly in the northeastern region of Ohio and the western region of Pennsylvania. Farmers Bank’s commercial and retail banking services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, home equity loans, home equity lines of credit, night depository, safe deposit boxes, money orders, bank checks, automated teller machines, internet banking, travel cards, “E” Bond transactions, brokerage services and other miscellaneous services normally offered by commercial banks.

Farmers’ common shares are listed on Nasdaq under the symbol “FMNB.” Farmers’ business activities are managed and financial performance is primarily aggregated and reported in two lines of business, the Bank segment and the Trust segment.

Farmers’ website can be accessed at http://www.farmersbankgroup.com. The information provided on Farmers’ website (other than documents that have been expressly incorporated by reference) is not part of, or incorporated by reference into, this joint proxy statement/prospectus. Additional information about Farmers and Farmers Bank may be found in the documents incorporated by reference into this joint proxy statement/prospectus.

For further information about Farmers, please see “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●].

INFORMATION ABOUT MIDDLEFIELD

Middlefield is an Ohio corporation and registered bank holding company pursuant to the BHCA organized in 1988 under the laws of the State of Ohio. Middlefield operates principally through Middlefield Bank, its wholly-owned banking subsidiary, which is an Ohio state-chartered bank that began operations in 1901. Middlefield’s other wholly-owned subsidiary is EMORECO Inc., an inactive Ohio asset resolution corporation. Middlefield’s principal executive offices are located at 15985 East High Street, Middlefield, Ohio 44062, and its telephone number is (440) 632-1666.

Middlefield Bank is a full-service Ohio state-chartered bank engaged in general commercial banking in northeastern, central, and western Ohio. Middlefield Bank offers these services principally to small and medium-sized businesses, professionals, small business owners, and retail customers. Middlefield Bank offers customers a broad range of banking services, including checking, savings, negotiable order of withdrawal (“NOW”) accounts, money market accounts, time deposits, commercial loans, real estate loans, a variety of consumer loans, safe deposit facilities, and travelers’ checks.

As of September 30, 2025, Middlefield had approximately $1.98 billion in total assets, approximately $1.62 billion of deposits, approximately $1.61 billion of loans, and approximately $224.1 million of shareholders’ equity.

Middlefield’s common shares, no par value, are listed on Nasdaq under the ticker symbol “MBCN.”

For further information about Middlefield, please visit its website at www.middlefieldbank.bank. The information provided on Middlefield’s website (other than documents that have been expressly incorporated by reference) is not part of, or incorporated by reference into, this joint proxy statement/prospectus. Additional information about Middlefield and Middlefield Bank may be found in the documents incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●].

COMPARATIVE RIGHTS OF FARMERS SHAREHOLDERS AND

MIDDLEFIELD SHAREHOLDERS

After the Merger, Middlefield shareholders will become shareholders of Farmers and their rights will be governed by the Farmers Articles, Farmers’ Amended Code of Regulations (the “Farmers Code”) and the Ohio Revised Code (the “ORC”). The following summary discusses differences between the Farmers Articles and the Farmers Code, on the one hand, and Middlefield’s Second Amended and Restated Articles of Incorporation (the “Middlefield Articles”) and Middlefield’s Code of Regulations, as amended (the “Middlefield Code”), on the other hand. Although the rights of Farmers’ shareholders and Middlefield shareholders are similar in many respects, there are some differences. These differences relate to differences between provisions of the Farmers Articles and the Middlefield Articles and differences between the Farmers Code and the Middlefield Code. For information as to how to get the full text of each party’s respective governing documents, see “Where You Can Find More Information About Farmers and Middlefield” beginning on page [●].

We do not intend for the following summary to be a complete statement of the differences affecting the rights of Middlefield’s shareholders who become Farmers shareholders, but rather as a summary of the more significant differences and certain important similarities between the rights of the shareholders of Middlefield and shareholders of Farmers. We qualify the following summary in its entirety by reference to the Farmers Articles, the Farmers Code, the Middlefield Articles, the Middlefield Code and applicable laws and regulations, including the ORC. We urge you to read the Farmers Articles, the Farmers Code, the Middlefield Articles and the Middlefield Code, and the relevant provisions of the ORC and federal law governing bank holding companies in their entirety.

Middlefield	Farmers
Authorized Capital
Authorized Shares. The Middlefield Articles authorize Middlefield to issue up to 10,000,000 shares, each without par value. There were [●] Middlefield common shares issued and outstanding as of the Middlefield Record Date, and [●] Middlefield common shares were held in treasury as of the Middlefield Record Date.	Authorized Shares. The Farmers Articles authorize Farmers to issue up to 50,000,000 shares, each without par value. There were [●] Farmers common shares issued and outstanding as of the Farmers Record Date, and [●] Farmers common shares were held in treasury as of the Farmers Record Date. If the Farmers Authorized Share Increase Proposal is approved, the number of authorized shares will increase to 75,000,000.

The Middlefield common shares are traded on the NASDAQ Capital Market under the symbol “MBCN.”	The Farmers common shares are traded on the NASDAQ Capital Market under the symbol “FMNB.”

Voting Rights
The Middlefield Articles provide that the holders of Middlefield common stock shall have such rights as are provided by law and, except as otherwise provided in the Middlefield Articles or as required by law, are entitled to one vote for each whole share of Middlefield common stock held by them upon all matters presented to Middlefield’s shareholders.	The Farmers Articles provide that each shareholder shall be entitled to one (1) vote for each share of stock standing in his name on the books of Farmers.

Quorum of Shareholders
Under the Middlefield Code, except as otherwise provided by law or by the Middlefield Articles, at any meeting of the shareholders the holders of the shares	Under the Farmers Code, shareholders representing not less than one-third (1/3) of the outstanding voting stock constitute a quorum for a meeting, except when

Middlefield	Farmers
entitling them to exercise a majority of the voting power of Middlefield present in person or by proxy shall constitute a quorum for such meeting; provided, however, that no action required by law, the Middlefield Articles or the Middlefield Code to be authorized or taken by a designated proportion of the shares of Middlefield may be authorized or taken by a lesser proportion.	a greater proportion is required by law or the Farmers Articles.

Notice and Adjournment of Shareholder Meetings
The Middlefield Code provides that written notice of shareholder meetings must be served, either personally or by mail to each shareholder of record entitled to vote at such meeting, no fewer than ten (10) days and no more than ninety (90) days before the meeting. Shareholders may waive the right to written notice of a shareholder meeting in a writing.	The Farmers Code provides that written notice of a shareholder meeting must be served upon or mailed to each shareholder of record entitled to vote at such meeting not more than sixty (60) days, nor less than ten (10) days before any such meeting. Shareholders may waive the right to written notice of a shareholder meeting in a writing.

The Middlefield Code further provides that shareholders may adjourn a meeting at which a quorum is not present without notice other than announcement at the meeting.	The Farmers Code further provides a majority of voting shares represented at a meeting of shareholders, whether or not a quorum is present, may adjourn the meeting from time to time without further notice other than an announcement at the meeting, except when a greater proportion is required by law or the Farmers Articles.

Call of Special Meeting of Shareholders
The Middlefield Code provides that special meetings of the shareholders of Middlefield may be held on any business day and may be called by the chairman of the board, the chief executive officer, the president, by the board acting at a meeting, by a majority of the directors acting without a meeting or by persons who hold not less than twenty-five percent (25%) of all shares outstanding and entitled to vote at the special meeting.	The Farmers Code provides that special meetings of shareholders may be called at any time by the chairman of the board of directors, president or a vice president, or a majority of the board of directors acting with or without a meeting, or the holder or holders of one-fourth (1/4) of all shares outstanding and entitled to vote at the meeting.

Action by Shareholders Without a Meeting
Except as otherwise provided by the Middlefield Articles or by law, any contract, act, or transaction, prospective or past, of Middlefield, or of the board or of the officers may be approved or ratified by the affirmative vote at a meeting of the shareholders, or by written consent with or without a meeting, of the holders of shares entitling them to exercise a majority of the voting power of Middlefield, and such approval or ratification shall be as valid and binding as though affirmatively voted for or consented to by every shareholder of Middlefield.	Any action which may be authorized or taken at any meeting of shareholders may be authorized or taken without a meeting in a writing or writings signed by all the holders of shares who would be entitled to notice of a meeting of the shareholders for such purpose. Such writing or writings shall be filed with or entered upon the records of Farmers.

Middlefield	Farmers
Director Number and Term

Pursuant to the Middlefield Code, Middlefield’s board of directors may consist of no fewer than five (5) and no more than twenty-five (25) directors, the precise number being fixed or changed from time to time within that range by the board or by majority vote of shareholders acting at an annual meeting.

If the number of directors (including vacancies) of Middlefield is six (6) or more, the directors must be classified into at least two classes, as nearly equal in number as possible and consisting of no fewer than three directors in each class, designated Class I, Class II, and if there are nine (9) or more directors, Class III. The members of each class shall hold office for full two-year terms until their successors are elected.

Pursuant to the Farmers Code, the number of directors constituting the entire board shall not be less than five (5) nor more than twenty-five (25), the exact number of directors to be determined from time to time by a sixty-six and two-thirds percent (66 2/3%) majority vote of the whole Board of Directors of the corporation, and such exact number shall be eight (8) until otherwise so determined in accordance with the Farmers Code.

The board of directors is divided into three (3) classes with the term of office of one class expiring each year. Any vacancies in the board of directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until their successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Removal of Directors; Filling of Vacancies on the Board of Directors

Under the Middlefield Code, no director may be removed during the term of office for which he or she was elected, by shareholders or otherwise, except for good cause, and if removed by shareholders for good cause, only by the holders of a majority of the voting power of Middlefield.

Any vacancy (including newly created directorships resulting from an increase in the number of directors and vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause) may be filled by the affirmative vote of (i) a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director, or (ii) the shareholders after a vote to increase the number of directors at a meeting called for that purpose. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected. When the number of directors is increased, newly established directorships shall be apportioned

The Farmers Code provides that any or all of the directors shall only be removed with cause and only by the affirmative vote of the holders of not of not less than sixty-six and two-thirds percent (66 2/3%) of the voting stock of Farmers at a meeting called for such purpose. Sufficient showing of cause shall be determined by a two-thirds (2/3) majority vote of the unaffected directors if there exists a minimum of four (4) unaffected directors. In the event there exists less than four (4) unaffected directors, then sufficient showing of cause shall be determined by unanimous vote of the unaffected directors and by an opinion of an uninterested legal counsel designated by the president of Farmers, which such opinion concurs with the findings of the unaffected directors.

In case of a vacancy in the board of directors, through increase in the number of directors, death, resignation, disqualification, or other cause, the remaining directors, by an affirmative vote of a majority thereof, shall elect a successor to hold office for the unexpired portion of the term of the director whose place is vacant. If the vacancy is created through an increase in the number of directors, the

Middlefield	Farmers
among the classes so as to make all classes as nearly equal in number as possible.	board of directors shall determine the class of such directorship.

Pre-emptive Rights
The Middlefield Articles provide that shareholders are entitled to subscribe for or purchase certain shares or securities, at such prices and on such terms and conditions as the board of directors may approve and authorize, but that shareholders do not otherwise have any pre-emptive rights.	The Farmers Articles provide that, subject to certain exceptions, shareholders have the right to purchase shares in any offering or sale by Farmers of shares for cash in proportion to their respective holdings of Farmers common shares.

Amendment of Articles of Incorporation and Code of Regulations

The Middlefield Articles may only be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Middlefield, except the Article Sixth in the Middlefield Articles may not be amended except by the affirmative vote of the holders of at least two-thirds (2/3) of the shares of each class of capital stock of Middlefield issued and outstanding and entitled to vote as a class, and by the affirmative vote of a majority of shares of each class of capital stock of Middlefield issued and outstanding and entitled to vote as a class other than those shares beneficially owned by an interested party and any affiliate thereof; provided, however, that the only vote required for amendment shall be the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares if the board of directors of Middlefield proposes the amendment by resolution approved by two-thirds (2/3) of the total membership of the board of directors and, if applicable, by a majority of the continuing directors, or as otherwise expressly required by the Middlefield Articles.

Anything in the Middlefield Code to the contrary notwithstanding, the Middlefield Code may be amended by the affirmative vote of the holders of shares entitling them to exercise two thirds (2/3) of the voting power of Middlefield; provided, however, that the regulations may be amended by the affirmative vote of the holders of a majority of the voting power of Middlefield if the amendment is first approved by the board of directors and, if applicable, by a majority of the continuing directors.

The Farmers Articles may only be amended by the affirmative vote of the holders of shares of Farmers entitling them to exercise at least two-thirds (2/3) of voting power of Farmers, except that an amendment of the article relating to certain “control share acquisitions” and “business combinations” requires the affirmative vote of seventy-five percent (75%) of the voting power of Farmers.

The Farmers Code provides that the Code may be amended or repealed by the affirmative vote of the holders of a majority of the voting power of Farmers, at any meeting of shareholders called for that purpose, except that an amendment of the regulation relating to Article III, Section 3 — Election and Term of Directors, shall require a sixty-six and two-thirds percent (66 2/3%) majority vote of the shareholders.

The Farmers Code further provides that the Code may be amended or repealed at any meeting of the board of directors called for that purpose at which a quorum is present, by the affirmative vote of a majority of the members in attendance, or by the unanimous written consent of the board of directors, provided that such regulations as amended or repealed will not divest the shareholders of the power, nor limit their power to adopt, amend, or repeal the Code.

Votes Required to Approve Certain Transactions
Under the Middlefield Articles, if a merger, consolidation, liquidation or dissolution of Middlefield, any action that would result in the sale or other disposition of all or substantially all of Middlefield’s assets, or the issuance or transfer by Middlefield or any	Pursuant to the Farmers Articles, a “control share acquisition” must be approved by the shareholders. If the control share acquisition is approved by at least two-thirds (2/3) of the board of directors, then the proposed control share acquisition must be approved

Middlefield	Farmers
subsidiary of an amount of securities equal to five percent (5%) or more of the then outstanding number or amount of any class of Middlefield’s securities, with or to an interested party, such transaction must be approved by the affirmative vote of the holders of at least two-thirds (2/3) of the shares of common stock and the affirmative vote of the holders of at least two-thirds (2/3) of the shares of common stock other than those owned by an interested party. Provided, however, this two-thirds (2/3) vote requirement shall not apply if such transaction is (1) with an interested party if the board of directors approved by resolution a memorandum of understanding or agreement with the interested party for a transaction substantially consistent with the proposed transaction, provided that such board approval occurs before or at the time the interested party (together with its affiliates) became the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of the outstanding common shares of Middlefield; or (2) (i) that has been approved at any time before consummation thereof by a two-thirds (2/3) vote of the total membership of the board of directors and a majority of the continuing directors at the time of said vote; and (ii) that provides for a price to be paid in cash for the common shares of Middlefield in an amount not less than the highest price, including commissions, previously paid by the interested party for any of the common shares of Middlefield.	by the affirmative vote of at least two-thirds (2/3) of the voting power of Farmers. If the control share acquisition is not so approved by the board of directors, the proposed control share acquisition must be approved by the affirmative vote of at least eighty percent (80%) of the voting power of Farmers.

Provisions with Anti-Takeover Effects
The Middlefield Articles and the Middlefield Code contain a number of provisions relating to corporate governance and rights of shareholders that might be deemed to have a potential anti-takeover effect. These provisions will also render the removal of Middlefield’s board of directors or management more difficult. These provisions include a classified board of directors, provisions related to shareholder nominations, calling of a special meeting of shareholders, no cumulative voting for the election of directors, and supermajority voting requirements for certain corporate transactions.

The Farmers Articles and the Farmers Code contain provisions that may serve as anti-takeover protections, which include:

•

the division of the board of directors into three classes;

•

the ability of Farmers’ board of directors to fill vacancies and newly created directorships by a vote of the majority of the directors then in office; and

•

the supermajority voting requirements for certain corporate transactions.

Ohio Control Share Acquisition Statute

The OGCL provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition, directly or indirectly, of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer.

Middlefield has not opted out of the control share acquisition statute.

Ohio Merger Moratorium Statute

The OGCL prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% voting ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% voting ownership.

An interested shareholder is a person who either:

•	owns a number of shares of the issuing public corporation sufficient to exercise 10% of the voting power of the public corporation or

•

was the owner, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested shareholder, of a number of shares of the issuing public corporation sufficient to exercise 10% of the voting power of the public corporation.

An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares.

After the three-year period, a moratorium transaction may take place provided that at least one of the following are satisfied, subject to certain exceptions, including that:

•	prior to the interested shareholders’ share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;

•

the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion if set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•

the business combination or transaction results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

Middlefield has not opted out of the Ohio merger moratorium statute.

WHERE YOU CAN FIND MORE INFORMATION ABOUT FARMERS AND MIDDLEFIELD

Farmers and Middlefield each file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available over the Internet from the SEC’s web site at www.sec.gov.

Farmers maintains an Internet site that contains information about Farmers and its subsidiaries at http://www.farmersbankgroup.com. Middlefield also maintains an Internet site that contains information about Middlefield and its subsidiaries at www.middlefieldbank.bank. The reports and other information filed by Farmers and Middlefield with the SEC are available through their respective Internet websites. The Internet website addresses of Farmers and Middlefield are provided as inactive textual references only. The information provided on the Internet websites of Farmers and Middlefield, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference.

This joint proxy statement/prospectus is part of a Registration Statement on Form S-4 that Farmers has filed with the SEC with respect to the Farmers common shares to be issued in the Merger. This joint proxy statement/prospectus constitutes a prospectus of Farmers and a proxy statement of Farmers and Middlefield for their respective special meetings. As permitted by the SEC, this joint proxy statement/prospectus does not contain all of the information contained in the Registration Statement. You may obtain copies of the Registration Statement on Form S-4 and any amendments thereto, in the manner described above.

The SEC allows the “incorporation by reference” of information into this joint proxy statement/prospectus, which means that Farmers and Middlefield can disclose important information to you by referring you to another document filed separately with the SEC by Farmers or Middlefield. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Farmers and Middlefield have previously filed with the SEC. These documents contain important information about Farmers and Middlefield.

Farmers. The following documents, which have been filed with the SEC by Farmers, are hereby incorporated by reference into this joint proxy statement/prospectus:

•	Farmers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 6, 2025;

•	Farmers’ Definitive Proxy Statement on Schedule 14A for Farmers’ 2025 annual meeting of shareholders filed with the SEC on March 18, 2025;

•

Farmers’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May  8, 2025 and August  7, 2025 and November 6, 2025, respectively;

•

Farmers’ Current Reports on Form 8-K filed on April 16, 2025, April  21, 2025, July  23, 2025, October  22, 2025 and October 27, 2025 (in each case, except to the extent portions of any such Form 8-K is deemed furnished but not filed); and

•

the description of Farmers common shares contained in Exhibit 4.1 to Farmers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 6, 2025, including any amendments or reports filed for purpose of updating the description.

All documents filed by Farmers pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the Farmers special meeting shareholders are incorporated by reference into and are deemed to be a part of this document from the date of filing of those documents (other than the portions of those documents not deemed to be filed).

Middlefield. The following documents, which have been filed with the SEC by Middlefield, are hereby incorporated by reference into this joint proxy statement/prospectus:

•	Middlefield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025;

•	Middlefield’s Definitive Proxy Statement on Schedule 14A for Middlefield’s 2024 annual meeting of shareholders filed with the SEC on March 18, 2024;

•

Middlefield’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May  13, 2025, August  12, 2025, and November 13, 2025, respectively; and

•

Middlefield’s Current Reports on Form 8-K filed on April 24, 2025, May  12, 2025, May  19, 2025, June  2, 2025, July  22, 2025, July  28, 2025, August  11, 2025, October  22, 2025, and October 27, 2025(in each case, except to the extent portions of any such Form 8-K is deemed furnished but not filed).

All documents filed by Middlefield pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the Middlefield special meeting are incorporated by reference into and are deemed to be a part of this document from the date of filing of those documents (other than the portions of those documents not deemed to be filed).

You should rely only on the information contained in this joint proxy statement/prospectus or on information to which we have referred you. We have not authorized any person to give any information or to make any representations that are different from those in this document.

If you would like to receive a copy of any of the documents incorporated by reference, please contact Farmers or Middlefield, as applicable, at the address or telephone number listed under the heading “Additional Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Farmers’, Middlefield’s and the combined entity’s financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ and Middlefield’s control. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements are not a guarantee of future performance and actual future results could differ materially from those contained in forward-looking information. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Farmers’ and Middlefield’s control. Numerous uncertainties, risks, and changes could cause or contribute to each of Farmers’ and Middlefield’s actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the possibility that the closing of the proposed transaction is delayed or does not occur at all because required regulatory approvals, shareholder approval or other conditions to the transaction are not obtained or satisfied on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all; Farmers’ failure to integrate Middlefield and Middlefield Bank in accordance with expectations; deviations from performance expectations related to Middlefield and Middlefield Bank; diversion of management’s attention on the proposed transaction; significant changes in economic conditions in markets where Farmers and Middlefield conducts business, which could materially impact credit quality trends; significant changes in U.S. economic conditions including those resulting from continued high rates of inflation, tightening monetary policy of the Board of Governors of the Federal Reserve, and effects of U.S. and foreign country tariff policies; general business conditions in the banking industry; the regulatory environment; general fluctuations in interest rates; demand for loans in the market areas where Farmers and Middlefield conducts business; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with regional and national financial institutions; and new service and product offerings by competitors and price pressures; and other factors disclosed periodically in both Farmers’ and Middlefield’s filings with the SEC including each of Farmers’ and Middlefield’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. Such reports are available on the SEC’s website at www.sec.gov, on Farmers’ website at https://www.farmersbankgroup.com under the “Investor Relations” section, and on Middlefield’s website at www.middlefieldbank.bank.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, readers should not rely on any forward-looking statement as a prediction of future events. Any forward-looking statement speaks only as of the date on which it is made, and each of Farmers and Middlefield expressly disclaims any obligation to update its forward-looking statements whether as a result of new information, future events or otherwise. All forward-looking statements, expressed or implied, included in or made in connection with this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement.

DEADLINES FOR SUBMITTING FUTURE SHAREHOLDER PROPOSALS

Farmers. Farmers will hold its 2026 annual meeting of shareholders (the “Farmers 2026 Annual Meeting”), to be held on Thursday, April 16, 2026, regardless of whether the Merger has been completed.

If a shareholder intends to submit a proposal during the Farmers 2026 Annual Meeting, it will not be eligible for inclusion in the proxy materials relating to the Farmers 2026 Annual Meeting as the deadline to submit such proposals to be included in the proxy materials was November 18, 2025. However, if the Farmers shareholder gives Farmers notice in accordance with the requirements set forth in the Exchange Act, by January 27, 2026, then the Farmers proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised during the Farmers 2026 Annual Meeting. The submission of such a notice does not ensure that a proposal can be raised during the Farmers 2026 Annual Meeting.

In addition to any other applicable requirements, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of Farmers no later than 90 days and no earlier than 120 days in advance of such meeting; provided, however, that if less than 90 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, written notice to the Farmers Secretary must be delivered or mailed not later than the close of business on the seventh day following the date on which notice of such meeting is first given or made to shareholders. For purposes of the Farmers 2026 Annual Meeting, a nomination of a director for election must be received by Farmers’ Secretary no earlier than December 17, 2025 and not later than January 16, 2026.

Middlefield. If the Merger is completed as currently anticipated, Middlefield does not expect to hold an annual meeting of shareholders in 2026. However, if the Merger is not completed as anticipated, Middlefield expects to hold a 2026 annual meeting of shareholders. In order to be included in the proxy materials for Middlefield’s 2026 annual meeting of shareholders, shareholder proposals must be submitted to Middlefield at its executive offices no later than December 5, 2025 in compliance with the Exchange Act.

If a Middlefield intends to present a proposal at the Middlefield 2026 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting, the shareholder must give advance notice to Middlefield which must be received by Middlefield no earlier than December 5, 2025 and no later than February 3, 2026. If the shareholder fails to do so, Middlefield’s management will be entitled to use its discretionary voting authority on that proposal, without any discussion of the matter in Middlefield’s proxy materials.

LEGAL MATTERS

Vorys has rendered an opinion that the Farmers common shares to be issued to the Middlefield common shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for Middlefield by Nelson Mullins Riley & Scarborough, LLP and for Farmers by Vorys.

EXPERTS

The consolidated financial statements of Farmers appearing in Farmers’ Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Farmers’ internal control over financial reporting as of December 31, 2024, have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Middlefield’s Annual Report (Form 10-K) for the year ended December 31, 2024, incorporated by reference in this prospectus have been audited by S.R. Snodgrass, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of said firm given their authority as experts in accounting and auditing.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

MIDDLEFIELD BANC CORP.,

and

FARMERS NATIONAL BANC CORP.

Dated as of October 22, 2025

A-i

(Continued)

A-ii

(Continued)

A-iii

INDEX OF DEFINED TERMS

Section
ACA	3.11(o)
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.7(g)(ii)
Acquisition Transaction	6.7(g)(iii)
Adjusted Exchange Ratio	8.1(h)(ii)
Adjusted Purchaser Ratio	8.1(h)(ii)
Agreement	Preamble
Articles Amendment	6.3(b)
Average Closing Price	8.1(h)(ii)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Share	1.4(c)
Carryover PTO	6.5(h)
Certificate	1.4(c)
Certificate of Merger	1.2
Change in the Company Recommendation	6.3(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.25
Company	Preamble
Company 401(k) Plan	6.5(d)
Company Articles	3.1(b)
Company Bank	1.8
Company Benefit Plans	3.11(a)
Company Capitalization Date	3.2(a)
Company Common Shares	1.4(a)
Company Disclosure Schedule	9.12
Company MEWA	3.11(f)
Company Owned Properties	3.21
Company Permitted Encumbrances	3.21
Company Real Property	3.21
Company Recommendation	6.3(a)
Company Regulations	3.1(b)
Company Restricted Share	1.5(a)
Company Shareholder Approval	6.3(a)
Company Shareholders’ Meeting	6.3(a)
Company Stock Plan	1.5(a)
Company Voting Agreement	6.13
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(p)(i)
Covered Employee	6.5(g)
Determination Date	8.1(h)(ii)
DPC Shares	1.4(a)
Effective Time	1.2
Employees	5.2(i)

A-iv

Index of Defined Terms

(Continued)

Section
Environmental Laws	3.17(a)
Equity Rights	3.2(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(p)(ii)
Excess PTO	6.5(h)
Exchange Act	1.4(a)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)
FDIC	3.1(c)
Federal Reserve	3.4
Financial Statements	3.6(a)
Form S-4	3.4
Governmental Entity	3.4
Holder	2.3(a)
Indemnified Party	6.6(a)
Index Price	8.1(h)(ii)
Index Ratio	8.1(h)(ii)
Intellectual Property	3.20(e)(i)
IRS	3.11(b)
IT Assets	3.20(e)(ii)
Knowledge	9.4
Law	3.9(a)
Letter of Transmittal	2.3(a)
Licensed Intellectual Property	3.20(e)(iii)
Liens	3.2(d)
Loans	3.26(a)
LOI	6.2(b)
Material Adverse Effect	3.8
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	1.4(b)
MEWA	3.11(f)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	1.4(e)
Nonqualified Deferred Compensation Plan	3.11(d)
Notice Period	6.7(d)(ii)
OCC	3.4
ODFI	3.4
OGCL	1.1(a)
Owned Intellectual Property	3.20(e)(iv)
Owned Properties	4.15
Permitted Encumbrances	4.15
Person	3.16(a)
Plan Termination Date	6.5(d)

A-v

Index of Defined Terms

(Continued)

Section
Previously Disclosed	9.12
Proxy Statement	3.4
Purchaser	Preamble
Purchaser Bank	1.8
Purchaser Capitalization Date	4.2
Purchaser Common Shares	1.4(b)
Purchaser Disclosure Schedule	9.12
Purchaser Eligible Plans	6.5(a)
Purchaser Ratio	8.1(h)(ii)
Purchaser SEC Reports	4.5(b)
Purchaser Shareholder Approval	6.3(b)
Purchaser Shareholders’ Meeting	6.3(b)
Purchaser Stock Plans	4.2
Purchaser Voting Agreement	6.14
Purchaser Voting Debt	4.2
Qualified Plans	3.11(e)
Real Property	4.15
Regulatory Agencies	3.5
Regulatory Agreement	3.15(b)
Regulatory Approvals	3.4
Representative	6.7(a)
Requisite Regulatory Approvals	7.1(e)
SEC	3.4
Securities Act	3.2(b)
SRO	3.4
Starting Date	8.1(h)(ii)
Starting Price	8.1(h)(ii)
Stimulus Program	3.18(n)
Subsidiary	3.1(c)
Superior Proposal	6.7(g)(i)
Surviving Company	Recitals
Takeover Laws	3.10
Tax	3.18(o)(i)
Tax Return	3.18(o)(ii)
Termination Fee	8.3(b)(iii)
Title IV Plan	3.11(f)
Trade Secrets	3.20(e)(i)
Trust Account Shares	1.4(a)
Voting Debt	3.2(a)
Willful Breach	8.2

A-vi

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2025 (this “Agreement”), is made by and between Middlefield Banc Corp., an Ohio corporation (“Company”), and Farmers National Banc Corp., an Ohio corporation (“Purchaser”).

RECITALS

A. The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Purchaser (the “Merger”), with Purchaser as the surviving entity in the Merger (sometimes referred to herein in such capacity as the “Surviving Company”).

B. The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Company shall cease.

(b) Purchaser may at any time prior to the Effective Time change the method of effecting the combination of Company and Purchaser, including by providing for the merger of Company with and into a wholly-owned subsidiary of Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of either party pursuant to this Agreement, (iii) materially impede or delay the receipt of the Requisite Regulatory Approvals or other consents and approvals required for consummation of the Merger or otherwise materially delay or impede consummation of the transactions contemplated by this Agreement, (iv) require Company to mail a revised Proxy Statement if such change is made prior to obtaining the Company Shareholder Approval, or require further approval of Company’s shareholders if such change is made after obtaining the Company Shareholder Approval, or (v) cause any of Company’s representations and warranties contained in Article III to be deemed inaccurate or breached by reason of such change of method.

1.2 Effective Time. The Merger shall become effective as of the date and time specified in the certificate of merger (the “Certificate of Merger”) filed with the Ohio Secretary of State. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL.

1.4 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the holder of any of the following securities:

(a) All common shares, without par value, of Company (“Company Common Shares”), issued and outstanding immediately prior to the Effective Time that are owned directly by (i) Company (other than (x) Company Common Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by third parties (any such shares, “Trust Account Shares”), and (y) Company Common Shares held, directly or indirectly, by Company in respect of a debt previously contracted (any such shares “DPC Shares”)), or (ii) Purchaser or any of its affiliates, shall be cancelled and shall cease to exist, and no Merger Consideration and/or cash in lieu of fractional shares shall be delivered in exchange therefor.

(b) Subject to the other provisions of this Section 1.4, each Company Common Share, but excluding Company Common Shares owned directly by Company (other than Trust Account Shares and DPC Shares) or Purchaser, shall be converted, by virtue of this Agreement and without any action on the part of the holder thereof, into and exchangeable for the right to receive, subject to the provisions set forth in this Agreement, 2.60 (the “Exchange Ratio”) common shares, without par value, of Purchaser (the “Purchaser Common Shares”). The 2.60 Purchaser Common Shares to be issued in exchange for each Company Common Share pursuant to this Section 1.4(b) is sometimes referred to herein as the “Merger Consideration”.

(c) All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Company Common Share (each, a “Certificate”) and each non-certificated Company Common Share represented by book-entry (a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the Company Common Shares represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(c), as well as any dividends to which holders of Company Common Shares become entitled in accordance with Section 2.3(d).

(d) If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Shares or Company Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio, as applicable.

(e) Notwithstanding anything to the contrary contained in this Agreement, no fractional Purchaser Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Purchaser Common Shares on The NASDAQ Stock Market (the “Nasdaq”) (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Purchaser) for the five consecutive full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all Company Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Shares to which such holder would otherwise be entitled to receive pursuant to this Section 1.4.

1.5 Restricted Stock and Stock Options.

(a) Immediately preceding the Effective Time, all outstanding plan share awards pursuant to a plan share award agreement granted prior to the date hereof (each, a “Company Restricted Share”) in accordance with Company’s 2017 Omnibus Equity Plan (collectively, the “Company Stock Plans” and each, a “Company Stock Plan”) shall be fully earned and vested (and, with respect to any Company Restricted Share subject to performance-based vesting conditions, with performance goals deemed achieved based on the maximum performance level) and the holder thereof shall be entitled to receive the Merger Consideration in accordance with Section 1.4 for each Company Common Share delivered with respect to such vested Company Restricted Share, net of any shares redeemed as payment for withholding taxes as permitted under Section 5.2(c). All such Company Restricted Shares which become fully earned immediately prior to the Effective Time in accordance with the terms hereof shall be issued as Book-Entry Shares, net of any shares withheld as permitted by Section 5.2(c), and each such share will be considered an issued and outstanding Company Common Share as of the Effective Time.

(b) As of the date hereof there are no outstanding and unexercised employee or director options to purchase Company Common Shares.

1.6 Articles of Incorporation and Code of Regulations of the Surviving Company. The articles of incorporation and code of regulations of the Surviving Company shall be the articles of incorporation and code of regulations of Purchaser as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

1.7 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. In addition, Purchaser shall increase by two the number of its directors and promptly following the Effective Time, shall appoint two of the directors serving on the board of directors of the Company immediately prior to the Effective Time in accordance with Section 6.16 of this Agreement. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. As soon as practicable after the execution of this Agreement, Company and Purchaser shall cause The Middlefield Banking Company (“Company Bank”) and The Farmers National Bank of Canfield (“Purchaser Bank”), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), and which provides for the merger of Company Bank with and into Purchaser Bank (the “Bank Merger”), in accordance with applicable Laws and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. Purchaser Bank will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank will cease. Prior to the Effective Time, Company will cause Company Bank, and Purchaser will cause Purchaser Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger. The Bank Merger Agreement provides that the directors of Purchaser Bank immediately prior to the Bank Merger shall remain the directors of Purchaser Bank upon consummation of the Bank Merger.

1.9 Effect on Purchaser Common Shares. Each Purchaser Common Share issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and shall be unchanged by the Merger.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, Purchaser shall appoint Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A. pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration. At or prior to the Effective Time, Purchaser shall authorize the Exchange Agent to deliver an aggregate number of Purchaser Common Shares equal to the aggregate Merger Consideration, together with aggregate cash to be paid in lieu of fractional shares, to be held by the Exchange Agent in trust for the holders of Company Common Shares (the “Exchange Fund”).

2.3 Exchange Procedures.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days following the Closing Date, Purchaser shall send or cause to be sent to each holder of record of Company Common Shares immediately prior to the Effective Time (each, a “Holder”) (other than Company Common Shares owned directly by Company (other than Trust Account Shares and DPC Shares) or Purchaser) appropriate and customary transmittal materials (collectively, the “Letter of Transmittal”) that shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or evidence of Book-Entry Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent. The Exchange Agent shall accept each such Certificate or evidence of Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices and shall as promptly as practicable issue non-certificated Purchaser Common Shares represented by book-entry in accordance with this Agreement.

(b) Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, consistent with the terms of this Agreement, governing (i) the validity of the Letters of Transmittal and compliance by any Holder with the procedures set forth therein and herein, (ii) the issuance and delivery of certificates representing Merger Consideration for Company Common Shares converted in the Merger, and (iii) the method of payment of cash in lieu of fractional Purchaser Common Shares where the Holder of the applicable Certificate has no right to receive whole Purchaser Common Shares.

(c) A Holder who has returned a properly completed Letter of Transmittal, accompanied by the Holder’s Certificate(s) or Book-Entry Shares, will be entitled to receive such Holder’s portion of the Merger Consideration, determined as provided in Section 1.4. Until so surrendered, each such Certificate or Book-Entry Shares shall represent, for all purposes, only the right to receive, without interest, the portion of the Merger Consideration allocable to such Certificate or Book-Entry Shares pursuant to Section 1.4 and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(d) No dividends or other distributions with respect to Purchaser Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Purchaser Common Shares represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares occurs in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Shares issuable with respect to such Certificate or Book-Entry Shares.

(e) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Shares that is not registered in the stock transfer records of Company, the Merger Consideration (including cash in lieu of fractional Purchaser Common Shares) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(f) After the Effective Time, there shall be no transfers on the share transfer books of Company of the Company Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such Company Common Shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(g) Any portion of the Exchange Fund that remains unclaimed by the Holders as of the one-year anniversary of the Effective Time may be paid to Purchaser. In such event, any Holder who has not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Purchaser Common Shares deliverable in respect of each Company Common Share held by such Holder as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate (provided, that such bond requirement may be waived by Purchaser if substituted with an unqualified indemnity from any Company shareholder owning five or fewer Company Common Shares), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement, including requirements of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Purchaser as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”).

(b) True, complete and correct copies of the Second Amended and Restated Articles of Incorporation of Company (the “Company Articles”) and the Regulations, as amended, of Company (the “Company Regulations”), as in effect as of the date of this Agreement, have been made available to Purchaser prior to the date hereof.

(c) Company has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Company (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall mean a corporation, association or other business entity of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, bylaws and similar governing documents of Company Bank, copies of which have been made available to Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. Neither Company nor Company Bank owns 5% or more of any class of capital stock or other equity interest in any Person other than equity interests held in a fiduciary capacity or the equity interests of the Subsidiaries set forth on Section 3.1(c) of the Company Disclosure Schedule.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 25,000,000 Company Common Shares, of which, as of even date herewith (the “Company Capitalization Date”), 8,086,886 Company Common Shares were issued and outstanding. As of the Company Capitalization Date, no Company Common Shares were reserved for issuance except for Company Common Shares reserved for issuance pursuant to the Company Stock Plans. As of the Company Capitalization Date, there were unvested plan share awards outstanding for 239,835 Company

Restricted Shares, such awards having been previously granted under the Company Stock Plans. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, other than outstanding plan share awards granted under the Company Stock Plans, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Company Common Shares or Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any Company Common Shares or Voting Debt or other equity securities of Company, other than the Company Restricted Shares (“Equity Rights”).

(b) As of the Company Capitalization Date, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or Company Bank or (ii) to register Company Common Shares or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all unvested plan share awards awarded under the Company Stock Plans as of the Company Capitalization Date specifying, on a participant-by-participant basis, (i) the name of each participant, (ii) the number of Company Common Shares subject to each plan share award awarded to each participant, (iii) the effective date of each plan share award, and (iv) the vesting schedule, if any, for each such plan share award. There are no Company stock options outstanding as of the Company Capitalization Date. Other than the Company Voting Agreements, to the Company’s Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Company Common Shares, other equity securities of Company or Equity Rights.

(c) Other than unvested plan share awards awarded under the Company Stock Plans as of the Company Capitalization Date as set forth on Section 3.2(b) of the Company Disclosure Schedule, no other equity-based awards or instruments are outstanding. Since December 31, 2024 through the date hereof, Company has not (i) issued or repurchased any Company Common Shares or Voting Debt or other equity securities of Company or Equity Rights, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Company capital stock or any other equity-based awards. Since December 31, 2024 and through the date hereof, Company has not issued any Company stock options under any Company Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to each outstanding unvested plan share award under the Company Stock Plans, (i) the award was made in accordance with the applicable Company Stock Plan and all applicable Laws, and (ii) each such award of was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company. Since December 31, 2024, except as specifically permitted or required by this Agreement or as Previously Disclosed, neither Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Company or any of its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise Taxes under Section 4999 of the Code), or (C) adopted or amended any material Company Benefit Plan.

(d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Company by a vote of at least a majority of the members of the Board of Directors of Company in office. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval and adoption at a duly held Company Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement and the transactions contemplated hereby by the affirmative vote of at least two-thirds of all the votes entitled to be cast by holders of Company Common Shares at the Company Shareholders’ Meeting and the approval and adoption of the Bank Merger Agreement and the Bank Merger by Company in its capacity as the sole shareholder of Company Bank, no other corporate proceedings on the part of Company are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) The execution and delivery of this Agreement by Company, the consummation by Company of the transactions contemplated hereby, and compliance by Company with any of the terms or provisions of this Agreement, will not (i) violate any provision of the Company Articles or the Company Regulations (assuming, with respect to the latter two of the foregoing representations, that this Agreement is properly approved and adopted by the shareholders of the Company at the Company Shareholders’ Meeting), or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries, or any of their respective properties or assets or (B) except as Previously Disclosed, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.4 Consents and Approvals. Except for (a) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (b) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the United States Office of the Comptroller of the Currency (the “OCC”), the FDIC, the Division of Financial Institutions of the Ohio Department of Commerce (the “ODFI”) and any other foreign, federal or state banking agency, other regulatory, self-regulatory or enforcement authorities, or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (a) and (b), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (a), the “Regulatory Approvals”), (c) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholders’ Meeting and the Purchaser Shareholders’ Meeting (including any amendments or supplements thereto, the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4 ”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger with the Ohio Secretary of State, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement, and (f) approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger or the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5 Reports. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have timely filed all reports, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with (a) the Federal Reserve, (b) the OCC, (c) the FDIC, (d) the ODFI, (e) any other state regulatory authority, (f) the SEC, (g) any foreign regulatory authority, and (h) any applicable industry SRO (each a “Regulatory Agency” and collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2021, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

3.6 Financial Statements.

(a) Company has furnished to Purchaser the audited consolidated financial statements of Company, consisting of consolidated balance sheets as of December 31, 2022, 2023 and 2024, and the related consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2022, 2023 and 2024, including the related notes and reports thereon of S.R. Snodgrass, P.C., such audited consolidated financial statements are referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, net income and cash flows of Company and its consolidated Subsidiaries for the periods then ended. As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, S.R. Snodgrass, P.C. has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(b) Since December 31, 2021, neither Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Financial Statements or disclosed in a footnote thereto, (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2024, (iii) liabilities which are not material individually or in the aggregate, (iv) in connection with this Agreement and the transactions contemplated hereby, or (v) as Previously Disclosed.

3.7 Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than, as described further in Section 3.13, to Raymond James & Associates, Inc. pursuant to a letter agreement dated as of November 20, 2024, a true, complete and correct copy of which has been delivered previously to Purchaser.

3.8 Absence of Changes. Since December 31, 2024, except as set forth in Section 3.8 of the Company Disclosure Schedule, (a) Company and its Subsidiaries have not undertaken any of the actions prohibited by Section 5.2 had such Section been in effect at all times since such date, (b) Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (c) no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war (declared or undeclared) or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in general economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) or other changes, events or developments, after the date hereof, that affect banks or their holding companies generally, (D) failure, in and of itself, to meet internal or published industry projections or forecasts or estimates of revenues or earnings, but not including any underlying causes thereof, (E) the public disclosure of this Agreement and compliance with this Agreement, (F) any legal action asserted or other actions initiated by any holder of Company Common Shares or holder of Purchaser Common Shares arising out of or related to this Agreement, (G) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of Employees, customers, suppliers, distributors or other having relationships with Company or its Subsidiaries, or (H) actions or omissions taken with the prior written consent of the other party to this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries hold, and since December 31, 2021 have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, to the Company’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including, without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit

Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and when and if applicable the Sarbanes Oxley Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither Company nor any of its Subsidiaries has received since December 31, 2021 written notice of any, and to Company’s Knowledge there are no, material defaults or material violations of any applicable Law. For purposes of this Agreement, “Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, or undertaking to or agreement with any Governmental Entity.

(b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that has had and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.10 State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions any applicable provisions of any takeover Laws under applicable Law, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under applicable Law or the Company Articles (collectively, the “Takeover Laws”). No “fair price” Law is applicable to this Agreement and the transactions contemplated hereby.

3.11 Company Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any of their respective ERISA Affiliates or for which Company or Company Bank could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed on Section 3.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b) Company has made available to Purchaser true, correct and complete copies of the following (as applicable) with respect to each Company Benefit Plan: (i) the written document evidencing such Company Benefit Plan or, if such Company Benefit Plan is not in writing, a written description of the material terms thereof, and all amendments, modifications or supplements thereto, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination or opinion letter, if any, (iv) the most recently prepared actuarial report or financial statement, if any, (v) the most recent summary plan description, if any (and other descriptions of such Company Benefit Plan provided to Employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor, the IRS or any other Governmental Entity, (vii) the most recent nondiscrimination tests performed under ERISA and the Code, (viii) all contracts with third-party administrators, compensation consultants and other service providers that relate thereto, and (ix) any related trust agreements, insurance contracts or documents or any other funding arrangements relating thereto. Except as specifically provided in the foregoing documents delivered or made available to Purchaser, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Except as set forth on Section 3.11(c)(i) of the Company Disclosure Schedule, (i) each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) the Company 401(k) Plan (as defined in Section 6.5(e)) complies with all applicable Laws. Except as set forth on Section 3.11(c)(ii) of the Company Disclosure Schedule, during the six years preceding the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and, to Company’s Knowledge, no plan defect exists.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in and subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code and all applicable regulatory guidance thereunder (including, but not limited to, Treasury Regulations). No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e) Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Qualified Plan or the prototype document therefor and its related trust that has not been revoked or threatened to be revoked, and, to Company’s Knowledge, no circumstances or events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(f) Except as set forth on Section 3.11(f)(i) of the Company Disclosure Schedule, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Title IV Plan”). Except as set forth on Section 3.11(f)(ii) of the Company Disclosure Schedule, with respect to each Title IV Plan, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full prior to the date hereof, and no condition exists that presents a risk to the Company or Company Bank or any of their ERISA Affiliates of incurring or being subject to any liability or obligation thereunder, (ii) no reportable event (within the meaning of Section 4043 of ERISA), other than an event for which the reporting requirements have been waived by regulations, has occurred within the six years prior to the date hereof or is expected to occur as a result of the transactions contemplated by this Agreement, (iii) no failure to meet the minimum funding standard under Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred, (iv) all contributions (including installments) required by Section 301 of ERISA and Sections 412 or 430 of the Code have been timely made, (v) no funding waiver has been applied for or been received or any amortization period extended within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, (vi) there are no funding-based limitations, within the meaning of Section 436 of the Code, currently in effect, (vii) none of the assets of Company or Company Bank are the subject of any lien arising under ERISA or Section 430(k) of the Code, and the Company has not been required to post any security under ERISA or Section 401(a)(29) of the Code, and no fact or event exists that would reasonably be expected to give rise to any such lien or requirement to post any such security, (viii) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation, (ix) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA, and (x) no notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (a “MEWA”) (except for the MEWA set forth on Schedule 3.11(f)(iii) (the “Company MEWA”)), a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates has, within the last six years, incurred or had any liability to a MEWA, Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan. The Company MEWA is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. With respect to the Company MEWA, (A) all contributions and other amounts required to be paid by the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates have been timely paid to the Company MEWA, (b) none of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliate has incurred any withdrawal liability under the Company MEWA which remains unsatisfied, and (c) a withdrawal from, or involuntary or voluntary termination under, the Company MEWA as of or prior to the Closing Date would not result in any liability to the Company, any of its Subsidiaries, any of their respective ERISA Affiliates, or Purchaser or any of its affiliates.

(g) Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(h) All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i) Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any Employee, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of any penalties, interest or Taxes under Section 4999 or 409A of the Code, or otherwise.

(j) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability (as hereinafter defined) that would be a material liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

(k) None of Company, any of its Subsidiaries, any of their respective ERISA Affiliates, or any Person now or previously employed by or providing services to Company, any of its Subsidiaries or any of their respective ERISA Affiliates, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Company or any of its Subsidiaries has an obligation to indemnify with respect to such prohibited transaction, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or, to Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(m) Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or any of its Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Company Benefit Plans) is properly so characterized.

(n) Except as set forth on Section 3.11(n) of the Company Disclosure Schedule, no deduction of any amount payable pursuant to the terms of any Company Benefit Plan has been disallowed or is or could be subject to disallowance under Section 162(m) of the Code.

(o) Each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is and has been operated, maintained and administered in compliance in all material respects with the Patient Protection and Affordable Care Act, including the Healthcare and Education Reconciliation Act of 2010, as amended, and all regulations and guidance issued thereunder (collectively, the “ACA”), and the Company, its Subsidiaries and its ERISA Affiliates have complied in all material respects with the ACA. None of the Company or any of its Subsidiaries or ERISA Affiliates has incurred, and no event has occurred and no condition or circumstances exist that could reasonably be expected to subject the Company or any of its Subsidiaries or ERISA Affiliates to, any penalties, assessments, Taxes or Liability under Section 4980B, 4980D, 4890H, 6721 or 6722 of the Code or any other provision of the ACA.

(p) Definitions.

(i) “Controlled Group Liability” means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign Laws.

(ii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.12 Approvals. As of the date of this Agreement, to Company’s Knowledge, there is no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Company has received the opinion of Raymond James & Associates, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares.

3.14 Loan Put-Backs. Company has Previously Disclosed to Purchaser all claims for repurchases by Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by Company or its Subsidiaries during the past five years that are outstanding or currently threatened in writing, and Company has no reason to believe that it may be required to repurchase any material dollar volume of home mortgage loans sold to third parties by Company or its Subsidiaries. None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.15 Legal Proceedings.

(a) There is no suit, action, investigation, claim, proceeding or review pending, or to Company’s Knowledge threatened, against or affecting Company or any of its Subsidiaries or any of the current or former directors or executive officers of Company or any of its Subsidiaries (and Company is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates) that is or could reasonably be expected to be material to Company or any of its Subsidiaries.

(b) Since December 31, 2021, (i) there have been no subpoenas, written demands, or document requests received by Company, any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries from any Governmental Entity, except such as are received in the ordinary course of business consistent with past practice or as are not, individually or in the aggregate, material to Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2021, a recipient of any supervisory letter from, or since December 31, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently (x) restricts the conduct of its business, or (y) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth on the Company Disclosure Schedule, a “Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing since December 31, 2021 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16 Material Contracts.

(a) Except as set forth on Section 3.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (iii) any contract relating to the borrowing of money by Company or any of its Subsidiaries or the guarantee by Company or any of its Subsidiaries of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of any depository institution Subsidiaries and ordinary course trade payables not past due) in excess of $100,000, (iv) any contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of Company or any of its Subsidiaries (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Company and any of its Subsidiaries (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) is or could be conducted, (v) any contract not terminable by Company, without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Company or any of its Subsidiaries (other than contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual contract not in excess of $50,000 or involving Loans, borrowings or guarantees originated or purchased by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (vi) any contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which obligates Company or any of its Subsidiaries (or, following the consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, (vii) any contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which requires referrals of business or requires Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (viii) any contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its Subsidiaries, (ix) any contract which limits the payment of dividends by Company or any of its Subsidiaries, (x) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (xi) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (xii) any contract which relates to any material Intellectual Property of or used by Company or any of its Subsidiaries, (xiii) any contract between Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of Company or any of its Subsidiaries, (b) to the Company’s Knowledge, any affiliate or family member of any such officer or director or (c) any other affiliate of Company, on the other hand, except those of a type available to Employees of Company generally, or (xiv) any contract that provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof or a termination of such contract in excess of $50,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b) Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Company and any of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, neither Company nor any of its Subsidiaries, and, to Company’s Knowledge, any counterparty or counterparties, is in material breach or violation of any provision of any Material Contract, and no event or condition exists that constitutes, or after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Company has provided true and complete copies of each Material Contract to Purchaser prior to the date hereof.

3.17 Environmental Matters. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries, and to the Company’s Knowledge:

(a) Company and its Subsidiaries have complied with all applicable Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”);

(b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Company or its Subsidiaries relating to any Environmental Law and there is no reasonable basis for any such proceeding, claim, action or investigation;

(c) there are no agreements, orders, judgments, indemnities or decrees by or with Company or its Subsidiaries, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law;

(d) there are, and have been, no hazardous substances or other environmental conditions at any property under circumstances which could reasonably be expected to result in liability to or claims against Company or its Subsidiaries relating to any Environmental Law;

(e) there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to Company and its Subsidiaries under any Environmental Law; and

(f) there are no agreements, orders, judgments, indemnities or decrees by or with any borrower of any Subsidiary with respect to which such Subsidiary has a security interest in real property owned by such borrower, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law.

3.18 Taxes. For purposes of this Section 3.18, all references to the “Company” include the Company and any of its Subsidiaries. Except as set forth on Section 3.18 of the Company Disclosure Schedule:

(a) The Company (i) has timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns (as defined below) required to be filed by it and all such Tax Returns are complete and accurate in all material respects and filed in accordance with applicable Law; and (ii) has timely paid all Taxes (as defined below) shown as due and payable on such Tax Returns and any other material Taxes due and payable by the Company (whether or not shown as due and payable on any Tax Returns). The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company for each of the three (3) most recent Tax years. The Company does not have any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the Financial Statements other than those that have arisen in the ordinary course of business since December 31, 2024. The accruals for Taxes reflected in the Financial Statements are adequate for the periods covered thereby. There are no Liens for Taxes upon the assets of the Company other than Liens for current Taxes not yet due and payable.

(b) The Company does not have, nor has it ever had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country other than the United States that subjects it to taxation by such country.

(c) The Company has withheld or collected and paid over to the appropriate Governmental Entities, or is properly holding for such payment, all Taxes required by law to be withheld or collected in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, director, or other third-party and all IRS Forms W-2 and 1099 (and similar forms of state, local and foreign Governmental Entities) required with respect thereto have been properly completed and timely filed.

(d) No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction nor, to the Company’s Knowledge, is there any factual basis for any such claim.

(e) The Company (i) has not executed, entered into or requested to enter into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, nor (ii) is it subject to, or requested to be subject to, any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.

(f) The Company has not been audited by any Governmental Entity with respect to Taxes for taxable years ending on or subsequent to December 31, 2021, and, to the Company’s Knowledge, no audit, examination or other proceeding with respect to Taxes has been threatened by a Governmental Entity, and all such past audits and proceedings have been fully and irrevocably settled and satisfied without any pending, ongoing or future liability. No Governmental Entity has asserted, is now asserting, or, to the Company’s Knowledge, is threatening to assert against the Company any deficiency or claim for additional Taxes.

(g) The Company is not a party to any Tax allocation, Tax sharing agreement, Tax indemnity obligation or similar contract or practice with respect to Taxes, nor does the Company have any liability for the Taxes of any person (other than the Company) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity.

(h) The Company has not (i) requested or been granted an extension of time for filing any Tax Return which has not yet been filed or (ii) waived any statute of limitations in respect of Taxes which waiver remains outstanding. The Company has not consented to, or been requested to consent to, give a waiver or extension (and is not subject to a waiver or extension that has been given by, and would not be subject to a waiver or extension that has been requested from, any other Person) of time in which any Tax may be assessed or collected by any Governmental Authority, which waiver or extension remains outstanding (or would remain outstanding, if granted).

(i) The Company does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company, as such terms are defined in the Code.

(j) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party that could be treated as a partnership for Tax purposes.

(k) None of the assets of the Company are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Company is not party to a “long-term contract” within the meaning of Section 460 of the Code.

(l) The Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) The Company has not participated in a listed transaction within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and nor has the Company been notified of, or to the

Company’s Knowledge participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations. The Company has disclosed in all of its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) The Company has not claimed a Tax credit or similar offset against payroll or other Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended, the Families First Coronavirus Response Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and any other federal, state, municipal, local, or other stimulus fund programs in connection with the COVID-19 pandemic (“Stimulus Program”) or claimed any deduction or other Tax benefit in a manner inconsistent with any Stimulus Program requirements or limitations. The Company has not deferred any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes pursuant to any Stimulus Program.

(o) Definitions.

(i) “Tax” and “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, value added, estimated, alternative minimum, add-on minimum, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, unemployment, social security, disability, employer health, excise, severance, stamp, occupation, property, environmental, natural resources, escheat, unclaimed or abandoned property, or other taxes, custom duties, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed with respect to the foregoing or in respect of the failure to comply with any requirement imposed with respect to any Tax Return, whether disputed or not, imposed, assessed or collected under the authority of any Governmental Entity; and (B) any liability for the payment of amounts with respect to payments of a type described in clause (A) arising or payable by reason of contract (including any tax indemnification agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement, whether written or unwritten), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar legal requirement)) or otherwise.

(ii) “Tax Return” means return, declaration, report, claim for refund, information return or other document or information (including any related or supporting schedules, statements or information and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

3.19 Reorganization. Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries:

(a) Each of Company and its Subsidiaries, to Company’s Knowledge (i) owns (beneficially and of record, where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To the Company’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To the Company’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all

Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted. To Company’s Knowledge, each of Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b) To Company’s Knowledge, the operation by Company and each of its Subsidiaries of their respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2022, no Person has asserted in writing that Company or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Company’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Company’s or any of its Subsidiaries’ rights in the Owned Intellectual Property.

(c) Each of Company and its Subsidiaries has taken reasonable measures to protect (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Company or its Subsidiaries, and to Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Company’s Knowledge, no Person has gained unauthorized access to Company’s or any of its Subsidiaries’ IT Assets.

(d) Each of Company’s and its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Company and any of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Company’s Knowledge, Company and any of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Company’s Knowledge, Company and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (A) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (B) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (C) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (D) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) other intellectual property rights.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Company or Purchaser, as the case may be, and each of its respective Subsidiaries as presently conducted.

(iv) “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or Purchaser, as the case may be, or any of its respective Subsidiaries.

3.21 Properties. Company or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties“), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are contested in good faith and for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Company Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties that constitute real property, the “Company Real Property“), free and clear of all Liens of any nature whatsoever, except for Company Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s Knowledge, the lessor. There are no pending or, to Company’s Knowledge, threatened (in writing) condemnation proceedings against the Company Real Property.

3.22 Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice. Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and Employees of Company and its Subsidiaries, Company or its Subsidiaries thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.23 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably intended to ensure that material information relating to Company and its Subsidiaries is made known to its management by others within those entities.

(b) Company’s management completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2023 and 2024, and such assessments concluded that such controls were effective. Based on Company’s most recent evaluation prior to the date hereof, there were not: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting or (B) any fraud, whether or not material, that involves management or other Employees who have a significant role in its internal controls over financial reporting.

(c) Since December 31, 2021, (A) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or Representative of Company or any of its Subsidiaries has

received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

3.24 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or for the account of a customer of Company Bank, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of the applicable regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or Company Bank enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. Company and Company Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.25 Labor. (a) Neither Company nor any of its Subsidiaries is or since December 31, 2021, has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (b) no employee is represented by a labor organization for purposes of collective bargaining with respect to Company or any of its Subsidiaries; (c) to the Company’s Knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Company or any of its Subsidiaries; (d) no Collective Bargaining Agreement is being negotiated by Company or any of its Subsidiaries; (e) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Company or any of its Subsidiaries pending or, to the Company’s Knowledge , threatened, that may interfere in any material respect with the respective business activities of Company or any of its Subsidiaries; (f) to the Company’s Knowledge, there is no pending charge or complaint against Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (g) Company and its Subsidiaries have complied, in all material respects, with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.26 Loans; Loan Matters.

(a) Except as set forth on Section 3.26(a)(1) of the Company Disclosure Schedule, as of most recent calendar quarter end, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $150,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) to the Company’s Knowledge, the unpaid principal balance of which exceeds $150,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to Company as required by the relevant loan agreement shall not be deemed a material default), or (ii) Loan with any director, executive officer or 5% or greater shareholder of Company or any of its Subsidiaries, or to the Company’s Knowledge, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.26(a)(2) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $150,000 of Company or any of its Subsidiaries that, as of the most recent calendar quarter end, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit

Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Company and its Subsidiaries that as of most recent quarter end, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, (iii) each Loan for which Company or any Subsidiary has afforded any payment accommodation, forbearance, or otherwise modified or amended in accordance with the Coronavirus Aid, Relief, and Economic Security Act or otherwise as a result of the effects of COVID-19, and (iv) each asset of Company that as of the most recent calendar quarter end, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

(c) Since December 31, 2021, Company Bank has complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from any Regulatory Agency with respect to discriminatory lending practices, and Company has no Knowledge of any conditions, facts, or circumstances that could result in a Community Reinvestment Act rating for Company Bank of less than “satisfactory” or material criticism from any Governmental Entity or consumers with respect to discriminatory lending practices.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser hereby represents and warrants to Company as follows:

4.1 Corporate Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the BHC Act.

4.2 Capitalization. The authorized capital stock of Purchaser consists of 50,000,000 Purchaser Common Shares of which, as of even date herewith (the “Purchaser Capitalization Date”), 37,653,183 were issued and outstanding. As of the Purchaser Capitalization Date, no Purchaser Common Shares were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). All of the issued and outstanding Purchaser Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Purchaser may vote (“Purchaser Voting Debt”) is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement and the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any Purchaser Common Shares, Purchaser Voting Debt or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any Purchaser Common Shares or Purchaser Voting Debt or other equity securities of Purchaser. The Purchaser Common Shares to be issued pursuant to the Merger have been reserved for issuance, and when issued, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Regulatory Approvals and the Purchaser Shareholder Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly, and unanimously adopted and approved by the Board of Directors of Purchaser to the extent required by applicable Law. The Board of Directors of Purchaser has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Purchaser and its shareholders and has directed that this Agreement and the transactions contemplated hereby, including the issuance of shares of Purchaser Common Shares as merger consideration, be submitted to Purchasers shareholders for approval and adoption at a duly held Purchaser Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for (i) the approval and adoption of this Agreement and the transactions contemplated hereby by the affirmative vote of at least two-thirds of all the votes entitled to be cast by holders of Purchaser Common Shares at the Purchaser Shareholders’ Meeting, (ii) the approval of the Articles Amendment by the affirmative vote of at least two-thirds of all the votes entitled to be cast by holders of Purchaser Common Shares at the Purchaser Shareholders’ Meeting, and (iii) the approval and adoption of the Bank Merger Agreement and the Bank Merger by Purchaser in its capacity as the sole shareholder of Purchaser Bank, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) The execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby, and compliance by Purchaser with any of the terms or provisions of this Agreement, will not (i) violate any provision of the articles of incorporation or code of regulations of Purchaser (assuming, with respect to the latter two of the foregoing representations, that this Agreement is properly approved and adopted by the shareholders of Purchaser at the Purchaser Shareholders’ Meeting), or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the Purchaser Shareholder Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (d) the filing of the Certificate of Merger with the Ohio Secretary of State, and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement and (f) approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement or with the consummation by Purchaser of the Merger or by Purchaser Bank of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

4.5 Reports.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with any Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2021, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act (the “Purchaser SEC Reports”) since December 31, 2021 is publicly available. All Purchaser SEC Reports, at the time of filing, complied, and all Purchaser SEC Reports required to be filed prior to the Effective Time will comply, in all material respects with applicable Law and included and will include all exhibits required to be filed under applicable Law. None of such documents, when filed or as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.6 Financial Statements.

(a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Purchaser and its consolidated Subsidiaries for the periods then ended. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Purchaser nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the most recent fiscal quarter (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since the most recent fiscal quarter end or (iii) in connection with this Agreement and the transactions contemplated hereby.

4.7 Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Janney Montgomery Scott LLC.

4.8 Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2022 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and, to Purchaser’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Purchaser or any of its Subsidiaries.

4.9 Legal Proceedings.

(a) Except for litigation in the ordinary course of business, and as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s Knowledge, threatened, legal, administrative, arbitral or other suits, actions, investigations, claims, proceedings or reviews of any nature against Purchaser or any of its Subsidiaries, and Purchaser is not aware of any basis for any such suits, actions, investigations, claims, proceeding or reviews.

(b) There is no injunction, order, award, judgment, settlement, decree, or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser or any of its Subsidiaries that is or could reasonably be expected to be material to Purchaser or any of its Subsidiaries.

(c) Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2021, a recipient of any supervisory letter from, or since December 31, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently (x) restricts the conduct of its business, or (y) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries, nor has Purchaser or any of its Subsidiaries been advised in writing since December 31, 2021 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such regulatory action or agreement.

(d) There is no suit, action, investigation, claim, proceeding or review pending, or to Purchaser’s Knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) that, individually or in the aggregate, is reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

4.10 Absence of Changes. Since December 31, 2024, (a) Purchaser and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business and (b) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.11 Taxes. Each of Purchaser and its Subsidiaries (i) has timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all material respects and filed in accordance with applicable Law; and (ii) has timely paid all Taxes shown as due and payable on such Tax Returns and any other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Returns). There are no Liens for Taxes upon the assets of Purchaser or its Subsidiaries other than Liens for current Taxes not yet due and payable.

4.12 Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a reasonably timely basis.

4.13 Reorganization. Purchaser has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14 Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and its Subsidiaries:

(a) Each of Purchaser and its Subsidiaries, to Purchaser’s Knowledge (i) owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To Purchaser’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To Purchaser’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Purchaser and each of its Subsidiaries as presently conducted. To Purchaser’s Knowledge, each of Purchaser and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b) To Purchaser’s Knowledge, the operation of Purchaser and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2022, no Person has asserted in writing that Purchaser or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Purchaser’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Purchaser’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c) Purchaser and each of its Subsidiaries has taken reasonable measures to protect (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Purchaser or any of its Subsidiaries, and to Purchaser’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Purchaser’s Knowledge, no Person has gained unauthorized access to Purchaser’s or its Subsidiaries’ IT Assets.

(d) Purchaser’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Purchaser and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

4.15 Properties. Either Purchaser or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by either Purchaser or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are being contested in good faith for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties that constitute real property, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Purchaser’s Knowledge, the lessor. There are no pending or, to Purchaser’s Knowledge, threatened (in writing) condemnation proceedings against the Real Property.

4.16 Insurance. Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser reasonably has determined to be prudent and consistent with industry practice. Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Purchaser and its Subsidiaries, Purchaser or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.17 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Purchaser and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to allow it to make certifications that would be required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, if applicable.

(b) Purchaser’s management completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2023 and 2024, and such assessments concluded that such controls were effective. Purchaser has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors, and has described in Section 4.17(b) of the Purchaser Disclosure Schedule: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since December 31, 2022, (i) none of Purchaser or any of its Subsidiaries or, to Purchaser’s Knowledge, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

4.18 Ownership of Company Common Shares. As of the date hereof, neither Purchaser nor any of its affiliates (a) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares, (b) is now, or at any time within the last three years has been, an “interested shareholder”, as such term is defined in Section 1704.01 of the OGCL, or (c) is a “Controlling Person” as such term is defined in Article TENTH of the Company Articles.

4.19 Community Reinvestment Act. Since December 31, 2021, Purchaser Bank has complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, and has received no material criticism from any Regulatory Agency with respect to discriminatory lending practices. Purchaser has no Knowledge of any conditions, facts, or circumstances that could result in a Community Reinvestment Act rating for Purchaser Bank of less than “satisfactory” or material criticism from any Governmental Entity or consumers with respect to discriminatory lending practices.

4.20 Opinion. The Board of Directors of Purchaser has received the opinion of Janney Montgomery Scott LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Purchaser Common Shares.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, (a) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially impede or delay the ability of either Company or Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Company Forbearances. Except as otherwise specifically permitted or required by this Agreement, during the period from the date of this Agreement to the Effective Time or termination of this Agreement in accordance with the terms hereof, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional common shares or other equity interest, Voting Debt or

Equity Rights, or (ii) grant, award or issue any Company stock options, restricted units, performance stock units, stock appreciation rights, restricted stock, awards based on the value of Company’s capital stock, or other equity-based awards with respect to shares of the Company Common Shares under any of the Company Benefit Plans or the Company Stock Plans, or otherwise, except in the case of clause (i) hereof only, for issuances of Company Common Shares with respect to the regular vesting of plan share awards under the Company Stock Plans which are outstanding as of the Company Capitalization Date and in the case of clause (ii) hereof, as set forth in Section 1.5(a) or as set forth on Section 5.2(a) of the Company Disclosure Schedule;

(b) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, other than: (y) regular quarterly dividends not exceeding $0.21 per Company Common Share on such dates generally consistent with recent past practice, provided, however, that Company cannot declare, pay or set aside a dividend for any quarter if the record date for such dividend would result in the holders of Company Common Shares being entitled to receive a dividend from both Company and Purchaser for the same quarter with respect to the same Company Common Shares that are converted to Purchaser Common Shares; and (z) dividends from Company Bank;

(c) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except that Company may redeem, purchase, withhold or otherwise acquire Company Common Shares as payment for withholding taxes in connection with the vesting of Company Restricted Shares;

(d) Amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into, (i) any contract or other binding obligation other than in the ordinary course of business consistent with past practice, (ii) any contract or other binding obligation that cannot be canceled without penalty, or (iii) any contract or other binding obligation of the sort specified in Section 3.16(a)(iv), (vi), (vii), (viii), (ix), (x), (xiii) or (xiv);

(e) Except as set forth in Section 5.2(e) of the Company Disclosure Schedule, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except any sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments, or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

(f) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, except for the purchase of Loans in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

(g) Amend the Company Articles or the Company Regulations, or similar governing documents of any of its Subsidiaries;

(h) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any Regulatory Agency responsible for regulating Company or its Subsidiaries;

(i) Except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice, which shall not exceed 3.0% in the aggregate or 5.0% for any individual Employees (in each case, on an annualized basis), (ii) except as set forth on Section 5.2(i) of the Company Disclosure Schedule, pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any Company Plan or any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired Employee), except for standard offer letters for employee new hires with target total compensation (base salary, target cash incentive, and target equity) less than $100,000, (iv) except as set forth on Section 5.2(i) of the Company Disclosure Schedule, accelerate the vesting or lapsing of restrictions with respect to any stock-based incentive compensation, other than as expressly contemplated by the provisions of Section 1.5(a) and subsections (a) and (c) of Section 6.5, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such Company Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (vii) hire any Employee who would have annual target total compensation (base salary, target cash incentive and target equity) of $100,000 or more;

(j) (i) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) except as may be required by applicable Law imposed by any Governmental Entity, (A) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (B) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(k) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

(l) Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency;

(m) Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency;

(n) Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $50,000 individually or $100,000 in the aggregate for all such actions, suits, claims, and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(o) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(p) Make or incur any capital expenditure in excess of $50,000 individually or $200,000 in the aggregate, except for Previously Disclosed binding commitments existing on the date hereof, provided that Purchaser shall grant to deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of the property within twenty-four (24) hours of its receipt of a written request from Company;

(q) Issue any communication of a general nature to its Employees or customers without the prior approval of Purchaser (which will not be unreasonably delayed or withheld), except for communications that do not relate to the Merger or other transactions contemplated hereby;

(r) (i) fail to prepare or file or cause to be prepared or filed in a timely manner all income and other material Tax Returns that are required to be filed (with extensions) before the Effective Time; (ii) fail to timely pay any income or other material Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any material Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes;

(s) Except for Loans, legally binding commitments for Loans, or amendments or modifications to Loans that have previously been approved by Company prior to the date of this Agreement, (i) make or acquire any Loan or issue a commitment (or extend an existing commitment) for any Loan, in each case to a borrower that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $7,000,000, (ii) renew an existing commitment for any Loan or amendment or modify in any material respect any existing loan having a risk rating of five (5) or better with total credit exposure of $10,000,000, (iii) amend or modify in any material respect any existing Loan rated “special mention” or below by Company with total credit exposure in excess of $1,500,000, or (iv) except with respect to any such actions that have previously been approved by Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any principal forgiveness, or effect any uncompensated release of collateral at a value below the fair market value thereof as determined by Company, in each case in excess of $1,000,000; provided, however, that for purposes of this Section 5.2(s), ACH transactions shall not be included in the calculation of total credit exposure; provided, further, that consent shall be deemed received unless Purchaser shall object thereto in writing within two (2) business days after receipt of written notice from Company;

(t) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or the termination of this Agreement in accordance with the terms hereof, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity;

(b) Take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(c) Adopt or publicly propose a plan of complete or partial liquidation or dissolution;

(d) Prior to the receipt of all Requisite Regulatory Approvals, enter into any agreement with respect to or consummate, any merger or business combination, or any acquisition of any other Person; or

(e) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Purchaser and Company shall cooperate with each other to prepare or cause to be prepared the Proxy Statement and Form S-4 in which the Proxy Statement will be included as a prospectus. Purchaser shall use its commercially reasonable efforts to file the Form S-4 within forty-five (45) days of the date herewith and have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Company and Purchaser shall thereafter mail or deliver the Proxy Statement to their respective shareholders. Purchaser shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Shares as may be reasonably requested in connection with any such action.

(b) Promptly after the date of this Agreement, the parties shall cooperate with each other and use their respective commercially reasonable efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Purchaser will prepare or cause to be prepared and use commercially reasonable efforts to file within forty-five (45) days of the date of this Agreement all applications, requests, or notices with the Federal Reserve and ODFI necessary for the consummation of the Merger. Purchaser Bank will prepare or cause to be prepared and use commercially reasonable efforts to file within forty-five (45) days of the date herewith an Interagency Bank Merger Act Application, or such other application as deemed acceptable or appropriate by the OCC, with the OCC, FDIC and ODFI. Each of Company and Purchaser shall have the right to review in advance, subject to applicable Laws, all of the information relating to Company or Purchaser, as the case may be, and its respective Subsidiaries, that appear in any filing or written response to a filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, and each of Company and Purchaser shall, to the extent practicable consult with each other on all the information relating to it or its respective Subsidiaries that appear in any such filing or written materials. In exercising the foregoing, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Purchaser or Company to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Corporation in connection therewith, that would or could reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Company) on Purchaser or Company.

(c) Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Shareholders’ Meeting and the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d) Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, Company shall, and shall cause Company Bank to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Company shall, and shall cause Company Bank to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that Company is not permitted to disclose under applicable Law); and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, including periodic updates of the information provided in Section 3.26. Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality obligations reflected by the letter of intent entered into between Purchaser and Company dated as of August 12, 2025 (the “LOI”), and the confidentiality agreement entered into between Purchaser and Company dated May 12, 2025 (collectively, the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3 Shareholder Approvals

(a) The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable Law and the Company Articles and the Company Regulations, all action necessary to convene a meeting of its shareholders (“Company Shareholders’ Meeting’”), to be held as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval and adoption of this Agreement and the transactions contemplated hereby. Company agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal or Change in the Company Recommendation. Subject to the provisions of Section 6.7, Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use all commercially reasonable efforts to obtain from its shareholders the requisite affirmative vote to approve this Agreement (the “Company Shareholder Approval”), including, if necessary, adjourning the Company Shareholders’ Meeting if there are insufficient votes to approve this Agreement to allow additional time to attain the Company Shareholder Approval. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of Company at the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in the Company Recommendation permitted hereunder, then the Board of Directors of Company shall submit this Agreement to Company’s shareholders without the recommendation of this Agreement, in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law; provided that, for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.7. In addition to the foregoing, except as provided in Section 6.7, neither Company nor its Board of Directors of Company shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.7, neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being a “Change in the Company Recommendation”).

(b) The Board of Directors of Purchaser has resolved to recommend to Purchaser’s shareholders that they approve proposals to (i) amend Purchaser’s articles of incorporation, as amended, to increase the authorized capital stock of Purchaser to consist of 75,000,000 Purchaser Common Shares (“Articles Amendment”), and (ii) approve and adopt of this Agreement and the transactions contemplated hereby, including the issuance of shares of Purchaser Common Shares as Merger Consideration in accordance with this Agreement. In furtherance of these obligations, Purchaser will take, in accordance with applicable Law and its governing documents, all action necessary to convene a meeting of its shareholders (“Purchaser Shareholders’ Meeting’”), to be held as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon proposals to approve the Articles Amendment and to approve and adopt this Agreement and the transactions contemplated hereby, including the issuance of shares of Purchaser Common Shares as Merger Consideration and, if so desired, other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby. Purchaser shall, through its Board of Directors, recommend to its shareholders the approval and adoption of the Articles Amendment and the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the issuance of shares of Purchaser Common Shares as Merger Consideration, and shall use all commercially reasonable efforts to obtain from its shareholders the requisite affirmative vote for such approvals (the “Purchaser Shareholder Approvals”).

6.4 Nasdaq Listing; Authorization and Reservation of Purchaser Common Shares.

(a) Purchaser shall cause the Purchaser Common Shares to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance prior to the Effective Time.

(b) As soon as practicable following the receipt of the Purchaser Shareholder Approvals, Purchaser shall take all actions necessary to file the Articles of Amendment with the Secretary of State of the State of Ohio and cause a sufficient number of Purchaser Common Shares to be authorized and available for issuance to fulfill its obligations under this Agreement, including payment of the Merger Consideration. Purchaser agrees at all times from the date in which the Articles of Amendment become effective until the Effective Time to reserve a sufficient number of Purchaser Common Shares to fulfill its obligations under this Agreement, including payment of the Merger Consideration.

6.5 Employee Matters.

(a) At or prior to the Effective Time, Purchaser shall take all reasonable action so that employees of Company and its Subsidiaries shall be entitled to participate in each benefit plan of Purchaser or its Subsidiaries of general applicability with the exception of any plan frozen to new participants (collectively, the “Purchaser Eligible Plans”) to the same extent as similarly situated employees of Purchaser and its Subsidiaries, it being understood that inclusion of the employees of Company and its Subsidiaries in the Purchaser Eligible Plans may occur at different times with respect to different plans; provided that coverage shall be continued under corresponding Company Benefit Plans until such employees are permitted to participate in the Purchaser Eligible Plans; provided further, that nothing contained in this Agreement shall require Purchaser or any of its Subsidiaries to make any grants to any former employee of Company or any of its Subsidiaries under any discretionary equity compensation plan of Purchaser or to provide the same level of (or any) employer contributions or other benefit subsidies as Company or its Subsidiaries. Purchaser shall cause each Purchaser Eligible Plan in which employees of Company and its Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Purchaser Eligible Plans, the service of such employees with Company and its Subsidiaries to the same extent as such service was credited for such purpose by Company or its Subsidiaries, and, solely for purposes of Purchaser’s vacation, paid time off, and severance programs, for purposes of determining the benefit amount under Purchaser’s programs; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Company Benefit Plans that correspond to Purchaser Eligible Plans until employees of Company and its Subsidiaries are included in such Purchaser Eligible Plans, and subject to subsections (c) and (h) of this Section 6.5, nothing in this Agreement shall limit the ability of Purchaser to amend or terminate any of the Company Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) The Company shall pay on the last business day preceding the Closing Date all payments related to the change in control and other agreements set forth on Section 6.5(b) of the Company Disclosure Schedule to the extent permissible under applicable law. Each such payment shall be conditioned on the recipient providing the Company with a complete release to the Company’s and Purchaser’s reasonable satisfaction in exchange for receiving the change in control payment. Section 6.5(b) to the Company Disclosure Schedule sets forth the approximate value of the payments to be made under the relevant agreements. At and following the Effective Time, and except as otherwise provided in Sections 6.5(d) and 6.5(e), Purchaser shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees and directors of Company and Company Bank existing as of the Effective Date under any written agreement with such individual that is not included on Section 6.5(b) of the Company Disclosure Schedules.

(c) At such time as employees of Company and its Subsidiaries become eligible to participate in a medical, dental, health, or life insurance plan of Purchaser or its Subsidiaries, Purchaser shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental plans, or life insurance of Purchaser, and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(d) Company or Company Bank, as the case may be, shall adopt such resolutions of its Board of Directors and take such other action as Purchaser may reasonably request to cause The Middlefield Banking Co. 401(k) Plan (the “Company 401(k) Plan”) to be (i) amended immediately prior to the Effective Time, if and to the extent necessary, to update the Company 401(k) Plan to comply with all changes in the Law and any plan qualification requirements applicable to the Company 401(k) Plan at such time, and (ii) terminated on the business day immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the Company 401(k) Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date Prior to the Effective Time, the Company or Company Bank must make all contributions to the Company 401(k) Plan for all periods of service prior to the Effective Time. As soon as practicable after the Effective Time, the account balances in the Company 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. After the Effective Time, the Surviving Company shall take all other actions necessary to complete the termination of the Company 401(k) Plan, including filing a final Form 5500. Purchaser agrees, to the extent permitted by applicable Law, to permit Company 401(k) Plan participants who become employees of Purchaser and its Subsidiaries to roll over their account balances in the Company 401(k) Plan and loans from the Company 401(k) Plan to Purchaser’s 401(k) Plan. Notwithstanding anything in Section 6.5(b) to the contrary, employees of Company or its Subsidiaries who continue in employment with the Surviving Company following the Effective Time shall be eligible as of the Effective Time to participate in the Purchaser’s 401(k) Plan.

(e) Company shall, at the written request of Purchaser provided no later than thirty (30) days prior to the Closing Date, freeze or terminate, effective as of no later than the day immediately preceding the Effective Time, each Company Benefit Plan as is requested by Purchaser. Company shall provide Purchaser with evidence that such Company Benefit Plans have been frozen or terminated (effective as of no later than the day immediately preceding the Effective Time) pursuant to resolutions of its Board of Directors or the board of directors of Company Bank, as the case may be. Prior to the Effective Time, Company shall take appropriate action, acceptable to Purchaser, with regard to any plan defect described on Section 3.11(c) of the Company Disclosure Schedule.

(f) Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, except for certain Company employees under Section 6.5(g). In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to subsections (a), (b), (d), and (g) of this Section 6.5; or (iii) to confer upon any Employee any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries or constitute or create an employment or other agreement with any employee, director, or service provider.

(g) Any employee of Company or its Subsidiaries who is not subject to a written employment, separation, or change in control agreement and whose employment is terminated without cause at or within six months following the Effective Time, whether because such employee’s position is eliminated or such employee is not offered compensation at a salary or base compensation rate substantially similar to the salary or base compensation rate paid by Company and its Subsidiaries as of the date of the LOI or Purchaser Bank requires the employee to accept a primary physical place of employment that is more than 25 miles from such employee’s primary place of employment as of the Closing Date (a “Covered Employee”), will be entitled to receive: (i) a severance payment in an amount equal to two weeks of such employee’s current base pay for each full year of such employee’s service with Company, subject to a minimum benefit of four weeks’ pay and a maximum benefit of 26 weeks’ pay, (ii) payment for the amount of such Covered Employee’s accrued but unused paid time off as of the date of termination of employment, and (iii) if such Covered Employee was a participant in Purchaser’s annual incentive program, a pro-rated bonus in accordance with such program. This severance payment, if applicable, will be paid by Purchaser in lieu of participation by a Covered Employee in Purchaser’s severance plan as in effect from time to time after the Effective Time. For the purposes of determining the level of severance benefits hereunder, each Covered Employee shall be credited for service with Company only as provided in this Section 6.5(h).

(h) Following the Effective Time, Purchaser Bank shall credit each Employee of Company Bank who becomes an employee of Purchaser Bank in connection with the transactions contemplated by this Agreement, including the Bank Merger, with an amount of annual paid time off at a level equal to such Employee’s accrued but unused annual paid time off (not including any paid time off that was rolled over from a prior calendar year) at Company Bank immediately prior to the Effective Time, subject to a maximum of 26 days (“Carryover PTO”). For any Employee who has, immediately prior to the Effective Time, accrued but unused paid time off that was accrued in calendar year 2025 (“Excess PTO”), Farmers will pay such Employee an amount equal to 50% of the number of days of Excess PTO times such Employee’s base or hourly rate.

(i) To the extent that any material errors related to the Company Benefit Plans are discovered prior to the Effective Time, the Company will take the necessary steps, in consultation with Purchaser, to correct any such errors, to the extent legally and administratively feasible, prior to the Effective Time.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the full extent provided under the Company Articles and the Company Regulations, to the extent permitted under applicable Law, including specifically 12 C.F.R. Part 359, each present and former director and officer of Company and its Subsidiaries as of the Effective Time (in each case, when acting in such capacity) (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted before or after the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties as provided in any indemnification agreement with the Company in existence on the date of this Agreement and set forth on Section 6.8 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Entity and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(b) Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will use its commercially reasonable efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries as of the Effective Time with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company. Prior to the Effective Time Purchaser shall purchase a tail policy for directors’ and officers’ liability insurance to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries as of the Effective Time with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company (subject to a premium cap of 300% of the annual premiums paid as of the date hereof by Company for any such insurance) and fully pay for such policy prior to the Effective Time.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described thereunder, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually materially prejudiced as a consequence.

(d) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Purchaser or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) Except as set forth in Section 6.7(b), none of Company nor any of its Subsidiaries shall, and each of them shall cause its respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.7(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.7(a), if Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) that did not result from or arise in connection with a breach of this Section 6.7 at any time prior to the Company Shareholders’ Meeting that the Board of Directors of Company has reasonably determined in good faith (after consultation with Company’s financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Company and its Representatives may take any action described in Section 6.7(a)(ii) above to the extent that the Board of Directors of Company has reasonably determined in good faith (after consultation with Company’s outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Company has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, the terms of the Confidentiality Agreement.

(c) As promptly as practicable (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Company shall advise Purchaser in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Purchaser a copy of the Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Purchaser promptly apprised of any related developments, discussions and negotiations (including providing Purchaser with a copy of all material documentation and correspondence relating thereto which may require Company to obtain the consent of the Person making such offer or proposal under an effective confidentiality agreement) on a current basis. Company agrees that it shall concurrently provide to Purchaser any information concerning Company that may be provided (pursuant to Section 6.7(b)) to any other Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) in connection with any Acquisition Proposal which has not previously been provided to Purchaser.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders’ Meeting, the Board of Directors of Company may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Company Recommendation, if and only if (x) from and after the date hereof, Company has complied with Sections 6.3 and 6.7, and (y) the Board of Directors of Company has reasonably determined in good faith, after consultation with Company’s financial advisors and outside legal counsel, that the taking of such action is reasonably necessary in order for the Board of Directors of Company to comply with its fiduciary duties under applicable Law; provided, that the Board of Directors of Company may not effect a Change in the Company Recommendation unless:

(i) Company shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Purchaser;

(ii) Company shall have provided prior written notice to Purchaser at least three business days in advance (the “Notice Period”) of taking such action, which notice shall advise Purchaser that the Board of Directors of Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(iii) during the Notice Period, Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Purchaser in good faith (to the extent Purchaser desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Purchaser, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Company shall deliver a new written notice to Purchaser and shall again comply with the requirements of this Section 6.7(d) with respect to such new written notice, except that the new Notice Period shall be two business days. In the event the Board of Directors of Company does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e) Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Company or any of its Subsidiaries or Representatives is a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prevent Company or its Board of Directors from making any disclosure to Company shareholders if the Board of Directors of Company (in its good faith judgement and after consultation with Company’s outside legal counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that this Section 6.7(f) will in no way eliminate or modify the effect that any action taken pursuant hereto would otherwise have under this Agreement.

(g) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Company determines in its good faith judgment to be more favorable to Company than the Merger, and to be reasonably capable of being consummated on the terms proposed, after (A) receiving the advice of Company’s outside legal counsel and financial advisor, and (B) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein, any proposed changes to this Agreement that may be proposed by Purchaser in response to such Acquisition Proposal (whether or not during the Notice Period), and all material legal (with the advice of Company’s outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” and “75%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”;

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Company or publicly announced to Company’s shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Purchaser or any of its affiliates) relating to an Acquisition Transaction (as defined in Section 6.7(g)(iii)) involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries; and

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Company by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, of 25% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, beneficially owning 25% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction would hold less than 75% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 25% or more of the consolidated assets, business, revenues, net income, assets or deposits of Company; or (C) any liquidation or dissolution of Company or any of its Subsidiaries.

(h) Nothing contained in Section 6.7 shall prohibit Company or the Board of Directors of Company from complying with Company’s obligations under Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a Change in the Company Recommendation unless the Board of Directors of Company reaffirms the Company Recommendation in such disclosure.

6.8 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of party to this Agreement will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect.

6.9 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than fifteen (15) days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to the Board of Directors of Company or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.10 Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.11 Shareholder Litigation. Company shall give Purchaser prompt notice of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Purchaser the opportunity to participate at its own expense in the defense and/or settlement of any such litigation. In addition, no settlement of any such shareholder litigation shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.12 Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Company shall, and shall cause its Subsidiaries to, cooperate with Purchaser and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, Company shall cause the Employees, officers and Representatives of Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Purchaser in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, divestiture and/or systems conversion), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Purchaser.

6.13 Company Voting Agreements. Company shall deliver on the date of this Agreement an executed Company Voting Agreement, in the form attached to this Agreement as Exhibit B, (the “Company Voting Agreement”), from all members of Company’s Board of Directors with respect to Company Common Shares that each such member beneficially owns.

6.14 Purchaser Voting Agreements. Purchaser shall deliver on the date of this Agreement an executed Purchaser Voting Agreement, in the form attached to this Agreement as Exhibit C, (the “Purchaser Voting Agreement”), from all members of Purchaser’s Board of Directors with respect to Purchaser Common Shares that each such member beneficially owns.

6.15 Tax Representation Letters. Officers of Purchaser and Company shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, tax counsel to Purchaser, and Nelson Mullins Riley & Scarborough LLP, tax counsel to Company, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form S-4 have been filed with the SEC and at the Effective Time, in connection with such tax counsels’ delivery of opinions pursuant to Section 7.2(d) and Section 7.3(c).

6.16 Additional Purchaser Directors. Purchaser shall take such action necessary to, effective immediately following the Effective Time, (a) increase by two the number of directors on the Board of Directors of Purchaser, (b) appoint one director of Company serving immediately prior to the Effective Time as a Class II director of Purchaser with a term expiring at Purchaser’s 2027 annual meeting of shareholders, and one other director of Company serving immediately prior to the Effective Time as a Class III director with a term expiring at

Purchaser’s 2028 annual meeting of shareholders, and (c) appoint the two new directors to two of the following standing committees of Purchaser’s Board of Directors, with neither appointee serving on the same committee: Audit, Board Enterprise Risk, Compensation, or Corporate Governance and Nominating.

6.17 Section 16 Matters. Prior to the Effective Time, each of Purchaser and Company, shall take all commercially reasonable steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) or acquisitions of Purchaser Common Shares (including derivative securities with respect to Purchaser Common Shares) directly resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time or shall become subject to such reporting requirements related to Purchaser following the Effective Time, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

6.18 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Purchaser and Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

6.19 Trust Preferred Securities. Prior to the Effective Time, Purchaser and Company shall take all actions necessary for Purchaser to enter into, and Purchaser shall enter into, a supplemental indenture with the trustee of the indenture for Company’s outstanding floating rate capital securities issued in connection with the issuance of the trust securities of Middlefield Statutory Trust I in order to evidence the assumption by Purchaser of such capital securities as of the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. (i) This Agreement and the transactions contemplated hereby, on substantially the terms and conditions set forth in this Agreement, shall have received the Company Shareholder Approval at the Company Shareholders’ Meeting and (ii) this Agreement and the transactions contemplated hereby, including the issuance of Purchaser Common Shares in the Merger, and the Articles Amendment shall have received the Purchaser Shareholder Approvals at the Purchaser Shareholders’ Meeting.

(b) Stock Exchange Listing. The Purchaser Common Shares to be issued to the holders of Company Common Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. (i) All regulatory approvals or waivers, as applicable, from the Federal Reserve, the OCC and, if applicable, the FDIC and ODFI and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and (unless otherwise determined by Purchaser) the Bank Merger, except for any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not be material to consummation of the transactions contemplated by this Agreement or the Surviving Company, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Purchaser . The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent, relative to Section 3.2(a) taken as a whole, (ii) Sections 3.2(c), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Sections 3.8(c) and Section 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company, has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded, and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to such effect.

(c) Tax Opinion. Purchaser shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Purchaser or the Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Purchaser or the Surviving Company that would have a Material Adverse Effect on Purchaser, the Surviving Company or any of their respective affiliates, in each case measured on a scale relative to Company.

(e) FIRPTA Affidavit. Company shall have delivered to Purchaser an affidavit, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Section 4.3(a) and 4.3(b)(i), which shall be true and correct in all material respects, and (ii) Section 4.10 and 4.18, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c) Tax Opinion. Company shall have received an opinion of Nelson Mullins Riley & Scarborough LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Nelson Mullins Riley & Scarborough LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Payment of Merger Consideration. Purchaser shall deliver the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Company with a certificate evidencing such delivery.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Purchaser Shareholder Approvals:

(a) by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b) by either Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any

Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity required for consummation of the transactions contemplated hereby;

(c) by either Company or Purchaser, if the Merger shall not have been consummated on or before December 31, 2026, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties, or any failure to perform in all material respects any of the covenants or agreements, set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a)-(d) or 7.3(a)-(c), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Purchaser, if (i) the Board of Directors of Company (A) withdraws, qualifies, amends, modifies, or withholds its recommendation to the shareholders of Company that they give the Company Shareholder Approval; (B) has effected a Change in the Company Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) failed to substantially comply with its obligations under Section 6.3(a) or 6.7 hereof; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Shares is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act;

(f) by Company, if at any time prior to the Effective Time, Purchaser has materially breached its obligations under Section 6.1, 6.3(b), or 6.4 hereof;

(g) by Purchaser or Company (provided that such terminating party shall not be in breach of any of its obligations under Section 6.3 hereof), if the approval of the Company Shareholder Approval or Purchaser Shareholder Approvals, as required by Section 7.1(a), shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof; or

(h) by Company at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (i) and (ii) exist:

(i) the Average Closing Price (as defined below) shall be less than the product of .8 and the Starting Price; and

(ii) (x) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Purchaser Ratio”) shall be less than (y) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.2 from such quotient (such number being referred to herein as the “Index Ratio”); subject to the following: if Company elects to exercise its termination right pursuant to Section 8.1(h), it shall give prompt written notice to Purchaser; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five business days after receipt of such notice, Purchaser shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (i) or (ii) above shall be deemed not to exist.

For purposes hereof, the condition set forth in clause (i) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Exchange Ratio (calculated by using the Average Closing Price, as provided in the definition of  “Adjusted Exchange Ratio”) after such increase is not less than 80% of the Adjusted Exchange Ratio calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (ii) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Purchaser Ratio is not less than the Index Ratio.

If Purchaser makes this election, within such period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment made pursuant to this Section 8.1(h).

For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

“Adjusted Exchange Ratio” means the product of the Exchange Ratio times the Average Closing Price.

“Average Closing Price” means the average of the last reported closing prices per share of Purchaser Common Shares as reported on the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.

“Adjusted Purchaser Ratio” means the number obtained by dividing (x) the sum of  (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Purchaser Common Shares outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Purchaser Common Shares shall be deemed to be the Average Closing Price.

“Determination Date” shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq, the trading day immediately preceding such calendar day.

“Index Price” on a given date means the closing price of the Nasdaq Bank Index.

“Starting Date” means the trading day on the Nasdaq immediately preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $13.93.

If the Purchaser declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of the Purchaser shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 6.12 (the penultimate sentence only), 8.2, 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of the act would, or would reasonably be expected to, cause a breach of this Agreement.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing, if:

(i) (A) Either Company or Purchaser terminates this Agreement pursuant to 8.1(c) (without the Company Shareholder Approval having been obtained), Purchaser terminates pursuant to Section 8.1(d) (as a result of a Willful Breach by Company) (B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Company or its shareholders an Acquisition Proposal (whether or not conditional), or a written indication of interest (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any definitive agreement relating to any Acquisition Transaction (but not including any confidentiality agreement required by Section 6.7(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”);

(ii) (A) Either Company or Purchaser terminates this Agreement pursuant to Section 8.1(g) because the Company Shareholder Approval was not obtained and (B) within six months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any Acquisition Agreement with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”); or

(iii) Purchaser terminates this Agreement pursuant to Section 8.1(e);

then Company shall pay to Purchaser an amount equal to Twelve Million and 00/100 Dollars ($12,000,000.00) (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i) or subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(iii) of this Section 8.3, the Termination Fee shall be paid in same-day funds immediately upon delivery of the written notice of termination required by Section 8.1.

(c) The parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Company fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Company shall pay to Purchaser, Purchaser’s costs and expenses (including attorneys’ fees, costs and expenses) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval or Purchaser Shareholder Approvals; provided, however, that after the Company Shareholder Approval, there may not be, without further approval of the Company shareholders or Purchaser shareholders who have already provided their approval, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of closing deliveries on a date to be specified by the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (upon confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Company, to:

Middlefield Banc Corp.

15985 East High Street, PO Box 35

Middlefield, Ohio 44062

Attention: Ronald L. Zimmerly, Jr., Chief Executive Officer

Email: rzimmerly@middlefieldbank.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attention: J. Brennan Ryan

Email: brennan.ryan@nelsonmullins.com

(b)	if to Purchaser, to:

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Attention: Kevin J. Helmick, President and Chief Executive Officer

Email: KHelmick@Farmersbankgroup.com

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

50 South Main Street, Suite 1200

Akron, Ohio 44308

Attention: J. Bret Treier

Email: jbtreier@vorys.com

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “Knowledge” with respect to Company means the actual knowledge after reasonable inquiry of any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule and with respect to Purchaser, means the actual knowledge after reasonable inquiry of any of Purchaser’s officers listed on Section 9.4 of the Purchaser Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Mahoning County, Ohio (which the parties expressly agree shall exclusively be the federal court for the Northern District of Ohio, or in the event (but only in the event) that such court does not have jurisdiction over such dispute, any court sitting in Mahoning County, Ohio). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or rules established by Nasdaq.

9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for the provisions of Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or for those certain Company employees under Section 6.5(h), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.12 Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser has delivered to Company a schedule (a “Purchaser Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Purchaser, as the case may be, in the applicable paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or any other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule (so long as it is reasonably clear on the face, notwithstanding the absence of a specific cross-reference, of such disclosure that the disclosure in such other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule is also applicable to the section of this Agreement in question).

9.13 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Regulatory Agency by any party to this Agreement to the extent prohibited by applicable Law. For purposes of clarity, a representation relating to the receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

FARMERS NATIONAL BANC CORP.

By:	/s/ Kevin J. Helmick
Name: Kevin J. Helmick
Title: President and Chief Executive Officer

MIDDLEFIELD BANC CORP.

By:	/s/ Ronald L. Zimmerly, Jr.
Name: Ronald L. Zimmerly, Jr.,
Title: Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (this “Bank Merger Agreement”), dated as of [●], 2025, is by and between The Middlefield Banking Company (“MBC”) and The Farmers National Bank of Canfield (“Farmers Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger, dated as of [●], 2025 (the “Parent Merger Agreement”), between Farmers National Banc Corp. (“FMNB”) and Middlefield Banc Corp. (“MBCN”).

WITNESSETH:

WHEREAS, MBC is an Ohio bank and a wholly owned subsidiary of MBCN, with, as of [●], 2025, a capital of $[●], divided into [●] shares of common stock, each of $[●] stated value, surplus of $[●], and undivided profits, including capital reserves, of $[●]; and

WHEREAS, Farmers Bank is a national banking association and a wholly owned subsidiary of FMNB, with, as of [●], 2025, a capital of $[●], divided into [●] shares of common stock, each of $5.00 par value, surplus of $[●], and undivided profits, including capital reserves, of $[●]; and

WHEREAS, FMNB and MBCN have entered into the Parent Merger Agreement, pursuant to which MBCN will merge with and into FMNB (the “Parent Merger”); and

WHEREAS, MBC and Farmers Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), MBC shall merge with and into Farmers Bank (the “Bank Merger”) under the laws of the United States and the State of Ohio. Farmers Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective at [●] on [●], subject to (a) the satisfaction or, to the extent permitted by applicable law, the waiver of the closing conditions set forth in Article VII of the Parent Merger Agreement, and (b) receipt of all necessary approvals or non-objections from the Office of the Comptroller of the Currency (“OCC”) and all other necessary approvals from any applicable bank regulatory agency (the “Effective Time”).

3. Charter; Bylaws. The Articles of Association (the “Charter”) and Bylaws of Farmers Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “The Farmers National Bank of Canfield.” The main office of the Surviving Bank shall be the main office of Farmers Bank immediately prior to the Effective Time.

5. Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of Farmers Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank and (ii) the executive officers of Farmers Bank immediately prior to the Effective Time shall continue as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the Charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6. Effects of the Merger. Upon consummation of the Bank Merger, and subject to the effects set forth at 12 U.S.C. § 215c, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of Farmers Bank and MBC as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of Farmers Bank and MBC existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7. Effect on Shares of Stock.

(a) Each share of Farmers Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding and shall consist of $[●] in capital, divided into [●] shares of common stock, each of $5.00, and at the Effective Time Farmers Bank shall have a surplus of $[●] and undivided profits, including capital reserves, of $[●], which when combined with the capital and surplus will be equal to the combined capital structures of Farmers Bank and MBC as stated in the recitals of this Agreement, adjusted however, for normal earning and expense (and if applicable purchase accounting adjustments) from [●], 2025 until the Effective Time.

(b) At the Effective Time, each share of MBC capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of MBC capital stock held in the treasury of MBC immediately prior to the Effective Time shall be retired and canceled.

8. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FMNB, as the sole shareholder of Farmers Bank, and MBCN, as the sole shareholder of MBC at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Farmers Bank and MBC shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other actions, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC and the Ohio Department of Financial Institutions as may be required by applicable laws and regulations.

9. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FMNB, as the sole shareholder of Farmers Bank, and MBCN as the sole shareholder of MBC, at meetings of shareholders duly called and held or by consent or consents in lieu thereof; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of MBC as offices of the Surviving Bank; and (iv) the consummation of the Parent Merger pursuant to the Parent Merger Agreement at or before the Effective Time.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of MBC acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, MBC and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of MBC or otherwise to take any and all such action.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Farmers Bank and MBC at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholder of which is, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Bank Merger Agreement may not be assigned by either Farmers Bank or MBC without the prior written consent of the other.

14. Termination. This Bank Merger Agreement shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

15. Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Ohio without regard to the conflicts of law provisions thereof.

16. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of Farmers Bank and MBC has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

THE FARMERS NATIONAL BANK OF CANFIELD

By:
Name: Kevin J. Helmick
Title: President

THE MIDDLEFIELD BANKING COMPANY

By:
Name: Ronald L. Zimmerly, Jr
Title: Chief Executive Officer

Signature Page to Bank Merger Agreement

EXHIBIT B

Form of Company Voting Agreement

VOTING AGREEMENT

______, 2025

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Farmers National Banc Corp., an Ohio corporation (“Farmers”), and Middlefield Banc Corp., an Ohio corporation (“Middlefield”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby Middlefield will merge with and into Farmers (the “Merger”) and the shareholders of Middlefield will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to Farmers’ obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Farmers. Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement, and at all times during the term of this Voting Agreement (i) I will have beneficial ownership, as defined in Rule 13d-3 under the Exchange Act (“Beneficial Ownership”), of, and good and valid title to, the number of common shares, without par value, of Middlefield (the “Middlefield Common Shares”), that is set forth on Appendix A hereto, and (ii) I hold restricted stock or performance share awards with respect to the number of Middlefield Common Shares set forth on Appendix A hereto. All of the securities listed on Appendix A are either (x) owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities), or (y) with respect to the Middlefield Common Shares subject to restricted stock awards or performance stock units, are subject to the terms and conditions of the applicable award agreement. None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b) As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of Middlefield, (ii) securities of Middlefield convertible into or exchangeable for shares of capital stock or voting securities of Middlefield, or (iii) options or other rights to acquire from Middlefield any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Middlefield. The Middlefield Common Shares listed on Appendix A, together with all Middlefield Common Shares that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c) At the Company Shareholders’ Meeting (as defined in the Merger Agreement) and at any other meeting of Middlefield shareholders, however called, I will be present (in person or by proxy) so that all of the Shares over which I have sole voting power shall be counted for the purpose of determining the presence of a quorum and vote or cause to be voted (including on any action or approval by written consent of shareholders of Middlefield) not less than all of such Shares. In addition, I will use my best efforts to cause any Shares over which I share voting power, to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d) During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power

(or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e) I agree that Middlefield shall not be bound by any attempted sale of any Middlefield Common Shares over which I have sole voting and dispositive power, and Middlefield’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f) I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g) Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to myself, my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred (other than myself) shall have executed and delivered to Farmers an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of Middlefield, if I am such, and not in any other capacity, such as a director or officer of Middlefield or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of the Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on Middlefield’s Board of Directors or as an officer of Middlefield, in acting in my capacity as a director, officer or fiduciary of Middlefield, or as a fiduciary of any trust for which I serve as trustee.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the Middlefield shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) Farmers and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to Farmers’ rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (upon confirmation of receipt) to the parties at the addresses set forth on the signature pages hereto (or at such other address for a party as shall be specified by like notice).

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that Farmers may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, Farmers shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of page intentionally blank; signature pages follow]

Very truly yours,

Name:

Address:

Email:

Acknowledged and Agreed:

FARMERS NATIONAL BANC CORP.

By:
Kevin J. Helmick, President and Chief Executive Officer

Address: Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Attention: Kevin J. Helmick, President and Chief Executive Officer

Email: KHelmick@Farmersbankgroup.com

Signature page to Voting Agreement

Appendix A

Number of Shares held (excluding Shares of restricted stock or performance shares):

This amount includes:

Shares over which I have sole voting power
Shares over which I have shared voting power
Shares over which I have sole dispositive power
Shares over which I have shared dispositive power

Number of shares of restricted stock under restricted stock award agreements:

Number of shares subject to performance stock award agreements:

Appendix to Voting Agreement

EXHIBIT C

Form of Purchaser Voting Agreement

VOTING AGREEMENT

___, 2025

Middlefield Banc Corp.

15985 East High Street, PO Box 35

Middlefield, Ohio 44062

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Farmers National Banc Corp., an Ohio corporation (“Farmers”), and Middlefield Banc Corp., an Ohio corporation (“Middlefield”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby Middlefield will merge with and into Farmers (the “Merger”) and the shareholders of Middlefield will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to Middlefield’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Middlefield. Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement, and at all times during the term of this Voting Agreement (i) I will have beneficial ownership, as defined in Rule 13d-3 under the Exchange Act (“Beneficial Ownership”), of, and good and valid title to, the number of common shares, without par value, of Farmers (the “Farmers Common Shares”), that is set forth on Appendix A hereto, and (ii) I hold restricted stock or performance share awards with respect to the number of Farmers Common Shares set forth on Appendix A hereto. All of the securities listed on Appendix A are either (x) owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities), or (y) with respect to the Farmers Common Shares subject to restricted stock awards or performance stock units, are subject to the terms and conditions of the applicable award agreement. None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b) As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of Farmers, (ii) securities of Farmers convertible into or exchangeable for shares of capital stock or voting securities of Farmers, or (iii) options or other rights to acquire from Farmers any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Farmers. The Farmers Common Shares listed on Appendix A, together with all Farmers Common Shares that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c) At the Purchaser Shareholders’ Meeting (as defined in the Merger Agreement) and at any other meeting of Farmers shareholders, however called, I will be present (in person or by proxy) so that all of the Shares over which I have sole voting power shall be counted for the purpose of determining the presence of a quorum and vote or cause to be voted (including on any action or approval by written consent of shareholders of Farmers) not less than all of such Shares. In addition, I will use my best efforts to cause any Shares over which I share voting power, to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d) During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e) I agree that Farmers shall not be bound by any attempted sale of any Farmers Common Shares over which I have sole voting and dispositive power, and Farmers’ transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f) I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g) Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to myself, my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred (other than myself) shall have executed and delivered to Middlefield an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of Farmers, if I am such, and not in any other capacity, such as a director or officer of Farmers or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of the Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on Farmers’ Board of Directors or as an officer of Farmers, in acting in my capacity as a director, officer or fiduciary of Farmers, or as a fiduciary of any trust for which I serve as trustee.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the Farmers shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) Middlefield and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to Middlefield’s rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (upon confirmation of receipt) to the parties at the addresses set forth on the signature pages hereto (or at such other address for a party as shall be specified by like notice).

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that Middlefield may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, Middlefield shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This

Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of page intentionally blank; signature pages follow]

Very truly yours,

Name:

Address:

Email:

Acknowledged and Agreed:

MIDDLEFIELD BANC CORP.

By:
Ronald L. Zimmerly, Jr., Chief Executive Officer

Address: Middlefield Banc Corp.

15985 East High Street, PO Box 35

Middlefield, Ohio 44062

Attention: Ronald L. Zimmerly, Jr., Chief Executive Officer

Email: rzimmerly@middlefieldbank.com

Signature page to Voting Agreement

ANNEX B

THE HIGHEST STANDARD OF SUCCESS IN FINANCIAL RELATIONSHIPS

October 21, 2025

Board of Directors

Farmers National Banc Corp.

20 South Broad Street

Canfield, OH 44406

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be paid to holders of Middlefield Banc Corp. (“MBCN”) Common Stock in connection with the proposed acquisition of MBCN (the “Merger”) by Farmers National Banc Corp. (“FMNB”) subject to the terms and conditions of the Agreement and Plan of Merger to be dated October 22, 2025 (the “Agreement”). Capitalized terms used herein that are not defined shall have the meaning given to such items in the Agreement.

The Agreement provides that each share of MBCN Common Stock issued and outstanding immediately prior to the Effective Time excluding MBCN Common Shares owned directly by MBCN (other than Trust Account Shares and DPC Shares) or FMNB, shall be converted, by virtue of the Agreement and without any action on the part of the holder thereof, into and exchangeable for the right to receive, subject to the provisions set forth in the Agreement, 2.60 common shares, without par value, of FMNB Common Shares. FMNB Common Shares to be issued in exchange for each MBCN Common Share pursuant to Section 1.4(b) in the Agreement is referred to herein as the “Merger Consideration”.

Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time-to-time effect transactions and hold securities of FMNB. To the extent that we have any such position as of the date of this opinion, it has been disclosed to FMNB. This opinion has been reviewed and approved by Janney’s Fairness Committee. In addition, Janney has not had a relationship with FMNB for which we have received compensation during the prior two years.

We have acted as FMNB’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive compensation from FMNB for rendering this opinion, of which we became entitled to receive upon delivery of this opinion. The portion of our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. FMNB has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement and to reimburse us for certain out-of-pocket expenses incurred in connection with our engagement.

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October 21, 2025

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement and assumed it to be in substantially the same form as the final agreement in all material respects;

(ii)	familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of FMNB and MBCN;

(iii)

reviewed certain financial statements, both audited and unaudited, and related financial information of FMNB and MBCN, including annual and quarterly reports filed by the parties with the Federal Deposit Insurance Corporation;

(iv)	discussed with management the future financial prospects of FMNB and MBCN in preparing financial projections and pro formas;

(v)	compared certain aspects of the financial performance of FMNB and MBCN with similar data available for certain other financial institutions;

(vi)	reviewed the potential amount and timing of cost savings expected to be achieved as a result of the Merger;

(vii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(viii)	performed such other analyses and considered such other factors as we deemed appropriate.

We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by FMNB and MBCN and in the discussions with FMNB’s representatives. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of FMNB and MBCN and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of FMNB and MBCN or any of their respective subsidiaries. In addition, we have not reviewed individual credit files, nor have we made an independent evaluation or appraisal of the assets and liabilities of FMNB and MBCN nor any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Agreement, when executed by the parties thereto, will conform, in all material respects to our analyses and this opinion, to the draft of the Agreement reviewed by us and that the proposed Merger will be consummated in accordance with the terms set forth in the Agreement. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to FMNB and

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October 21, 2025

MBCN. In rendering this opinion, we have been advised by both FMNB and MBCN that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm, revise or update this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Our opinion does not address the merits of the underlying decision by FMNB to engage in the proposed Merger and does not constitute a recommendation to any shareholder of FMNB as to how such shareholder should vote on the proposed Merger or any other matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the proposed Merger by any officer, director, or employee, or class of such persons.

This letter is solely for the information of the Board of Directors of FMNB in its evaluation of the proposed Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid to holders of MBCN Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to the shareholders of FMNB.

Sincerely,

Janney Montgomery Scott LLC

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Annex C

October 21, 2025

Board of Directors

Middlefield Banc Corp.

15985 East High Street

PO Box 35

Middlefield, OH 44062

Members of the Board of Directors:

We understand that Farmers National Banc Corp. (the “Purchaser”) and Middlefield Banc Corp. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company shall merge with and into the Purchaser, with the Purchaser surviving (the “Transaction”), and that, in connection with the Transaction, each outstanding share of common stock, without par value, of the Company (the “Company Common Shares”) (other than Trust Account Shares and DPC Shares (each as defined in the Agreement) will be converted into the right to receive 2.60 shares of common stock, without par value, of the Purchaser (the “Exchange Ratio”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio to be received by the holders of the Company Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders. For purposes of this Opinion, and with your consent, we have assumed that as of the date of this Opinion there are approximately 8.3 million Company Common Shares issued and outstanding (including unvested restricted stock units and performance units), and approximately 38.1 million shares of common stock of the Purchaser issued and outstanding (including unvested restricted stock and performance units), each on a fully diluted basis.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger, dated as of October 20, 2025 (the “Agreement”);

2.

reviewed certain information related to the historical financial condition and prospects of the Company and the Purchaser, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for each of the Company and the Purchaser that were prepared using analyst consensus estimates for the years 2025 and 2026 with further years extrapolated based on appropriate growth rates, which were reviewed and approved by the management of the Company for use by Raymond James (together, the “Projections”), and (b) certain forecasts and estimates of potential cost savings, transaction expenses, purchase accounting adjustments, and other adjustments expected to result from the Transaction, which were reviewed and approved by the management of the Company for use by Raymond James (the “Pro Forma Financial Adjustments”);

3.

reviewed the Company’s and the Purchaser’s (a) audited financial statements for years ended December 31, 2024, 2023 and 2022; (b) unaudited financial statements for the six- and three-month periods ended June 30, 2025 and March 31, 2025, respectively; and (c) draft unaudited consolidated financial statements for the three-month period ended September 30, 2025;

4.	reviewed the Company’s and the Purchaser’s recent public filings and certain other publicly available information regarding the Company and the Purchaser;

5.	reviewed the financial and operating performance of the Company and the Purchaser and those of other selected public companies that we deem to be relevant;

Board of Directors

Middlefield Banc Corp.

October 21, 2025

6.	considered certain publicly available financial terms of certain transactions we deem to be relevant;

7.

reviewed the current and historical market prices for the Common Shares of the Company and the Purchaser, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

9.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the Purchaser and the financial condition and future prospects and operations of the Company and the Purchaser.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Purchaser is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Purchaser is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of the Company or the Purchaser. Accordingly, we express no opinion with respect to the foregoing. We are not experts in generally accepted accounting principles in the United States (GAAP) in general and also specifically regarding the evaluation of credit portfolios for purposes of assessing the adequacy of allowances for credit losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses.

With respect to the Projections, the Pro Forma Financial Adjustments, and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Pro Forma Financial Adjustments, and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. Additionally, we have assumed that the Call Reports of The Middlefield Banking Company for the periods ended September 30, 2022 through March 31, 2025 will be restated in the manner disclosed to Raymond James by management. We express no opinion with respect to the Projections, Pro Forma Financial Adjustments, or the assumptions on which they are based.

We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or

Board of Directors

Middlefield Banc Corp.

October 21, 2025

amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, the Company or the Purchaser that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of October 20, 2025 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. The credit, financial and stock markets have been experiencing unusual volatility arising from factors that are outside the control of the parties to the Transaction (including, without limitation, general economic conditions and uncertainty, global tensions and political unrest, prevailing interest rates and inflation, tariffs, and government responses or nonresponses to the foregoing). Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, the Company or the Purchaser. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This Opinion does not express any opinion as to the likely trading range of the Purchaser Common Stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Purchaser at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of the Company Common Shares.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting, regulatory and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting, regulatory and tax matters with respect to the Company, the Purchaser and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Board of Directors

Middlefield Banc Corp.

October 21, 2025

In formulating our opinion, we have considered only what we understand to be the Exchange Ratio to be received by the holders of the Company Common Shares as described above, and we did not consider, and we express no opinion on, the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of the Company’s officers, directors or employees), or class of such persons, whether relative to the consideration to be paid to the holders of the Company Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the Purchaser or the ability of the Company or the Purchaser to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Purchaser for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this Opinion, Raymond James has engaged in certain fixed income activity with the Purchaser, for which it has received compensation. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or the Purchaser or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this Opinion is solely for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company or the Purchaser regarding how said director or shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this Opinion should not be construed as creating any fiduciary duty on the part of Raymond James to the Board or any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus.

Board of Directors

Middlefield Banc Corp.

October 21, 2025

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of the Company Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Annex D

Form 540 Prescribed by: Toll Free: 877.767.3453 Central Ohio: 614.466.3910 OhioSoS.gov business@OhioSoS.gov File online or for more information: OhioBusinessCentral.gov For screen readers, follow instructions located at this path. Mail this form to one of the following: Regular Filing (non expedite) P.O. Box 1329 Columbus, OH 43216 Expedite Filing (Two business day processing lime. Requires an additional $100.00) P.O. Box 1390 Columbus, OH 43216 Certificate of Amendment (For-Profit, Domestic Corporation) Filing Fee: $50 Form Must Be Typed Check appropriate box: [g]Amendment to existing Articles of Incorporation (125-AMDS) Amended and Restated Articles (122-AMAP) - The following articles supersede the existing articles and all amendments thereto. Complete the following information: Name of Corporation FARMERS NATIONAL BANC CORP. Charter Number 598726 Check one box below and provide information as required: The articles are hereby amended by the ln corporators. Pursuant to Ohio Revised Code section 1701.70 D (A), incorporators may adopt an amendment to the articles by a writing signed by them if initial directors are not named in the articles or elected and before subscriptions to shares have been received. The articles are hereby amended by the Directors. Pursuant to Ohio Revised Code section 1701.70(A), directors may adopt amendments if initial directors were named in articles or elected, but subscriptions to D shares have not been received. Also, Ohio Revised Code section 1701.70(B) sets forth additional cases in which directors may adopt an amendment to the articles. The resolution was adopted pursuant to Ohio Revised Code section 1701.70(B) (In this space insert the number 1 through 10 to provide basis for adoption.) The articles are hereby amended by the Shareholders pursuant to Ohio Revised Code section 1701.71. D The articles are hereby amended and restated pursuant to Ohio Revised Code section 1701.72. Form 540 Page 2 of 4 Last Revised: 06/2019

A copy of the resolution of amendment is attached to this document. Note: If amended articles were adopted, they must set forth all provisions required in original articles except that articles amended by directors or shareholders need not contain any statement with respect to initial stated capital. See Ohio Revised Code section 1701.04 for required provisions. By signing and submitting this form to the Ohio Secretary of State, the undersigned hereby certifies that he or she has the requisite authority to execute this document. Required Must be signed by all incorporators, if amended by incorporators, or an authorized officer if amended by directors or shareholders, pursuant to Ohio Revised Code section 1701.73(B) and (C). Signature By (if applicable) If authorized representative is an individual, then they must sign in the "signature" box and print their name in the "Print Name" box. Kevin J. Helmick Print Name If authorized representative is a business entity, not an individual, then please print the business name in the "signature" box, an authorized representative of the business entity must sign in the "By" box and print their name in the "Print Name" box. Signature By (if applicable) Print Name Form 540 Page 3 of 4 Last Revised: 06/2019

ATTACHMENT TO

CERTIFICATE OF AMENDMENT

OF

FARMERS NATIONAL BANC CORP.

The following resolution was duly adopted by the shareholders of Farmers National Banc Corp., an Ohio corporation (the “Corporation”), at a special meeting of the shareholders of the Corporation held on     , 202 :

RESOLVED, that Article IV of the Articles of Incorporation of the Corporation, as amended, is hereby amended and restated to read as follows:

ARTICLE IV: The aggregate number of common shares which the corporation shall have the authority to issue is Seventy-Five Million (75,000,000) shares, each without par value. The total number of authorized and outstanding common shares may be changed from time to time to reflect economic conditions of the corporation and business opportunities available to the shareholders of the corporation. The authorized and outstanding common shares may be redeemed by the corporation, whether at a regularly or specially called meeting for said purpose or otherwise. Furthermore, the corporation, through its Board of Directors, shall have the power to purchase, hold, sell and transfer the shares of its own capital stock, provided that it does not use its funds or property for the purchase of its own shares of capital stock when such use will cause any impairment of its capital, except where otherwise permitted by law, and provided further that shares of its own capital stock belonging to it are not voted upon directly or indirectly.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b) Articles of Incorporation, as amended, of Farmers National Banc Corp.

Article X of the Articles of Incorporation, as amended, provides for the indemnification of Farmers officers and directors as follows:

The corporation shall have power to, and may (in addition to such other power conferred by law) indemnify any shareholder, officer, or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, or investigative, by reason of the fact that he is or was a director of this corporation, or any corporation (hereinafter referred to as “subsidiary corporation”) of which more than 50 per cent of the issued and outstanding shares of common shares was or is owned by the corporation at the time such person was or is serving as such director of the “subsidiary corporation,” against expenses (including those reasonably incurred by him) in connection with such action, suit, and proceeding if the principal issue of such action, suit, or proceeding involved or involves a contract or transaction by and between the corporation and such “subsidiary corporation” and if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the “subsidiary corporation.” Any indemnification as above provided (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the standard of conduct set forth above has been met. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable, or even if obtainable, if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by a majority of a quorum of the shareholders of the corporation consisting of shareholders who were not parties to such action, suit or proceeding.

(c) Indemnification Agreements

Farmers presently maintains indemnification agreements with each of its directors and key officers, and maintains insurance for the benefit of persons entitled to indemnification.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and between Farmers National Banc Corp. and Middlefield Banc Corp., dated as of October 22, 2025 (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement). †

3.1	Articles of Incorporation of Farmers National Banc Corp., as amended (incorporated by reference from Exhibit 4.1 to Farmers’ Registration Statement on Form S-3 filed with the SEC on October 3, 2001).

3.2	Amendment to Articles of Incorporation of Farmers National Banc Corp., as amended (incorporated by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the SEC on May 1, 2013).

3.3	Amendment to Articles of Incorporation of Farmers National Banc Corp., as amended (incorporated by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the SEC on April 20, 2018).

3.4	Amended Code of Regulations of Farmers National Banc Corp. (incorporated by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the SEC on April 17, 2020).

4.1	Description of Capital Stock. (incorporated by reference from Exhibit 4.1 to Farmers’ Annual Report on Form 10-K for year ended December 31, 2023 filed with the Commission on March 7, 2024).

4.2	Form of 3.125% Fixed to Floating Rate Subordinated Note Due 2031 (incorporated by reference from Exhibit 10.1 to Farmers’ Current Report on Form 8-K filed with the SEC on November 17, 2021).

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered. (filed herewith)

8.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding certain tax matters.*

8.2	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain tax matters.*

21	Subsidiaries of Farmers National Banc Corp. (incorporated by reference from Exhibit 21 to Farmers’ Annual Report on Form 10-K filed with the SEC on February 26, 2025).

23.1	Consent of Crowe LLP, regarding Farmers National Banc Corp. (filed herewith)

23.2	Consent of CliftonLarsonAllen LLP, regarding Farmers National Banc Corp. (filed herewith)

23.3	Consent of S.R. Snodgrass, P.C., regarding Middlefield Banc Corp. (filed herewith)

23.4	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 5.1).

Exhibit Number	Description

23.5	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 8.1).*

23.6	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of its opinion filed as Exhibit 8.2).*

24.1	Power of Attorney (filed herewith)

99.1	Form of Proxy for Special Meeting of Farmers National Banc Corp. Shareholders*

99.2	Form of Proxy for Special Meeting of Middlefield Banc Corp. Shareholders*

99.3	Consent of Janney & Associates, Inc. (filed herewith)

99.4	Consent of Raymond James & Associates, Inc. (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).

107	Filing Fee Table (filed herewith)

†

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

*	To be filed by amendment.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canfield, State of Ohio, on November 24, 2025.

FARMERS NATIONAL BANC CORP.

By:	/s/ Kevin J. Helmick
Kevin J. Helmick, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 24, 2025.

Signature	Title

/s/ Kevin J. Helmick Kevin J. Helmick	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Troy Adair Troy Adair	Executive Vice President, Secretary and Chief Financial Officer (Principal Financial Officer)

/s/ Sherry Commons Sherry Commons	Chief Accounting Officer (Principal Accounting Officer)

/s/ Gregory C. Bestic * Gregory C. Bestic	Director

/s/ Carl D. Culp * Carl D. Culp	Director

/s/ Neil J. Kaback * Neil J. Kaback	Director

/s/ Frank J. Monaco* Frank J. Monaco	Director

/s/ Terry A. Moore * Terry A. Moore	Director, Chairman of the Board

/s/ Edward W. Muransky* Edward W. Muransky	Director

/s/ David Z. Paull * David Z. Paull	Director

/s/ Gina A. Richardson * Gina A. Richardson	Director

Signature	Title

/s/ André Thornton * André Thornton	Director

/s/ Nicholas D. Varischetti * Nicholas D. Varischetti	Director

*

The undersigned, by signing his name hereto, does hereby sign this Registration Statement on Form S-4 on behalf of each of the directors of the Registrant identified above pursuant to a Power of Attorney executed by the directors identified above, which Power of Attorney has been filed with this Registration Statement on Form S-4 as Exhibit 24.1.

/s/ Kevin J. Helmick	Date: November 24, 2025
Kevin J. Helmick
Attorney-in-Fact